CONFIDENTIAL
Exhibit 10.1
PURCHASE AGREEMENT

Dated June 22, 2007

i

EXHIBITS
Exhibit A	-	Definitions
Exhibit B	-	Form of Loan Note
Exhibit C	-	Financing Commitment Letters
Exhibit D	-	Acquisition Sub 1 Exchangeable Share Terms
Exhibit E	-	Exchangeable Securities Terms
Exhibit F	-	Amended and Restated Certificate of Incorporation of Freedom
Exhibit G	-	Certificate of Designation of Freedom Class A Stock
Exhibit H		Certain Transaction Documents

PURCHASE AGREEMENT
     Agreement, dated June 22, 2007, by and among Freedom Acquisition Holdings, Inc., a Delaware corporation (“Freedom”), FA Sub 1 Limited, a British Virgin Islands business company (“Acquisition Sub 1”), FA Sub 2 Limited, a British Virgin Islands business company (“Acquisition Sub 2”), FA Sub 3 Limited, a British Virgin Islands business company (“Acquisition Sub 3”), Jared Bluestein (the "Buyers’ Representative”), Noam Gottesman (the “Sellers’ Representative”), Lehman (Cayman Islands) Ltd (“Lehman”), Noam Gottesman, Pierre Lagrange, Emmanuel Roman, Jonathan Green, Leslie J. Schreyer, in his capacity as trustee of the Gottesman GLG Trust, Jeffrey A. Robins, in his capacity as trustee of the Roman GLG Trust, G&S Trustees Limited, in its capacity as trustee of the Lagrange GLG Trust, Abacus (C.I.) Limited, in its capacity as trustee of the Green GLG Trust, Lavender Heights Capital LP, Ogier Fiduciary Services (Cayman) Limited, in its capacity as trustee of the Green Hill Trust, Sage Summit LP and Ogier Fiduciary Services (Cayman) Limited, in its capacity as trustee of the Blue Hill Trust (the “Sellers”).
Preliminary Statements
     Sellers are the record and beneficial owners of all the Purchased Shares (as defined below).
     Freedom desires to have Acquisition Sub 1, Acquisition Sub 2 and Acquisition Sub 3 (the "Buyers”) purchase from Sellers, and Sellers desire to sell to Buyers, all the Purchased Shares, upon the terms and subject to the conditions set forth herein.
     In consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter contained, Freedom, Buyers, Buyers’ Representative, Sellers and Sellers’ Representative (the “Parties”) agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Defined Terms. Capitalized terms used in this Agreement, the Exhibits and Schedules to this Agreement and the Disclosure Statement shall have the meanings specified in Exhibit A.
          Section 1.2 Rules of Construction. The rules of construction specified in Exhibit A shall apply to this Agreement, the Exhibits and Schedules to this Agreement and the Disclosure Statement.

ARTICLE II
PURCHASE AND SALE OF PURCHASED SHARES
     Section 2.1 Purchase and Sale of Purchased Shares.
     (a) Subject to all the terms and conditions of this Agreement, (i) each of the Buyers, jointly and severally, agrees:
(x)	to purchase and acquire from each of the Sellers, at the Closing, all of the Purchased Shares in which each Seller has any right, title or interest, and

(y)	to pay, at the Closing, for all the Purchased Shares the Aggregate Purchase Price;
(ii) each of the Sellers, severally, agrees:
(x)	to sell, convey, transfer, assign and deliver to Buyers, at the Closing, all of the Purchased Shares in which each Seller has any right, title or interest, and

(y)	to accept in payment for all of the Purchased Shares the Aggregate Purchase Price.
Such purchase and sale shall also be made on the terms set forth in Schedule 2.1(a) with respect to the Purchased Shares referred to therein, in addition to the other provisions of this Agreement.
     (b) The purchase price for all of the Purchased Shares, subject to adjustment as provided in Section 2.2 and Section 8.4 (the “Aggregate Purchase Price”), shall be:
          (i) One billion dollars ($1,000,000,000), reduced by the aggregate principal amount of any Loan Notes issued pursuant to Section 2.1(g); plus
          (ii) Loan Notes in an aggregate principal amount established pursuant to Section 2.1(g)(i); plus
          (iii) 230,000,000 shares of Freedom Common Stock, subject to adjustment as provided in Schedule 2.1(b) and this Section; plus

          (iv) 58,923,874 shares of Freedom Class A Stock, subject to adjustment as provided in Schedule 2.1(b); plus
          (v) 58,923,874 shares of Exchangeable Securities, subject to adjustment as provided in Schedule 2.1(b); plus
          (vi) 32,940,056 shares of Acquisition Sub 1 Exchangeable Shares, subject to adjustment as provided in Schedule 2.1(b).
The number of shares of Freedom Common Stock issued at Closing will be reduced by an amount equal to the sum of (x) the number of Exchangeable Securities issued pursuant to 2.1(b)(v) plus (y) the number of Acquisition Sub 1 Exchangeable Shares issued pursuant to Section 2.1(b)(vi); provided that, Freedom shall on the Closing Date issue such additional shares of Freedom Common Stock as may be required under the Support Agreement and the Shares Exchange Agreement for any conversion or exchange of Exchangeable Securities or Acquisition Sub 1 Exchangeable Shares that becomes effective on the Closing Date.
     (c) The Aggregate Purchase Price shall be allocated to the Sellers for the Purchased Shares as provided in Schedule 2.1(c).
     (d) The Purchased Shares shall be acquired by the Buyers as follows:
          (i) Acquisition Sub 1 shall acquire all of the Designated Shares;
          (ii) Acquisition Sub 2 shall acquire all of the Purchased Shares other than the Designated Shares and the UK Shares; and
          (iii) Acquisition Sub 3 shall acquire all of the UK Shares.
     (e) On the Closing Date, (i) Freedom shall contribute to the capital of Acquisition Sub 1 (x) four hundred and fifty million dollars ($450,000,000) and (y) all of the securities referred to in Section 2.1(b) (iii) and (iv) and (ii) Acquisition Sub 3 shall cause five hundred and fifty million dollars ($550,000,000) of the proceeds of loans made to it pursuant to the Financing to be paid or otherwise made available to Acquisition Sub 1 (to be applied on behalf of Acquisition Sub 3 to pay that part of the Aggregate Purchase Price that is attributable to the UK Shares).
     (f) On the Closing Date, Acquisition Sub 1, acting for itself with respect to the Designated Shares and on behalf of Acquisition Sub 3 with respect to the UK Shares and on behalf of Acquisition Sub 2 with respect to the Purchased Shares other than Designated Shares and UK Shares, shall:

          (i) make wire transfers of immediately available dollars, to:
(A)	such bank accounts as Sellers’ Representative may designate in a written notice to Freedom given not less than five Business Days prior to the Closing Date, (x) in an aggregate amount equal to the excess of (1) $1,000,000,000 over (2) the aggregate principal amount of the Loan Notes and (y) in amounts for each bank account as set forth in such notice (not to exceed in the aggregate the amount determined pursuant to clause (A)(x)); and

(B)	the Loan Note Collateral Account in an aggregate amount equal to the aggregate principal amount of the Loan Notes.
          (ii) deliver to Sellers’ Representative Loan Notes payable in accordance with the instructions given pursuant to Section 2.1(g)(i).
          (iii) make book-entry transfers to such securities accounts as Sellers’ Representative may designate in a written notice to Freedom not less than five Business Days prior to the Closing Date of the shares of Freedom Common Stock referred to in Section 2.1(b)(iii), as adjusted, issued to such Persons and in such amounts (not exceeding the aggregate amount referred to in such Section) as are set forth in the instructions given by Sellers’ Representative pursuant to Section 2.1(g)(ii); provided, however, that the aggregate number of shares of Freedom Common Stock that may be subject to transfer instructions on the Closing Date, in each case after taking into account any prior transfer instructions that may have been given and executed on the Closing Date, shall not exceed the number of shares referred to in Section 2.1(b)(iii), as adjusted.
          (iv) deliver to Sellers’ Representative certificates representing:
          (A) the shares of Freedom Class A Stock referred to in Section 2.1(b)(iv) issued to such Persons and in such amounts (not exceeding the aggregate amount referred to in such Section) as are set forth in the instructions given by Sellers’ Representative pursuant to Section 2.2(g)(iii).
          (B) the shares of Exchangeable Securities referred to in Section 2.1(b)(v) issued to such Persons and in such amounts (not exceeding the aggregate amount referred to in such Section) as are set forth in the instructions given by Sellers’ Representative pursuant to Section 2.2(g)(iii), who shall be the same Persons and the same amounts as set forth in clause (iv)(A) above.
          (C) the shares of Acquisition Sub 1 Exchangeable Shares referred to in Section 2.1(b)(vi) issued to such Persons and in such amounts (not exceeding the aggregate amount referred to in such Section) as are set forth in the instructions given by Sellers’ Representative pursuant to Section 2.2(g)(iii).
          (g) The Sellers’ Representative shall deliver to Acquisition Sub 1, no later than five Business Days prior to the Closing Date, written instructions listing:
          (i) the payee, principal amount and redemption date of each Loan Note to be issued by Acquisition Sub 1 at Closing.
          (ii) for the Freedom Common Stock referred to in Section 2.1(f)(iii), the name of the Person, number of shares and securities account to be used for transfer instructions for such securities, including instructions to effect the transactions contemplated by Section 2.1(j).
          (iii) for each of the securities referred to in Section 2.1(f)(iv), the name of the Person and number of shares for which each share certificate referred to therein is to be issued at Closing.
          (h) The Sellers’ Representative may deliver to Acquisition Sub 1, no later than five Business Days prior to the Closing Date, for any of the Acquisition Sub 1 Exchangeable Shares referred to in Section 2.1(f)(iv)(C), written instructions (which if given shall be irrevocable without the consent of Acquisition Sub 1) that any holder thereof that may be listed in such instructions has elected to exercise the right to exchange for Freedom Common Stock such number of Acquisition Sub 1 Exchangeable Shares as may be set forth in such instructions, effective as of such time on the Closing Date after the issuance of the Acquisition Sub 1 Exchangeable Shares as may be set forth in such instructions. Freedom will then cause the issuance and delivery by Freedom of such number of shares of Freedom Common Stock as set forth in such instructions in the same manner as the issuance of shares of Freedom Common Stock in Section 2.1(f)(iii) and for purposes of this Section, Acquisition Sub 1 Exchangeable Shares that are to be exchanged on the Closing Date (as provided in any instructions that may be given by Sellers’ Representative pursuant to this Section 2.1(h)) shall not be treated as outstanding on the Closing Date.

          (i) Notwithstanding any contrary provision of this Agreement, if the consent of the Cayman Islands Monetary Authority for the transfer of GPCL has not been obtained by the time when all the other conditions set forth in Section 2.4 and 2.5 have otherwise been satisfied, the Sellers’ Representative shall have the right, exercisable by giving written notice to Freedom, to cause the Closing to occur with respect to all the Purchased Shares other than those issued by GPCL on such date as may be specified in such notice, not sooner than two Business Days after such notice is given. If such notice is given, the following provisions shall apply:
          (i) The cash portion of the Aggregate Purchase Price payable on the Closing Date shall be reduced by $100,000, and such amount shall be paid (without interest) at such time as a Closing occurs with respect to the Purchased Shares issued by GPCL, as provided in Section 2.1(h)(iv).
          (ii) The obligations of the Parties under Section 2.1 with respect to the purchase and sale of the Purchased Shares issued by GPCL shall be suspended until, and shall become effective again at, such time as a Closing occurs with respect to the Purchased Shares of GPCL, as provided in Section 2.1(h)(iv).
          (iii) All references in this Agreement or any other Transaction Document to Purchased Shares shall be deemed, for all purposes of this Agreement or such other Transaction Documents, to exclude the Purchased Shares issued by GPCL until, and include the Purchased Shares issued by GPCL only from and after, such time as a Closing occurs with respect to the Purchased Shares of GPCL, as provided in Section 2.1(h)(iv).
          (iv) At such time as the consent of the Cayman Islands Monetary Authority for the transfer of the Purchased Shares issued by GPCL has been obtained, the Sellers’ Representative shall give written notice to Freedom, which shall specify a date for a Closing to occur with respect to the Purchased Shares issued by GPCL, which Closing Date shall not be earlier than five Business Days after such notice is given, and if such notice is given, the Closing shall occur with respect to the Purchased Shares issued by GPCL on the date specified in such notice.
          (v) The Parties will continue to comply with Section 6.8(ii) to obtain the consent of the Cayman Islands Monetary Authority as promptly as practicable.
          (vi) Subject to the terms of Section 9.18(b), the Sellers will cause GPCL to be operated in the ordinary course of business, consistent with past practice and will use reasonable efforts, consistent with past practice, to (A) preserve intact its present business, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors and others with which it has significant business dealings.
          (vii) The Parties will effect the Closing for the Purchased Shares issued by GPCL as promptly as practicable after the consent of the Cayman Islands Monetary Authority is obtained.
          (viii) The Closing Net Cash Statement for the first Adjustment Date will be prepared as if the Purchased Shares issued by GPCL had been purchased on the Closing Date, whether or not such Purchased Shares have actually been sold on or before the date such Closing Net Cash Statement is prepared.
          (j) The instructions given by the Sellers’ Representative pursuant to Section 2.1(g)(ii) may include instructions to issue up to 10,000,000 shares of Freedom Common Stock, subject to adjustment as provided in Schedule 2.1(b), to one or more trusts and/or one or more Subsidiaries of Freedom, as may be set forth in such instructions (the “Elected Shares”). Such portion of the Elected Shares as may be specified in the instructions given by the Sellers’ Representative shall be used to acquire the LP Interests pursuant to the LP Interest Option Agreement.
          Section 2.2 Post Closing Adjustments. On each Adjustment Date, the Aggregate Purchase Price will be adjusted, up or down, as follows:
          (a) If the Net Cash Amount for such Adjustment Date is greater than the Baseline Amount:
          (i) The Aggregate Purchase Price will be increased on a dollar-for-dollar basis by the amount by which the Net Cash Amount for such Adjustment Date is greater than the Baseline Amount (the “Excess Net Cash Amount”).
          (ii) Freedom will pay to Sellers’ Representative an amount equal to the product of (A) the Applicable Percentage for such Adjustment Date, multiplied by (B) the Excess Net Cash Amount for such Adjustment Date. Any payment by Freedom pursuant to this Section shall be made promptly (and in no event later than five Business Days) after the Excess Net Cash Amount is determined as provided in Section 2.2(g) and in the manner provided in Section 2.2(h).

          (iii) Sellers’ Representative will pay to each Seller such Seller’s proportionate share of any payment made to Sellers’ Representative pursuant to Section 2.2(a)(ii).
          (iv) The amount of any payment pursuant to clause (ii) hereof on any Adjustment Date shall be adjusted to take into account (A) any such payment made on a prior Adjustment Date, if any, and (B) any payments made pursuant to Section 2.2(b)(ii), so that any payment after the payment on the first Adjustment Date is a “net” payment that makes the aggregate amount of all payments made on that and any prior Adjustment Date equal to the absolute difference between the Net Cash Amount and the Baseline Amount, as computed on such Adjustment Date.
          (b) If the Net Cash Amount for such Adjustment Date is less than the Baseline Amount:
          (i) The Aggregate Purchase Price will be decreased on a dollar-for-dollar basis by the amount by which the Net Cash Amount for such Adjustment Date is less than the Baseline Amount (the “Deficit Net Cash Amount”).
          (ii) Sellers’ Representative will pay to Freedom an amount equal to the product of (A) the Applicable Percentage for such Adjustment Date multiplied by (B) the Deficit Net Cash Amount for such Adjustment Date. Any payment by Sellers’ Representative pursuant to this Section shall be made promptly (and in no event later than five Business Days) after the Deficit Net Cash Amount is determined as provided in Section 2.2(g) and in the manner provided in Section 2.2(h).
          (iii) Each Seller shall pay to Sellers’ Representative such Seller’s proportionate share of any payment made by Sellers’ Representative pursuant to Section 2.2(b)(ii).
          (iv) The amount of any payment pursuant to clause (ii) hereof on any Adjustment Date shall be adjusted to take into account (A) any such payment made on a prior Adjustment Date, if any, and (B) any payments made pursuant to Section 2.2(a)(ii), so that any payment after the payment on the first Adjustment Date is a “net” payment that makes the aggregate amount of all payments made on that and any prior Adjustment Date equal to the absolute difference between the Net Cash Amount and the Baseline Amount, as computed on such Adjustment Date.

          (c) The Net Cash Amount for any Adjustment Date shall be computed in accordance with Schedule 2.2(c), and such computations shall be based on the following accounting information:
          (i) For the first Adjustment Date, the Net Cash Amount shall be computed based on a good faith estimate by Buyers’ Representative of the amounts referred to in Schedule 2.2(c), as of the Closing Date, based on a review of the Companies’ books and records, as of the Closing Date, and without any review, audit or other accounting procedures by an accounting firm or other Person.
          (ii) For the second Adjustment Date, the Net Cash Amount shall be computed by the Buyers’ Representative on the same basis as the first Adjustment Date, except that all fees receivable and personnel costs payable, each as of the Closing Date, shall be adjusted to give effect to the final determination of such amounts by the Companies as of December 31, 2007 in accordance with the past practice of the Companies, including the crystallization of amounts payable in respect of performance fees.
          (iii) For the third Adjustment Date, the Net Cash Amount shall be computed by the Buyers’ Representative on the same basis as the second Adjustment Date, except that (x) all fees receivable and personnel costs payable, each as of the Closing Date, shall be adjusted to give effect to any audit adjustments that are required to be made in the audited financial statements that include the combined balance sheet of the Companies as of December 31, 2007 and (y) Section 2.3(b) shall apply to the computation of Net Cash Amount for the third Adjustment Date.
          (d) The “Baseline Amount” for purposes of this Section is $0.
          (e) The “Adjustment Dates” for purposes of this Section are as follows:
          (i) The first Adjustment Date shall be ten Business Days after the Closing Date.
          (ii) The second Adjustment Date shall be January 31, 2008.
          (iii) The third Adjustment Date shall be ten Business Days after receipt of the audited financials statements that include the combined balance sheet of the Companies as of December 31, 2007.

          (f) The “Applicable Percentage” for each Adjustment Date is as follows:
          (i) For the first Adjustment Date: 95%.
          (ii) For the second Adjustment Date: 95%.
          (iii) For the third Adjustment Date: 100%.
          (g) The Excess Net Cash Amount or Deficit Net Cash Amount for any Adjustment Date will be deemed to be determined for purposes of establishing the time when any payments are required to be made pursuant to this Section as follows:
          (i) For the first and second Adjustment Dates, five Business Days after a Closing Net Cash Statement is delivered for such Adjustment Date, as provided in Section 2.3(a).
          (ii) For the third Adjustment Date, ten Business Days after a Closing Net Cash Statement is delivered for the third Adjustment Date, as provided in Section 2.3(a), unless a Notice of Disagreement is given as provided in Section 2.3(b). If a Notice of Disagreement is given as provided in Section 2.3(b), the Excess Net Cash Amount or Deficit Net Cash Amount for any Adjustment Date will be deemed to be determined for purposes of establishing the time when any payments are required to be made pursuant to this Section five Business Days after there is a Final Closing Net Cash Statement, as provided in Section 2.3.
          (h) Any payment of Excess Net Cash Amount or Deficit Net Cash Amount pursuant to this Section shall be made by wire transfer of immediately available dollars to such bank account or accounts as Sellers’ Representative (in the case of an Excess Net Cash Amount) or Buyers’ Representative (in the case of a Deficit Cash Net Amount) may designate in a written notice to Buyers’ Representative (in the case of an Excess Net Cash Amount) or Sellers’ Representative (in the case of a Deficit Cash Net Amount) given not later than five Business Days prior to the date any such payment is to be made.
          (i) Freedom shall have no obligation of any kind to borrow under the Credit Agreement or otherwise incur Indebtedness to pay any Excess Net Cash Amount it is required to pay hereunder, but shall pay any such amount promptly to the extent funds are available at Closing from the Companies’ cash or other working capital or become available from cash generated through operations.
          (j) Any Net Cash Amount shall be received or borne by Freedom on behalf of the Buyers in the proportions in which the Buyers have paid to the Sellers the cash and Loan Note portion of the Aggregate Purchase Price.
          Section 2.3 Closing Net Cash Statement.
          (a) Buyers’ Representative will prepare and deliver to Sellers’ Representative a statement of the Net Cash Amount (the “Closing Net Cash Statement”) at least five Business Days prior to each Adjustment Date (the “Delivery Date"). In connection with the preparation of the Closing Net Cash Statement, Freedom will allow Buyers’ Representative and Sellers’ Representative reasonable access to books, records and relevant personnel of the Companies (including temporary office space at the Companies’ offices) for the purpose of preparing, or observing and participating in the preparation of, the Closing Net Cash Statement.
          (b) The Closing Net Cash Statement for the third Adjustment Date will be deemed to be the final, binding and conclusive Closing Net Cash Statement (the “Final Closing Net Cash Statement”) for all purposes on the tenth Business Day after the third Adjustment Date unless Sellers’ Representative delivers to Buyers’ Representative written notice of Sellers’ disagreement (a "Notice of Disagreement”) prior to such date specifying in reasonable detail the nature of Sellers’ objections to the Closing Net Cash Statement. During the ten Business Day period following the Delivery Date for the third Adjustment Date, Freedom will cause Sellers and Sellers’ Representative to be provided with access at reasonable times, following reasonable notice, to books, records and relevant personnel of the Companies for the purpose of preparing any Notice of Disagreement, provided that such access will not interfere with the normal work duties of any such personnel. Sellers hereby waive the right to assert any objection to the Closing Net Cash Statement that is not asserted in a Notice of Disagreement delivered to Buyers’ Representative within ten Business Days after the Delivery Date for the third Adjustment Date. If a Notice of Disagreement is delivered to Buyers’ Representative within such ten Business Days, then the Closing Net Cash Statement (as adjusted, pursuant to Section 2.2(c) below, if necessary) will be deemed to be the Final Closing Net Cash Statement for all purposes on the earlier of (x) the date Buyers’ Representative and Sellers’ Representative resolve in writing all differences they have with respect to the Closing Net Cash Statement or (y) the date the disputed matters are resolved in writing by the Unaffiliated Firm. In the event that disputed matters are resolved by the Unaffiliated Firm (as set forth below in accordance with the terms hereof), the Final Closing Net Cash Statement will consist of the applicable amounts from the Closing Net Cash Statement (or amounts otherwise agreed to in writing by Buyers’ Representative and

Sellers’ Representative) as to items that have not been submitted for resolution to the Unaffiliated Firm, and the amounts determined by the Unaffiliated Firm as to items that were submitted for resolution by the Unaffiliated Firm.
          (c) During the ten Business Day period following the delivery of a Notice of Disagreement, Buyers’ Representative and Sellers’ Representative will seek in good faith to resolve any differences they may have with respect to matters specified in the Notice of Disagreement. If, at the end of such ten Business Day period, Buyers’ Representative and Sellers’ Representative have not reached agreement on such matters, Buyers’ Representative and Sellers’ Representative will jointly engage a single arbitrator from the Unaffiliated Firm to resolve the matters specified in the Notice of Disagreement that remain in dispute with respect to the Closing Net Cash Statement by arbitration in accordance with the procedures set forth in this Section 2.3(c). The single arbitrator selected from the Unaffiliated Firm, shall not have performed any work on behalf of the Buyer Group or the Companies nor any of their respective Affiliates in the previous five years. In connection with such engagement, Buyers’ Representative and Sellers’ Representative agree to use commercially reasonable efforts to cause Freedom and the Sellers’ Representative to execute, if requested by the Unaffiliated Firm, a reasonable engagement letter including customary indemnities. Promptly after such engagement of the Unaffiliated Firm, Buyers’ Representative or Sellers’ Representative will provide the Unaffiliated Firm with a copy of this Agreement, the Closing Net Cash Statement, and the Notice of Disagreement. The Unaffiliated Firm will have the authority to request in writing such additional written submissions from either the Buyers’ Representative or Sellers’ Representative as it deems appropriate, provided that a copy of any such submission will be provided to the other Party at the same time as it is provided to the Unaffiliated Firm. The Buyer Group and Sellers will not make any additional submission to the Unaffiliated Firm except pursuant to such a written request by the Unaffiliated Firm. The Buyer Group and Sellers will not communicate with the Unaffiliated Firm without providing Sellers’ Representative or Buyers’ Representative, as applicable, a reasonable opportunity to participate in such communication with the Unaffiliated Firm (other than with respect to written submissions in response to the written request of the Unaffiliated Firm). The Unaffiliated Firm will have forty-five (45) days to review the documents provided to it pursuant to this Section 2.3(c). Within such forty-five (45) day period, the Unaffiliated Firm will furnish simultaneously to Buyers’ Representative and the Sellers’ Representative its written determination with respect to each of the adjustments in dispute submitted to it for resolution. The Unaffiliated Firm will resolve the differences regarding the Closing Net Cash Statement based solely on the information provided to the Unaffiliated Firm by Buyers’ Representative and Sellers’ Representative pursuant to the terms of this Agreement (and not independent review). The Unaffiliated Firm’s authority will be limited to resolving disputes with respect to whether the Closing Net Cash Statement was prepared in accordance with Section 2.2 with respect to the individual items on the Closing Net Cash Statement in dispute (it being understood that the Unaffiliated Firm will have no authority to make any adjustments to any financial statements or amounts other than amounts set forth in the Closing Net Cash Statement that are in dispute). In resolving any disputed item, the Unaffiliated Firm may not assign a value to such item greater than the greatest value for such item asserted by the Buyer Group or Sellers’ Representative or less than the smallest value for such item asserted by the Buyer Group or Sellers’ Representative.
          (d) The decision of the Unaffiliated Firm will be, in the absence of manifest error, for all purposes, conclusive, non appealable, final and binding upon the Buyer Group and Sellers. Such decision will be subject to specific performance pursuant to Section 9.13, and judgment may also be entered thereon as an arbitration award pursuant to the Federal Arbitration Act, 9 U.S.C. §§1-16, in any court of competent jurisdiction (subject to Section 9.9). The fees of the Unaffiliated Firm will be borne by the Buyers, on the one hand, and Sellers, on the other hand, in the same proportion that the dollar amount of disputed items lost by a Party bears to the total dollar amount in dispute resolved by the Unaffiliated Firm. Buyers, on the one hand, and Sellers, on the other hand, will bear the fees, costs and expenses of its own accountants and all of its other expenses in connection with the matters contemplated by this Section 2.3.
          Section 2.4 Conditions to Obligations of Buyer Group. The obligations of Buyers to effect the Transaction are subject to the satisfaction or waiver by Freedom at or prior to the Closing Date of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties set forth in Articles III and IV (i) that are qualified as to materiality shall be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the date of this Agreement and the Closing Date, and Sellers’ Representative shall have delivered to Freedom a certificate confirming the foregoing as of the Closing Date.
          (b) Performance of Obligations of Sellers. Each and all of the covenants and agreements of Sellers or Sellers’ Representative to be performed or complied with pursuant this Agreement or any other the Transaction Document, including the consummation of the Reorganization, on or prior to the Closing Date shall have been fully performed and complied with, and Sellers’ Representative shall have delivered to Freedom a certificate signed by Sellers’ Representative confirming the foregoing as of the Closing Date.
          (c) Litigation. No Action shall have been overtly threatened in writing, instituted or pending which (i) is reasonably likely to make illegal, or to delay beyond the Termination Date or otherwise directly or indirectly restrain or prohibit, the consummation of the Transaction or otherwise have a GLG Material Adverse Effect, (ii) seeks to prohibit ownership or operation by the Buyer Group or the Companies of all or any material portion of the Business or assets of the Companies or to compel the Buyer Group or the Companies to dispose of or hold separately the Equity Securities of any of the Companies or all or any material portion of the Business or assets of the Companies as a result of the Transaction, or (iii) seeks to impose limitations on the ability of the Buyer Group or any of its Affiliates effectively to exercise full rights of ownership of the Equity Securities of any of the Companies.
          (d) Laws. There shall not following the date hereof have been enacted, entered, enforced, promulgated or deemed applicable to the Transaction any Law or any other action taken by any court or other Governmental Entity that has resulted, or could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 2.4(c).
          (e) Consents. The Sellers shall have obtained and provided to Freedom each approval and consent listed on Schedule 2.4(e), each in form and substance reasonably satisfactory to Freedom.
          (f) Antitrust Approvals. (i) All waiting periods (and all extensions thereof) applicable to the consummation of the Transaction under the HSR Act shall have terminated or expired, and (ii) all antitrust and competition approvals, consents (other than those specified in (i)) which are required to be obtained in connection with the Transaction, as set forth in Schedule 2.4(f), shall have been received and all such antitrust or competition notices or filings shall have been made.
          (g) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained for the matters submitted for a vote of the Freedom Stockholders as will be set forth in the Proxy Statement.
          (h) Transaction Documents. Each of the Transaction Documents shall have been executed and delivered by each of the parties to such Transaction Documents other than the Buyer Group.
          (i) Credit Agreement. The entire amount that may be borrowed under the Credit Agreement shall be available for funding on the Closing Date (all conditions precedent to the borrowing of $550,000,000 thereunder having been satisfied).
          (j) Sellers’ Representative Closing Certificate. The Sellers’ Representative shall have executed and delivered to Freedom a closing certificate attaching correct copies of the Organizational Documents of the Companies that issued Purchased Shares.
          Section 2.5 Conditions to Obligations of Sellers. The obligations of Sellers to effect the Transaction are subject to the satisfaction or waiver by the Sellers’ Representative at or prior to the Closing Date of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Buyer Group set forth in Article V (i) that are qualified as to materiality shall be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the date of this Agreement and the Closing Date, and Freedom shall have delivered to Sellers’ Representative a certificate signed by an executive officer of Freedom confirming the foregoing as of the Closing Date.
          (b) Performance of Obligations of Buyer. Each and all of the covenants and agreements of the Buyer Group to be performed or complied with pursuant to this Agreement or any other Transaction Document on or prior to the Closing Date shall have been fully performed and complied with, and Freedom shall have delivered to Sellers’ Representative a certificate signed by an executive officer of Freedom confirming the foregoing as of the Closing Date.
          (c) Litigation. No Action shall have been overtly threatened in writing, instituted or pending which (i) is reasonably likely to make illegal, or to delay beyond the Termination Date or otherwise directly or indirectly restrain or prohibit, the consummation of the Transaction or otherwise have a Freedom Material Adverse Effect, (ii) seeks to prohibit ownership or operation by the Buyer Group or the Companies of all or any material portion of the Business or assets of the Companies or to compel the Buyer Group or the Companies to dispose of or hold separately the Equity Securities of any of the Companies or all or any material portion of the Business or assets of the Companies as a result of the Transaction, or (iii) seeks to impose limitations on the ability of the Buyer Group or any of its Affiliates effectively to exercise full rights of ownership of the Equity Securities of any of the Companies.
          (d) Laws. There shall not following the date hereof have been enacted, entered, enforced, promulgated or deemed applicable to the Transaction any Law or any other action taken by any court or other Governmental Entity that has resulted, or could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 2.5(c).

          (e) Consents. Freedom shall have obtained and provided to Sellers’ Representative each approval and consent listed on Schedule 2.5(e), each in form and substance reasonably satisfactory to Sellers’ Representative.
          (f) Antitrust Approvals. (i) All waiting periods (and all extensions thereof) applicable to the consummation of the Transaction under the HSR Act shall have terminated or expired, and (ii) all antitrust and competition approvals, consents (other than those specified in (i)) which are required to be obtained in connection with the Transaction, as set forth in Schedule 2.5(f), shall have been received and all such antitrust or competition notices or filings shall have been made.
          (g) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained for the matters submitted for a vote of the Freedom Stockholders as will be set forth in the Proxy Statement.
          (h) Transaction Documents. Each of the Transaction Documents shall have been executed and delivered by each of the parties to such Transaction Documents other than the Companies.
          (i) Credit Agreement. The entire amount that may be borrowed under the Credit Agreement shall be available for funding on the Closing Date (all conditions precedent to the borrowing of $550,000,000 thereunder having been satisfied).
          (j) Freedom Board Resolutions. Sellers’ Representative shall have received copies of resolutions, in form and substance reasonably satisfactory to Sellers’ Representative, which, among other things, authorize and approve (i) the LTIP, (ii) the reservation for issuance of Freedom Common Stock pursuant to the LTIP, and (iii) the reservation for issuance of Freedom Common Stock pursuant to the Exchangeable Shares, the Support Agreement and the Shares Exchange Agreement.
          Section 2.6 Closing.
          (a) The closing of the purchase and sale of the Purchased Shares (the “Closing”) will take place (i) at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York and Chadbourne & Parke, 45 King William Street, London, England on the third Business Day following the satisfaction or waiver of all conditions set forth in Sections 2.4 and 2.5, or (ii) at such other place, date and time as Sellers’ Representative and Freedom may agree.
          (b) At the Closing, Sellers will deliver to Buyers the following:
          (i) in the case of certificated securities or interests, certificates representing all certificated Purchased Shares outstanding on the Closing Date (with all requisite tax stamps attached), duly endorsed for transfer by delivery or accompanied by stock powers or share transfer forms duly executed in blank; in the case of uncertificated securities or interests, assignments or other documentation appropriate to effect a transfer of all uncertificated Purchased Shares (with all requisite tax stamps attached), duly executed for transfer by delivery; and any other documents that are necessary or customary in the relevant jurisdiction to transfer to Buyers good title to all such Purchased Shares free and clear of any Liens other than Permitted Transfer Restrictions;
          (ii) the minute books, stock ledgers and stock transfer books of the Companies (other than such records as are maintained at the registered offices of the Companies in the Cayman Islands, if applicable); and
          (iii) all other instruments, agreements, certificates and documents required to be delivered by any Seller or Sellers’ Representative at or prior to the Closing Date pursuant to this Agreement or any other Transaction Document.
          (iv) undertakings to be given by each of Noam Gottesman, Pierre Lagrange and Emmanuel Roman:
(A) not to carry on or be engaged in the business or in any of the business activities of Freedom or any of its Subsidiaries or any other business or business activity that Freedom or any of its Subsidiaries proposes to engage in during the term of the undertakings (or undertakings in such other terms as may be agreed between Noam Gottesman, Pierre Lagrange and Emmanuel Roman, on the one hand, and Freedom or any of its Subsidiaries, on the other hand), except in each case as shareholders, officers, directors, employees or consultants of Freedom or any of its Subsidiaries, such undertakings to be expressed to be for the benefit of:
(I) Freedom in connection with the Transaction to run for a period of five years from the Closing Date and to be governed by the Laws of the State of New York;
(II) GPLP in connection with the respective employments of Noam Gottesman, Pierre Lagrange and Emmanuel Roman, to run for a period of one year from the termination of such respective employments and to be governed by the Law governing the applicable employment agreement; and
(B)	not to solicit employees and partners of Freedom and its Subsidiaries upon terms and conditions reasonably acceptable to each of them and Freedom.
          (c) At the Closing, Buyers will deliver the following:
               (i) the payments required by Section 2.1(f); and
               (ii) all other instruments, agreements, certificates and documents required to be delivered by Buyers at or prior to the Closing Date pursuant to this Agreement or any other Transaction Document.
          Section 2.7 Transfer Taxes. All applicable sales and transfer Taxes due as a result of the sale of the Purchased Shares and filing, recording, registration, stamp, documentary and other Taxes and fees payable in connection with the Transaction will be paid by Freedom, except that Taxes imposed on or measured by the net income or gains of any Seller shall be the responsibility of and be paid by that Seller.
ARTICLE III
BASIC REPRESENTATIONS AND WARRANTIES OF SELLERS
          Each Seller, severally and not jointly, only as to itself, himself or herself, hereby represents and warrants to the Buyer Group as follows:
          Section 3.1 Binding Obligation. Such Seller, if a natural Person, has the capacity to execute and deliver each Transaction Document delivered or to be delivered by such Seller and to perform all of such Seller’s obligations hereunder and thereunder. Such Seller, if a legal entity: (i) is duly incorporated or formed, and is in good standing, under the laws of the jurisdiction where it is organized, (ii) has the corporate, company, partnership, trust or other power, authority and legal right to execute and deliver each Transaction Document delivered or to be delivered by such Seller and to perform such Seller’s obligations hereunder and thereunder and (iii) has duly authorized the execution, delivery and performance by such Seller of each Transaction Document to which such Seller is a party. This Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity. Each other Transaction Document delivered or to be delivered by such Seller will be duly executed and delivered by such Seller and, when so executed and delivered, will constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.
          Section 3.2 No Breach. Except as disclosed in the Disclosure Statement, none of the execution, delivery or performance by such Seller of any Transaction Document delivered or to be delivered by such Person or the consummation of the Transaction does or will, with or without the giving of notice or the lapse of time or both (a) require any Consent or Permit applicable to such Person or any of the Companies, or (b) result in the creation of any Lien upon any of the properties or assets of any of the Companies, or (c) conflict with, or result in a breach or violation of or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under (i) any Contract of such Person, or any of his or her Affiliates or any Material Contract of any of the Companies or (ii) any Law, License or Permit or other requirement to which such Person or such Person’s properties or assets are subject, or to which any of the Companies or any of their properties or assets are subject, or (iii) the Organizational Documents of any of the Companies or in the case of any Person that is a legal entity, such Person’s Organizational Documents, except for, in the case of (a), (b) and (c)(i) and (c)(ii), those which would not have a GLG Material Adverse Effect or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Person to consummate the Transaction.
          Section 3.3 Title. Such Seller has good title to, and is the record and beneficial owner of, the number of Purchased Shares set forth opposite such Seller’s name in the Disclosure Statement (and on the Closing Date will have good title to, and will be the record and beneficial owner of, such Purchased Shares set forth in the Disclosure Statement), free and clear of any Liens (other than Permitted Transfer Restrictions), and will transfer and deliver to Buyer at the Closing good title to such Purchased Shares, free and clear of any Liens (other than Permitted Transfer Restrictions), subject to compliance with applicable recordation, stamping and registration of stock transfer forms and stock and share transfer registration procedures. The number of Purchased Shares set forth opposite such Seller’s name in the Disclosure Statement constitute all of the Purchased Shares over which any voting or dispositive power is held by such Seller.
          Section 3.4 No Brokers. Except as disclosed in the Disclosure Statement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Seller and who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction. Any payment to which any Person referred to in the Disclosure Statement is entitled is payable only by such Seller.
          Section 3.5 Governmental Approvals. Except as disclosed in the Disclosure Statement, no Consent or Order of, with or to any Governmental Entity or other Person is required to be obtained or made by or with respect to such Seller in connection with the execution, delivery and performance by such Seller of any Transaction Document or the consummation by such Seller of the Transaction, other than any Consent or Order the failure to obtain or make any such Consent or Order would not reasonably be expected to have a material adverse effect on the ability of the Companies to conduct the Business in all material respects as currently conducted.
          Section 3.6 Investment Representations.
          (a) Such Seller is acquiring any securities to be issued to such Seller pursuant to this Agreement for investment for his, her or its own account (or in the case of any trustee, for the account of the beneficiaries of the trust administered by such trustee) and not with a view to, or for sale in connection with, any distribution thereof.
          (b) Such Seller (other than Ogier Fiduciary Services (Cayman) Limited, in its capacity as trustee) is an accredited investor as defined in Regulation D under the Securities Act.
          (c) Such Seller is capable of evaluating the merits and risks of any securities to be issued to such Seller pursuant to this Agreement. Such Seller has had access to such information with respect to the Buyer Group as the Seller deems necessary or appropriate to make such evaluation and an informed investment decision with respect any securities to be issued to such Seller pursuant to this Agreement. Seller is fully able to bear the economic risk of an investment in any securities to be issued to such Seller pursuant to this Agreement and is able to afford a complete loss of such investment.
          (d) Such Seller acknowledges that the securities to be issued to such Seller hereunder have not been registered under the Securities Act or any state securities laws and may not be sold or offered for sale, pledged, hypothecated or otherwise transferred except pursuant to an effective registration statement under the Securities Act and applicable state securities laws or an exception therefrom.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING
THE COMPANIES
     The Sellers, other than any Designated Seller, jointly and severally, hereby represent and warrant to the Buyer Group as follows:
          Section 4.1 Organization.
          (a) Each of the Companies is duly formed, validly existing and in good standing under the laws of the jurisdiction where it is organized, as disclosed in the Disclosure Statement. Each of the Companies has all requisite corporate, partnership or other power and authority to own, lease and operate its assets and properties and to carry on the Business as presently conducted and as it will be conducted through the Closing Date. Each of the Companies is duly qualified to transact business in each jurisdiction in which the ownership, leasing or holding of its properties or the conduct or nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a GLG Material Adverse Effect. All registrations required under the Limited Partnerships Act 1907 (UK legislation) have been duly made. True and complete copies of the Organizational Documents, minute books, stock certificate books and stock transfer books, in each case as amended to date, of the Companies have previously been delivered or made available to Buyers.
          (b) The Companies have no Subsidiaries other than other Companies.
          (c) The Disclosure Statement sets forth a complete list of the directors and executive officers (as defined in Rule 3b-7 of the Exchange Act) of each of the Companies.
          Section 4.2 Authority.
          (a) Each of the Companies has all requisite corporate, partnership or other power and authority to execute and deliver each Transaction Document delivered or to be delivered by it and to perform all of its obligations under the Transaction Documents. The execution, delivery and performance by each of the Companies of each Transaction Document to which it is a party delivered or to be delivered by it and the consummation of the transactions contemplated to be performed by it under the Transaction Documents to which it is a party have been duly authorized by all necessary and proper corporate, partnership or other action on the part of the Companies.

          (b) Each Transaction Document to be delivered by the Companies will be duly executed and delivered by the Companies and, when so executed and delivered, will constitute the legal, valid and binding obligation of the Companies, enforceable against the Companies in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.
          Section 4.3 No Breach. Except as disclosed in the Disclosure Statement, none of the execution, delivery or performance by the Companies of any Transaction Document or the consummation by the Companies of the Transaction does or will, with or without the giving of notice or the lapse of time or both, (a) require any Permit applicable to any of the Companies, (b) result in the creation of any Lien upon any of the properties or assets of any of the Companies (except for Permitted Liens) or (c) conflict with, or result in a breach or violation of or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under (i) the Organizational Documents of any of the Companies, (ii) any Material Contract of any of the Companies or (iii) assuming compliance with the matters referred to in the Disclosure Statement, any Law, License or Permit or other requirement to which the Companies or any of its properties or assets are subject, except, in the case of (a), (b), (c)(ii) or (c)(iii) for those which would not have a GLG Material Adverse Effect.
          Section 4.4 No Brokers. Except as disclosed in the Disclosure Statement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any of the Companies who is or might be entitled to any fee, commission or payment from any of the Companies in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction.
          Section 4.5 Governmental Approvals. Except as disclosed in the Disclosure Statement, no Consent or Order of, with or to any Governmental Entity or other Person is required to be obtained or made by or with respect to any of the Companies in connection with the execution, delivery and performance by any of the Companies of any Transaction Document or the consummation of the Transaction, except for any failure to obtain or make such Consent or Order which would not have a GLG Material Adverse Effect.
          Section 4.6 Capitalization.
          (a) The Disclosure Statement sets forth (i) the authorized Equity Securities of each of the Companies, (ii) the number of Equity Securities of each of the

Companies that are issued and outstanding and the record owners thereof, and (iii) the number of Equity Securities of each of the Companies that is held of record by each of the Sellers, in each case, as of the date hereof and, subject to Section 9.10(b), as of the Closing Date. All of the outstanding Equity Securities of each of the Companies are duly authorized, validly issued, fully paid and non-assessable (except as set forth in the Disclosure Statement) and were not issued in violation of, and are not subject to, any preemptive rights. There are no bonds, debentures, notes or other Indebtedness of any type whatsoever of the Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any holders of Equity Securities of any of the Companies may vote. Except as disclosed in the Disclosure Statement and except for rights granted to Buyers under this Agreement, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any Equity Securities of any of the Companies or any other securities of any of the Companies and none of the Companies is obligated, pursuant to any securities, options, warrants, calls, demands, Contracts or other rights of any nature or otherwise, now or in the future, contingently or otherwise, to issue, deliver, sell, purchase or redeem any Equity Securities of any of the Companies, any other securities of the Companies or any interest in or assets of the Companies to or from any Person or to issue, deliver, sell, purchase or redeem any stock appreciation rights or other Contracts of the Companies relating to any Equity Securities of any of the Companies or other securities of any of the Companies to or from any Person.
          (b) All of the outstanding Purchased Shares are owned of record by Sellers.
          (c) All of the outstanding Equity Securities of the Companies have been issued in compliance in all material respects with all requirements of Laws and Contracts applicable to the Companies and the Equity Securities of the Companies.
          (d) Except as disclosed in the Disclosure Statement, upon consummation of the Transaction, Freedom will own, directly or indirectly, all Equity Securities of all of the Companies.
          Section 4.7 Financial Information.
          (a) Set forth in the Disclosure Statement are (i) the audited combined balance sheets of the Companies as of December 31, 2005 and December 31, 2006, and the related audited combined statements of operations, changes in members’ equity and cash flows for each of the three years comprising the period ended December 31, 2006 (the “GLG Audited Financial Statements”), and (ii) the unaudited combined balance sheet of the Companies as of March 31, 2007 (the “March 31, 2007 GLG Balance Sheet”), and the related combined statements of operations, changes in members’ equity and cash flows for the three month period ended March 31, 2007 (the “GLG Interim Financial Statements”, and collectively, with the GLG Audited Financial Statements and the notes to each of them, the “GLG Financial Statements”). Except as disclosed in the Disclosure Statement, the GLG Financial Statements have been prepared from and in accordance with the books, accounts and financial records of the Companies (which accurately and consistently reflect all material transactions to which the Companies were parties during the periods set forth) and present fairly, in all material respects, in conformity with GAAP applied on a consistent basis, the combined financial position of the Companies as of the dates set forth therein and the combined results of their operations and their cash flows for the periods set forth therein. To the knowledge of the Sellers, each of the Companies has established adequate internal controls for purposes of preparing the Companies’ periodic financial statements and the GLG Financial Statements.
          (b) The Companies have no Liabilities of any kind or character, except for Liabilities (i) disclosed in the Disclosure Statement, (ii) in the amounts set forth or reserved on the March 31, 2007 GLG Balance Sheet or the notes thereto, including contingent liabilities expressly set forth therein, (iii) arising in the ordinary course of business consistent with past practices since March 31, 2007, (iv) Liabilities under this Agreement or the other Transaction Documents or expressly permitted to be incurred under this Agreement or the other Transaction Documents or, disclosed in this Agreement or the other Transaction Documents or the Schedules and Exhibits to this Agreement or the Disclosure Statement or the other Transaction Documents, or (v) Liabilities that would not have a GLG Material Adverse Effect.
          Section 4.8 Absence of Material Adverse Effect and Certain Events.
          (a) Except as disclosed in the Disclosure Statement, no conditions, circumstances or facts exist, and since March 31, 2007, there have not been any events, occurrences, changes, developments or circumstances, which would have a GLG Material Adverse Effect.
          (b) Except as disclosed in the Disclosure Statement, and except for the Reorganization, from and after March 31, 2007, the Companies have conducted the Business only in the ordinary course consistent with past practices.
          (c) Except as disclosed in the Disclosure Statement, and except for the Reorganization, the Companies have not since March 31, 2007 taken any action of the type referred to in Section 6.1(b).

          Section 4.9 Taxes. Except as disclosed in the Disclosure Statement:
          (a) Each of the Companies has filed all material Tax Returns required to be filed by it (“Company Tax Returns”). All such Company Tax Returns were correct and complete in all material respects. All Company Tax Returns have been timely filed with the appropriate tax authorities in all jurisdictions in which such Company Tax Returns are or were required to be filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired.
          (b) All Taxes due and owing by each of the Companies (whether or not shown on any Company Tax Return) have been paid or adequate reserves therefor have been established on the March 31, 2007 GLG Balance Sheet in accordance with GAAP.
          (c) Each of the Companies has timely withheld proper and accurate amounts from their employees, customers, shareholders, creditors and others from whom they are or were required to withhold Taxes in compliance with all applicable Laws and has timely paid all such withheld amounts to the appropriate taxing authorities.
          (d) All Taxes due with respect to any completed and settled audit, examination or deficiency Action with any taxing authority for which the Companies are or might otherwise be liable have been paid in full.
          (e) There is no audit, examination, claim, assessment, levy, deficiency, administrative or judicial proceeding, lawsuit or refund Action pending or threatened with respect to any Taxes for which the Companies are or might otherwise be liable and no taxing authority has given notice of the commencement of any audit, examination or deficiency Action with respect to any such Taxes. The Sellers have delivered to Freedom correct and complete copies of all examination reports, closing agreements and statements of deficiencies assessed against or agreed to by any of the Companies filed or received since December 31, 2003.
          (f) There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of the Companies due for any taxable period.
          (g) None of the Companies has received written notice of any claim by any taxing authority in a jurisdiction where such Company does not file Company Tax Returns that such Company is or may be subject to taxation by that jurisdiction.
          (h) No Liens for Taxes exist with respect to any of the assets or properties of the Companies, except for Permitted Liens.

          (i) The Companies are not liable, nor do the Companies have any potential liability, for the Taxes of another Person (other than another Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise.
          (j) The Companies are not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement.
          (k) None of the Companies is a party to any Contract, plan, understanding or other arrangement which, individually or collectively with respect to any Person, could give rise to the payment of any amount that would not be deductible by the Companies by reason of Section 280G of the Code (or any corresponding provision of U.S. or non-U.S. federal, state and local Tax law) as a result of the Transaction.
          (l) Each Company is and at all times has been a partnership or disregarded entity for U.S. federal tax purposes pursuant to Section 301.7701 of the U.S. Treasury Regulations.
          (m) Each of the Companies has collected all sales, use and value added Taxes required to be collected, and has remitted, or will remit within the time and in the manner prescribed by law, such amounts to the appropriate taxing authority and has furnished properly completed exemption certificates for all exempt transactions.
          (n) None of the signing of this Agreement, the sale of the Purchased Shares nor Closing will give rise to or result in a liability to Tax for any Company.
          (o) No Company is or will be liable for United Kingdom secondary (employer’s) Class 1 national insurance contributions in connection with any payment or distribution from Lavender Heights or Laurel Heights for any payment or distribution for a pre-Closing period.
          (p) None of the Companies has any liability for corporate income, franchise or similar Tax in any jurisdiction based on or measured by income or gain for any period in which any such Company filed Tax reports in such jurisdiction on the basis that it was a partnership or other pass-through entity for Tax purposes so that the incidence of such Tax was properly imposed on the partner or holder of an interest in the pass-through entity, as the case may be.
          Section 4.10 Freedom Proxy Statement. The information relating to the Companies supplied by the Sellers’ Representative for inclusion in the Proxy Statement (x) as of the date of its distribution to the Freedom Stockholders (or any amendment or supplement thereto) or at the time of the Freedom Stockholders’ Meeting, will be all of the information concerning the Companies that is required to be included in the Proxy Statement pursuant to the rules and regulations of the SEC for the purposes of the Proxy Statement, and (y) will not as of date of its distribution to the Freedom Stockholders (or any amendment or supplement thereto) or at the time of the Freedom Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.
          Section 4.11 Assets and Properties.
          (a) Each of the Companies has (i) good title to all of its material assets and properties (whether real, personal or mixed, or tangible or intangible) (including all assets and properties recorded on the March 31, 2007 GLG Balance Sheet, other than assets and properties disposed of in the Ordinary Course of Business since March 31, 2007) and (ii) valid leasehold interests in all of its assets and properties which it leases, in each case (with respect to both clause (i) and (ii) above), free and clear of any Liens, other than Permitted Liens.
          (b) The Companies do not own, nor have they ever owned, any real property (other than as a result of investments by GLG Funds).
          (c) The Disclosure Statement contains a complete and accurate list of all material real estate leased, subleased or occupied by any of the Companies pursuant to a Lease (the “Seller Leased Premises”). The Companies enjoy peaceful and undisturbed possession of all Seller Leased Premises.
          (d) All of the tangible assets and properties owned or leased by the Companies are adequately maintained and are in good operating condition and repair and free from any material defects, reasonable wear and tear excepted.
          Section 4.12 Contracts.
          (a) The Disclosure Statement lists all of the Material Contracts binding on any of the Companies or the assets or property of any of the Companies (“GLG Material Contracts”).
          (b) Except as disclosed in the Disclosure Statement, each of the Companies (and, to the knowledge of the Sellers, each of the other party or parties thereto), has performed all obligations required to be performed by it under each GLG Material Contract, except for any failure to perform that would not have a GLG Material Adverse Effect. Except as disclosed in the Disclosure Statement, no event has occurred or circumstance exists with respect to any of the Companies or, to the knowledge of the Sellers, with respect to any other Person that (with or without lapse of time or the giving of notice or both) does or may contravene, conflict with or result in a violation or breach of or give any of the Companies or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify, any GLG Material Contract, except in each case as would not have a GLG Material Adverse Effect. No party to any GLG Material Contract has repudiated any material provision thereof or terminated any GLG Material Contract. All GLG Material Contracts are valid and binding on the Companies and, to the knowledge of the Sellers, the other parties thereto, and are in full force and effect, except in each case as would not have a GLG Material Adverse Effect. The Sellers have provided to Freedom true, accurate and complete copies of all GLG Material Contracts.
          (c) Except as disclosed in the Disclosure Statement, (i) there are no “change of control” or similar provisions or any obligations arising under any GLG Material Contract which are created, accelerated or triggered by the execution, delivery or performance of any Transaction Document or the consummation of the Transaction and (ii) none of the execution, delivery or performance of any Transaction Document or consummation of the Transaction will, under the terms, conditions or provisions of any GLG Material Contract (A) require any Consent of, with or to any Person, (B) result in any increase or decrease in any payment or change in any material term or condition, (C) give rise to any right of amendment, termination, cancellation or acceleration of any right or obligation or to a loss of benefit or (D) grant any repayment or repurchase rights to any Person.
          Section 4.13 Litigation. Except as disclosed in the Disclosure Statement, (i) no judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any arbitrator, court or other Governmental Entity to which any of the Companies is party or by which any of the Companies or any assets of any thereof is bound, and which relates to or affects the Companies, the assets, properties, Liabilities or employees of the Companies, the Business, any Transaction Document or the Transaction is in effect and (ii) none of the Companies is party to or engaged in or, to the knowledge of the Sellers, threatened with any Action which relates to or affects any of the Companies, the assets, properties, Liabilities or employees of the Companies, the Business, any Transaction Document or the Transaction that, in the case of (i) or (ii), has had a GLG Material Adverse Effect.
          Section 4.14 Environmental Matters. Except as disclosed in the Disclosure Statement, the Companies do not have any material Liability under any applicable Environmental Law or under any Contract with respect to or as a result of the presence, discharge, generation, treatment, storage, handling, removal, disposal, transportation or Release of any Hazardous Material.

          Section 4.15 Compliance with Applicable Law.
          (a) Except as disclosed in the Disclosure Statement, (i) each of the Companies is in compliance and has complied with all Laws applicable to the Companies and the Business, (ii) no claims or complaints from any Governmental Entities or other Persons have been asserted or received by the Companies within the past three years related to or affecting the Companies or the Business and, to the knowledge of Sellers, no claims or complaints are threatened, alleging that the Companies is in violation of any Laws or Permits applicable to the Companies or the Business and (iii) to the Sellers’ knowledge, no investigation, inquiry, or review by any Governmental Entity with respect to the Companies or the Business is pending or threatened, nor has any Governmental Entity indicated to the Companies an intention to conduct any such investigation, inquiry or review, except any non-compliance, claim, complaint, investigation, inquiry or review that would not have a GLG Material Adverse Effect.
          (b) Except as disclosed in the Disclosure Statement, GPLP has complied, as and when required, with “Arrow” or other formal review steps or actions required by the FSA (in writing), including in the letters to GPLP dated July and August 2006, except for any such non-compliance as would not have a GLG Material Adverse Effect.
          Section 4.16 Permits and Licenses. Each of the Companies has all the Permits and Licenses (the “GLG Permits”) that are necessary for the Companies to operate the Business and to own and use their assets in compliance with all Laws applicable to such operation, ownership and use, except where such noncompliance would not have a GLG Material Adverse Effect. All the GLG Permits are validly held by the Companies and are in full force and effect. Except as disclosed in the Disclosure Statement, no GLG Permit will be subject to suspension, modification, revocation, cancellation, termination or nonrenewal as a result of the execution, delivery or performance of any Transaction Document or the consummation of the Transaction. The Companies have complied in all material respects with all of the terms and requirements of the GLG Permits.
          Section 4.17 Employee Matters.
          (a) Except as disclosed in the Disclosure Statement, none of the Companies is a party to any Contract regarding collective bargaining or other Contract with or to any labor union or association representing any employee of the Companies, nor does any labor union or collective bargaining agent represent any employee of the Companies. To the knowledge of the Sellers, no Contract regarding collective bargaining has been requested by, or is under discussion between management of the Companies (or any management group or association of which the Companies is a member or otherwise a participant) and, any group of employees of the Companies nor are there any representation proceedings or petitions seeking a representation proceeding presently pending against the Companies with any labor relations tribunal, nor are there any other current activities to organize any employees of the Companies into a collective bargaining unit. There are no unfair labor practice charges or complaints pending or, to the knowledge of the Sellers, threatened against the Companies that would have a GLG Material Adverse Effect. During the past three years there has not been any labor strike, slow-down, work stoppage or arbitration involving the Companies, and no such labor strike, slow-down, work stoppage or arbitration is now pending or, to the knowledge of the Sellers, threatened against the Companies.
          (b) The Disclosure Statement sets forth a complete and accurate list of each material Plan to which any of the Companies contributes or is required to contribute or has any liability, or which any of the Companies sponsors, maintains or administers or which is otherwise applicable to employees or categories of employees of the Companies (“GLG Plans”), in each case only to the extent any of the Companies (i) will continue the GLG Plan after the Closing or (ii) have any Liability under any GLG Plan after the Closing.
          (c) None of the GLG Plans is subject to Title IV of ERISA or Section 412 of the Code and neither the Companies nor any ERISA Affiliate has, during any time in the six-year period preceding the Closing Date, contributed to, sponsored, maintained or administered any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code.
          (d) None of the Companies or any Affiliate is required, or has during any time in the six-year period preceding the Closing Date been required, to contribute to or has incurred any withdrawal liability in respect of any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
          (e) Each GLG Plan (and each related trust, insurance contract or fund) is, and has been administered and operated, in compliance in all material respects with its terms and with all applicable Laws.
          (f) Except as disclosed in the Disclosure Statement, the Companies do not have any obligation to provide post-retirement health benefits to any employees or former employees of the Companies.
          (g) There are no pending or, to the knowledge of Sellers, anticipated or threatened claims by or on behalf of any of the GLG Plans, by any employee or beneficiary covered under any such GLG Plan, or otherwise involving any such GLG

Plan (other than ordinary course claims for benefits). There are no pending or, to the Sellers’ knowledge, threatened audits or investigations by any governmental body, commission or agency involving any GLG Plan.
          (h) Except as disclosed in the Disclosure Statement, to the knowledge of the Sellers, as of the date hereof, none of the investment professionals associated with Laurel Heights or Lavender Heights (the “Investment Professionals”) has given notice to terminate their employment or profit sharing arrangements with those Companies or Affiliates of those Companies or, to the knowledge of the Sellers, intends to do so.
          (i) The Investment Professionals have ceased their employment with GPLP and GPS and become, directly or indirectly, partners in Laurel Heights and/or Lavender Heights.
          (j) Except as set forth in the Disclosure Statement, there are no compensation arrangements in relation to the Companies under which any of the Investment Professionals may be entitled to bonus, commission, carried interest or other remuneration or incentive payments. All Investment Professionals who immediately prior to the Reorganization were members, directly or indirectly, of Laurel Heights or Lavender Heights will, immediately following the Closing, be subject to the same respective obligations and liabilities in respect of their occupations with the Companies as they were prior to the Reorganization.
          (k) Except for the schemes known as the Laurel Heights Personal Pension Scheme and the GLG Partners Employee Scheme (the “Pension Schemes”) none of the Companies is a party to or participates in or contributes to any scheme, agreement, arrangement (whether legally enforceable or not) for the provision of any pension, retirement and for any employee or director or former employee or director of any Company (“Relevant Employee”) or for the widow, widower, surviving civil partner, child or dependant of any Relevant Employee.
          (l) All pension benefits payable on the death or retirement of a member of the Pension Schemes are money purchase benefits within the definition of the term in section 181 Pension Schemes Act 1993 (UK legislation) and are not guaranteed in relation to a proportion of remuneration and no assurance, promise or guarantee (whether written or oral) has been given to any Relevant Employee as to any particular level or amount of benefit (other than death in service benefits) payable to or in respect of him on retirement, death, or leaving service.
          (m) Contributions to the Pension Schemes are paid in arrears and all contributions and premiums which are payable by the Group Companies under the

Pension Schemes and all contributions due from members of the Pension Schemes have been duly paid when due.
          Section 4.18 Insurance.
          (a) The material insurance policies and surety bonds which the Companies maintain with respect to their assets, Liabilities, employees, officers or directors or the Business (“GLG Insurance Policies”): (i) are in full force and effect and will not lapse or be subject to suspension, modification, revocation, cancellation, termination or nonrenewal by reason of the execution, delivery or performance of any Transaction Document or consummation of the Transaction; (ii) insure the Companies in reasonably sufficient amounts against all risks usually insured against by Persons operating similar businesses or properties in the localities where such businesses or properties are located and (iii) are sufficient for compliance with all requirements of Law and Contracts of the Companies. The Companies are current in all premiums or other payments due under each GLG Insurance Policy and have otherwise performed in all material respects all of their respective obligations thereunder. The Companies have given timely notice to the insurer under each GLG Insurance Policy of all pending material claims known to the Companies that may be insured thereby.
          (b) Except as disclosed in the Disclosure Statement, the Companies have not received during the past three years from any insurance carrier with which it has carried any insurance (i) any refusal of coverage or notice of material limitation of coverage or any notice that a defense will be afforded with reservation of rights in respect of claims that are or would reasonably be expected to be material to the Companies or (ii) any notice of cancellation or (iii) any notice that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any GLG Insurance Policy is not willing or able to perform its obligations thereunder.
          Section 4.19 Transactions with Affiliates. Except as disclosed in the Disclosure Statement:
          (a) No director, officer or employee of the Companies or Affiliate of the Companies (other than another of the Companies) or Affiliate of any director, officer or employee of the Companies owns or has any interest in any GLG Material Contract, material tangible asset or material Business Intellectual Property that is used by the Companies in the conduct of the Business as it has been conducted prior to the Closing Date (including historical performance records and/or results in the Companies’ data bases).
          (b) No director, officer or employee of the Companies or Affiliate of the Companies (other than another of the Companies) or Affiliate of any director, officer or employee of the Companies owes any Indebtedness to or is owed any Indebtedness from any of the Companies, other than repayment of travel, entertainment and other advances made in the Ordinary Course of Business.
          Section 4.20 Material Clients. As of the date of this Agreement, no Person, together with its Affiliates, which had AUM in GLG Funds or Managed Accounts in excess of $100,000,000 as of April 30, 2007, has redeemed or withdrawn, or given any of the Companies notice that such Person will or may redeem or withdraw, a material amount (taking into account all AUM of such Person and its Affiliates invested in GLG Funds or Managed Accounts) of the AUM of such Person or its Affiliates from GLG Funds or Managed Accounts, excluding for purposes of this Section any redemptions or withdrawals made in connection with any current or planned reinvestment in that or another GLG Fund or Managed Account. As of the date of this Agreement, Sellers have no knowledge that the Transaction will cause any redemption or withdrawal of the type and amount covered by the prior sentence by any Person referred to in the prior sentence.
          Section 4.21 GLG Funds.
          (a) No “controlled functions” (as defined by Section 59 of FSMA) are being carried out with respect to GPLP other than by an “approved person” (as defined by FSA Rules).
          (b) All side letters between GPLP and its clients have been provided to Freedom.
          (c) Except (x) as disclosed in the Disclosure Statement or (y) as would not have a GLG Material Adverse Effect:
          (i) Each of the Companies complies, and has complied with all Management and Investment Management Agreements (collectively, “IMA”) and all GLG Fund documentation to which it is or has been a party or which relates or has related to it and has no outstanding liability in respect of any failure to comply with any such IMA or GLG Fund documentation.
          (ii) Each GLG Fund is being, and has been, operated, managed, marketed and distributed in accordance with the terms of appointment of the relevant Company, the relevant GLG Fund documentation and with all relevant Laws, including (without limitation) the laws of the jurisdiction in which the GLG Fund is marketed.
          (iii) Each GLG Fund has marketing literature that was when issued and (if still current) remains correct and not misleading and compliant with all applicable Laws.
          (iv) Each GLG Fund has, at all relevant times, been properly established in the jurisdiction in which it purports to be established and all necessary notifications to, and registrations with, local regulatory and other bodies have been made to permit such activities as are carried out by or in relation to such GLG Fund and all necessary licenses have been obtained in relation to it.
          (v) Each GLG Fund is, and has been at all relevant times, duly authorized under the applicable Law in the country in which it is established and, to the Sellers’ knowledge, there is no investigation, inquiry, proceeding or other circumstance (including, without limitation, the entering into or consummation of this Agreement) which is likely to result in the suspension, cancellation, refusal, modification or revocation of any such authorization.
          (d) Each Managed Account is being, and has been, operated, managed, marketed and distributed in accordance with the terms of appointment of the relevant Company, the relevant Managed Account documentation and with all relevant Laws, including (without limitation) the laws of the jurisdiction in which the Managed Account is marketed.
          Section 4.22 Business Intellectual Property. Except as disclosed in the Disclosure Statement or as would not have a GLG Material Adverse Effect:
          (a) Each of the Companies owns or has a valid license or right to use all Business Intellectual Property which it uses in the Ordinary Course of Business.
          (b) The Business Intellectual Property is valid, enforceable and subsisting and nothing has been done or omitted to be done which may cause any of it to cease to be so.
          (c) No activities or services or processes of any of the Companies infringe or have infringed any intellectual property of any third party.
          (d) One of the Companies is licensed or otherwise has the legal right to use all computer programs owned by a third party which are used by any Company in the Ordinary Course of Business (“Developed Software”).
          (e) One of the Companies owns or has the legal right to use all computer programs designed, written, developed or configured by, on behalf of, or for the use of, the Companies which are used by it or another of the Companies in the Ordinary Course of Business, except for any Developed Software.
          (f) One of the Companies owns or otherwise has the legal right to use all information technology, telecommunications, network and peripheral equipment used by the Companies.
          Section 4.23 Competition Law. Except as disclosed in the Disclosure Statement:
          (a) None of the Companies is a party to any Contract, arrangement or course of conduct that in whole or in part infringes the competition or anti-trust law of any country in which it has assets or carries on or intends to carry on business or where its activities may have any effect.
          (b) None of the Companies has given any undertaking or assurance (whether or not legally binding) to, is subject to any Order of or investigation by, or has received any process, notice, request for information or other communication (formal or informal) from:
          (i) any court (in respect of anti-trust matters) or the European Commission,
          (ii) the EFTA Surveillance Authority,
          (iii) the Office of Fair Trading,
          (iv) the Competition Commission,
          (v) the Serious Fraud Office,
          (vi) the US Federal Trade Commission,
          (vii) the US Department of Justice, or
          (viii) any other competition or other authority having jurisdiction in competition or anti-trust matters under any competition or anti-trust legislation in any country in which any Company has assets or carries on or intends to carry on business or where its activities may have an effect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER GROUP
     The Buyer Group, jointly and severally, represents and warrants to Sellers as follows:
          Section 5.1 Organization.
          (a) Freedom is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub 1 is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. Acquisition Sub 2 is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. Acquisition Sub 3 is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. Each of Freedom, Acquisition Sub 1, Acquisition Sub 2 and Acquisition Sub 3 has all requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted and as it will be conducted through the Closing Date. Each of Freedom, Acquisition Sub 1, Acquisition Sub 2 and Acquisition Sub 3 is duly qualified to transact business in each jurisdiction in which the ownership, leasing or holding of its properties or the conduct or nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a Freedom Material Adverse Effect. True and complete copies of the Organizational Documents, minute books, stock certificate books and stock transfer books, in each case as amended to date, of each of Freedom, Acquisition Sub 1, Acquisition Sub 2 and Acquisition Sub 3 have previously been delivered or made available to Sellers’ Representative.
          (b) Freedom owns (of record and beneficially) all of the outstanding capital stock and other securities issued by Acquisition Sub 1, free and clear of all Liens of any kind other than Permitted Transfer Restrictions and this Agreement. Acquisition Sub 1 owns (of record and beneficially) all of the outstanding capital stock and other securities issued by Acquisition Sub 2, free and clear of all Liens of any kind other than Permitted Transfer Restrictions and this Agreement. Acquisition Sub 2 owns (of record and beneficially) all of the outstanding capital stock and other securities issued by Acquisition Sub 3, free and clear of all Liens of any kind other than Permitted Transfer Restrictions and this Agreement. Except as set forth in this Section 5.1, the Buyer Group does not (x) have any Subsidiaries (other than other Persons in the Buyer Group) or (y) own beneficially or otherwise, directly or indirectly, any Equity Securities or ownership interest in, or have any obligation to form or participate in, any other Person or (z) have any Contract to purchase any such interest, and Freedom has not agreed and is not obligated to make nor is bound by any Contract or undertaking of any nature under which it may become obligated to make any future Investment in any other Person.
          Section 5.2 Authority. Each of Freedom, Acquisition Sub 1, Acquisition Sub 2 and Acquisition Sub 3 has the corporate power, authority and legal right to execute and deliver each Transaction Document delivered or to be delivered by such Person and to perform all of its obligations hereunder and thereunder.
          Section 5.3 Binding Obligation. This Agreement has been duly authorized, executed and delivered by each of Freedom, Acquisition Sub 1, Acquisition Sub 2 and Acquisition Sub 3 and constitutes the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity. Each other Transaction Document delivered or to be delivered by Freedom, Acquisition Sub 1, Acquisition Sub 2 or Acquisition Sub 3 will be duly executed and delivered by such Person and, when so executed and delivered, will constitute the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.
          Section 5.4 No Breach. None of the execution, delivery or performance by each of Freedom, Acquisition Sub 1, Acquisition Sub 2 or Acquisition Sub 3 of any Transaction Document delivered or to be delivered by such Person or the consummation of the Transaction does or will, with or without the giving of notice or the lapse of time or both (a) require any Permit applicable to such Person, or (b) conflict with, or result in a breach or violation of or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under (i) any Organizational Documents of such Person, (ii) any Material Contract of such Person or (iii) assuming compliance with the matters referred to in Schedule 5.6, any Law, License, Permit or other requirement to which such Person or such Person’s properties or assets are subject, except, in each case, which would not have a Freedom Material Adverse Effect.
          Section 5.5 No Brokers. Except as disclosed in the Disclosure Statement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer Group who is or might be entitled to any fee, commission or payment from the Buyer Group in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction.

          Section 5.6 Governmental Approvals. Except as (x) disclosed in the Disclosure Statement or (y) as would not have a Freedom Material Adverse Effect, no Consent or Order of, with or to any Governmental Entity is required to be obtained or made by or with respect to the Buyer Group in connection with the execution, delivery and performance by the Buyer Group of any Transaction Document or the consummation by the Buyer Group of the Transaction.
          Section 5.7 Capitalization.
          (a) The Disclosure Statement sets forth (i) the authorized Equity Securities of each member of the Buyer Group, (ii) the number of Equity Securities of each member of the Buyer Group that are issued and outstanding, (iii) the number of Equity Securities held in treasury, and (iv) the number of Equity Securities of each member of the Buyer Group that is reserved for issuance, in each case, as of the date hereof and as of the Closing Date.
          (b) No shares of capital stock or other securities of Freedom (other than the Freedom Capital Stock and the Freedom Warrants) are issued, reserved for issuance or outstanding. All of the outstanding shares of Freedom Common Stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights. There are no bonds, debentures, notes or other Indebtedness of any type whatsoever of the Buyer Group having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any shareholders of the Freedom may vote. Except as set forth in the Disclosure Statement and except for the Freedom Warrants and the rights granted to Sellers under this Agreement, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any shares of capital stock of Freedom or any other securities of Freedom and none of the Buyer Group (and none of their Affiliates) is obligated, pursuant to any securities, options, warrants, calls, demands, Contracts or other rights of any nature or otherwise, now or in the future, contingently or otherwise, to issue, deliver, sell, purchase or redeem any capital stock of Freedom, any other securities of Freedom or any interest in or assets of Freedom to or from any Person or to issue, deliver, sell, purchase or redeem any stock appreciation rights or other Contracts relating to any capital stock or other securities of Freedom to or from any Person.
          (c) Freedom Common Stock is quoted on the American Stock Exchange. There is no Action or proceeding pending or, to the Buyer Group’s knowledge, threatened against Freedom by the American Stock Exchange with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.
          (d) As of the Closing, each of the Freedom Common Stock, the Freedom Exchange Shares and the Freedom Class A Stock to be issued pursuant to this Agreement will be duly authorized and when issued and delivered in accordance with the terms of this Agreement will be validly issued, fully paid, non-assessable, free and clear of all Liens of any kind, and not issued in violation of, and not subject to, any preemptive right. Upon delivery of the Freedom Common Stock, the Freedom Exchange Shares and the Freedom Class A Stock pursuant to this Agreement, each Seller will have good title to such Freedom Common Stock, the Freedom Exchange Shares and Freedom Class A Stock.
          (e) All of the outstanding Equity Securities of the Buyers are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights. The Acquisition Sub 1 Exchangeable Shares and the Exchangeable Securities will as of the Closing be duly authorized and reserved for issuance in accordance with this Agreement, and when issued and delivered in accordance with this Agreement, will be validly issued, fully paid, non-assessable, free and clear of all Liens of any kind, not issued in violation of, and not subject to, any preemptive right. There are no bonds, debentures, notes or other Indebtedness of any type whatsoever of the Buyer Group having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any shareholders of any Buyer may vote. Except as disclosed in the Disclosure Statement and except for rights granted to Sellers under this Agreement, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any shares of capital stock of any Buyer or any other securities of any Buyer and none of the Buyer Group (and none of their Affiliates) is obligated, pursuant to any securities, options, warrants, calls, demands, Contracts or other rights of any nature or otherwise, now or in the future, contingently or otherwise, to issue, deliver, sell, purchase or redeem any capital stock of any other securities of any Buyer or any interest in or assets of any Buyer to or from any Person or to issue, deliver, sell, purchase or redeem any stock appreciation rights or other Contracts relating to any capital stock or other securities of Acquisition Sub 2 to or from any Person.
          (f) All of the outstanding Equity Securities of the Buyer Group have been issued in compliance in all material respects with all requirements of Laws and Contracts applicable to the Buyer Group and the Equity Securities of the Buyer Group.

          (g) Except as disclosed in the Freedom SEC Reports filed prior to the date hereof or as contemplated by the Transaction Documents, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other Contracts or understandings to which any Person in the Buyer Group is a party or by which any Person in the Buyer Group is bound with respect to any Equity Security of the Buyer Group.
          (h) Except as disclosed in Freedom SEC Reports filed prior to the date of this Agreement or in the Disclosure Statement, as a result of the consummation of the Transaction, no shares of capital stock, warrants, options or other securities of Freedom are issuable and no rights in connection with any shares, warrants, rights, options or other securities of Freedom accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
          Section 5.8 Financial Information.
          (a) Set forth in the Disclosure Statement are (i) the audited balance sheet of Freedom as of December 31, 2006 and the related audited statements of operations, stockholders’ equity and cash flows for the period ended December 31, 2006 (the “Freedom Audited Financial Statements”) and (ii) the unaudited balance sheet of Freedom as of March 31, 2007 (the “March 31, 2007 Freedom Balance Sheet”) and the related statements of operations, stockholder’ equity and cash flows for the three month period ended March 31, 2007 (the “Freedom Interim Financial Statements” and collectively, with the Freedom Audited Financial Statements and the notes to each of them are the “Freedom Financial Statements”). Except as disclosed in the Disclosure Statement, the Freedom Financial Statements have been prepared from and in accordance with the books, accounts and financial records of Freedom and its Subsidiaries (which accurately and consistently reflect all material transactions to which Freedom and its Subsidiaries were parties during the periods set forth) and present fairly, in all material respects, in conformity with GAAP applied on a consistent basis, the financial position of Freedom and its Subsidiaries as of the dates set forth therein and their results of operations and cash flows for the periods set forth therein. Freedom has established adequate internal controls for companies whose securities are listed on the American Stock Exchange for purposes of preparing its periodic financial statements and the Freedom Financial Statements.
          (b) Freedom has no Liabilities of any kind or character, except for Liabilities (i) disclosed in the Disclosure Statement, (ii) in the amounts set forth or reserved on the March 31, 2007 Freedom Balance Sheet or the notes thereto, including contingent liabilities expressly set forth therein, (iii) arising in the ordinary course of business consistent with past practices since March 31, 2007, (iv) Liabilities under this Agreement or the other Transaction Documents or expressly permitted to be incurred under this Agreement or the other Transaction Documents or, disclosed in this Agreement or the other Transaction Documents or the Schedules and Exhibits to this Agreement or the Disclosure Statement or the other Transaction Documents, or (v) Liabilities that would not have a Freedom Material Adverse Effect.
          (c) Buyers do not now conduct and have never conducted any business or operations and have not engaged in any other material transaction other than valuation and pursuit of transactions such as the Transaction, the Transaction and as set forth in Freedom SEC Reports filed prior to the date of this Agreement.
          Section 5.9 Absence of Material Adverse Effect and Certain Events.
          (a) Except as disclosed in the Disclosure Statement, no conditions, circumstances or facts exist, and since March 31, 2007, there have not been any events, occurrences, changes, developments or circumstances, which have had a Freedom Material Adverse Effect.
          (b) Except as disclosed in the Disclosure Statement, from and after March 31, 2007, the Buyer Group has conducted its business only in the ordinary course consistent with past practices.
          (c) Except as disclosed in the Disclosure Statement, the Buyer Group has not since March 31, 2007 taken any action of the type referred to in Section 6.1(b).
          Section 5.10 Taxes. Except as disclosed in the Disclosure Statement
          (a) Freedom and each of its Subsidiaries has filed all material Tax Returns required to be filed by it (“Freedom Tax Returns”). All such Freedom Tax Returns were correct and complete in all material respects. All Freedom Tax Returns have been timely filed with the appropriate tax authorities in all jurisdictions in which such Freedom Tax Returns are or were required to be filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired.
          (b) All Taxes due and owing by Freedom and by each of its Subsidiaries (whether or not shown on any Freedom Tax Return) have been paid or adequate reserves therefor have been established on the March 31 2007 Freedom Balance Sheet in accordance with GAAP.
          (c) The Buyer Group has timely withheld proper and accurate amounts from its employees, customers, shareholders, creditors and others from whom it is or was required to withhold Taxes in compliance with all applicable Laws and has timely paid all such withheld amounts to the appropriate taxing authorities.

          (d) All Taxes due with respect to any completed and settled audit, examination or deficiency Action with any taxing authority for which Freedom or any of its Subsidiaries is or might otherwise be liable have been paid in full.
          (e) There is no audit, examination, claim, assessment, levy, deficiency, administrative or judicial proceeding, lawsuit or refund Action pending or threatened with respect to any Taxes for which Freedom or any of its Subsidiaries is or might otherwise be liable and no taxing authority has given notice of the commencement of any audit, examination or deficiency Action with respect to any such Taxes. Freedom has delivered to the Sellers correct and complete copies of all examination reports, closing agreements and statements of deficiencies assessed against or agreed to by Freedom or any of its Subsidiaries filed or received since December 31, 2003.
          (f) There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of Freedom or any of its Subsidiaries due for any taxable period.
          (g) Neither Freedom nor any of its Subsidiaries has received written notice of any claim by any taxing authority in a jurisdiction where Freedom or any of its Subsidiaries does not file Freedom Tax Returns that Freedom or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
          (h) No Liens for Taxes exist with respect to any of the assets or properties of the Buyer Group, except for Permitted Liens.
          (i) The Buyer Group has never made an election to be classified as an S Corporation for federal income tax purposes.
          (j) The Buyer Group is not liable, nor does the Buyer Group have any potential liability, for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise.
          (k) The Buyer Group is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement.
          (l) None of the Buyer Group is a party to any Contract, plan, understanding or other arrangement which, individually or collectively with respect to any Person, could give rise to the payment of any amount that would not be deductible by the Companies by reason of Section 280G of the Code (or any corresponding provision of U.S. or non-U.S. federal, state and local Tax law) as a result of the Transaction.

          (m) Freedom and each of its Subsidiaries has collected all sales, use and value added Taxes required to be collected, and has remitted or will remit within the time and in the manner prescribed by law, such amounts to the appropriate taxing authority and has furnished properly completed exemption certificates for all exempt transactions.
          Section 5.11 Assets and Properties.
          (a) Except as disclosed in the Disclosure Statement, Freedom has (i) good title to all of its material assets and properties (whether real, personal or mixed, or tangible or intangible) (including all assets and properties recorded on the March 31, 2007 Freedom Balance Sheet, other than assets and properties disposed of in the Ordinary Course of Business since March 31, 2007) and (ii) valid leasehold interests in all of its assets and properties which it leases, in each case (with respect to both clause (i) and (ii) above), free and clear of any Liens, other than Permitted Liens.
          (b) Acquisition Sub 1, Acquisition Sub 2 and Acquisition Sub 3 do not have any assets or properties of any kind (other than applicable Equity Securities).
          (c) Except as disclosed in the Freedom SEC Reports, the Buyer Group does not own or lease nor has it ever owned or leased any real property.
          (d) All of the tangible assets and properties owned or leased by the Buyer Group are adequately maintained and are in good operating condition and repair and free from any material defects, reasonable wear and tear excepted.
          (e) As of the date hereof and at the Closing Date, Freedom has and will have no less than $450,000,000 invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less.
          (f) Freedom has no Indebtedness, other than, solely as of the Closing Date, under the Credit Agreement.
          Section 5.12 Contracts.
          (a) The Disclosure Statement lists all of the Material Contracts binding on Freedom or any of its Subsidiaries or the assets or property of Freedom or any of its Subsidiaries (“Freedom Material Contracts”).
          (b) Except as disclosed in the Disclosure Statement, Freedom (and, to the knowledge of the Buyer Group, each of the other party or parties thereto), has performed all obligations required to be performed by it under each Freedom Material

Contract, except for any failure to perform that would not have a Freedom Material Adverse Effect. Except as disclosed in the Disclosure Statement, no event has occurred or circumstance exists with respect to any of the Buyer Group or, to the knowledge of the Buyer Group, with respect to any other Person that (with or without lapse of time or the giving of notice or both) does or may contravene, conflict with or result in a violation or breach of or give any of the Buyer Group or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify, any Freedom Material Contract except in each case as would not have a Freedom Material Adverse Effect. No party to any Freedom Material Contract has repudiated any material provision thereof or terminated any Freedom Material Contract. All Freedom Material Contracts are valid and binding on Freedom or its Subsidiaries and, to the knowledge of the Buyer Group, the other parties thereto, and are in full force and effect, except in each case as would not have a Freedom Material Adverse Effect.
          (c) Except as disclosed in the Disclosure Statement, (i) there are no “change of control” or similar provisions or any obligations arising under any Freedom Material Contract which are created, accelerated or triggered by the execution, delivery or performance of any Transaction Document or the consummation of the Transaction and (ii) none of the execution, delivery or performance of any Transaction Document or consummation of the Transaction will, under the terms, conditions or provisions of any Freedom Material Contract (A) require any Consent of, with or to any Person, (B) result in any increase or decrease in any payment or change in any material term or condition, (C) give rise to any right of amendment, termination, cancellation or acceleration of any right or obligation or to a loss of benefit or (D) grant any repayment or repurchase rights to any Person.
          (d) Except as set forth in the Freedom SEC Reports filed prior to the date of this Agreement or as disclosed in the Disclosure Statement, there are no Contracts or other understandings, commitments or obligations (including, without limitation, outstanding offers or proposals) of any kind, whether written or oral, to which Freedom is a party or by or to which any of the properties or assets of Freedom or its Subsidiaries may be bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000, or (b) may not be cancelled by Freedom on 30 days’ or less prior notice without payment of a penalty or premium of any kind.
          Section 5.13 Litigation. Except as disclosed in the Disclosure Statement, (i) no judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any arbitrator, court or other Governmental Entity to which any of the Buyer Group is party or by which any of the Buyer Group or any assets of any thereof is bound, and which relates to or affects the Buyer Group, the assets, properties, Liabilities or employees of the Buyer Group, the business of the Buyer Group, any

Transaction Document or the Transaction is in effect and (ii) none of the Buyer Group is party to or engaged in or, to the knowledge of the Buyer Group, threatened with any Action which relates to or affects any of the Buyer Group, the assets, properties, Liabilities or employees of the Buyer Group, the business of the Buyer Group, any Transaction Document or the Transaction.
          Section 5.14 Environmental Matters. Except as disclosed in the Disclosure Statement, the Buyer Group does not have any material Liability under any applicable Environmental Law or under any Contract with respect to or as a result of the presence, discharge, generation, treatment, storage, handling, removal, disposal, transportation or Release of any Hazardous Material.
          Section 5.15 Compliance with Applicable Law. Except as disclosed in the Disclosure Statement, (i) the Buyer Group is in compliance and has complied with all Laws applicable to the Buyer Group and its business, (ii) no claims or complaints from any Governmental Entities or other Persons have been asserted or received by the Buyer Group since formation related to or affecting the Buyer Group and its business and, to the knowledge of the Buyer Group, no claims or complaints are threatened, alleging that the Buyer Group is in violation of any Laws or Permits applicable to the Buyer Group and its business and (iii) to Freedom’s knowledge, no investigation, inquiry, or review by any Governmental Entity with respect to the Buyer Group and its business is pending or threatened, nor has any Governmental Entity indicated to the Buyer Group an intention to conduct any such investigation, inquiry or review, except any non-compliance, claim, complaint, investigation, inquiry or review that would not have a Freedom Material Adverse Effect.
          Section 5.16 Permits and Licenses. The Buyer Group has all the material Permits and Licenses (the “Freedom Permits”) that are necessary for the Buyer Group to operate its business and to own and use its assets in compliance with all Laws applicable to such operation, ownership and use, except where such non-compliance would not have a Freedom Material Adverse Effect. All the Freedom Permits are validly held by the Buyer Group and are in full force and effect. Except as disclosed in the Disclosure Statement, no Freedom Permit will be subject to suspension, modification, revocation, cancellation, termination or nonrenewal as a result of the execution, delivery or performance of any Transaction Document or the consummation of the Transaction. The Buyer Group has complied in all material respects with all of the terms and requirements of the Freedom Permits.
          Section 5.17 Employee Matters.
          (a) The Buyer Group is not, and never has been, a party to any Contract regarding collective bargaining or other Contract with or to any labor union or association representing any employee of the Buyer Group, nor does any labor union or collective bargaining agent represent any employee of the Buyer Group. No Contract regarding collective bargaining has been requested by, or is under discussion between management of the Buyer Group (or any management group or association of which the Buyer Group is a member or otherwise a participant) and, any group of employees of the Buyer Group nor are there any representation proceedings or petitions seeking a representation proceeding presently pending against the Buyer Group with any labor relations tribunal, nor are there any other current activities, to the knowledge of Freedom, to organize any employees of the Buyer Group into a collective bargaining unit. There are no unfair labor practice charges or complaints pending or, to the knowledge of the Buyer Group, threatened against the Buyer Group.
          (b) The Buyer Group does not and is not required to, and has not and has never been required to, maintain, sponsor, contribute to, or administer any Plan and does not have any Liability of any kind with respect to any Plan (under ERISA or otherwise). The Buyer Group does not have any Contract, plan or commitment, whether or not legally binding, to create any Plan.
          (c) The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transaction will not (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Buyer Group; or (ii) result in the acceleration of the time of payment or vesting of any such benefits.
          Section 5.18 Insurance.
          (a) The material insurance policies and surety bonds which the Buyer Group maintains with respect to its assets, Liabilities, employees, officers or directors or business (“Freedom Insurance Policies”): (i) are in full force and effect and will not lapse or be subject to suspension, modification, revocation, cancellation, termination or nonrenewal by reason of the execution, delivery or performance of any Transaction Document or consummation of the Transaction; (ii) insure the Buyer Group in reasonably sufficient amounts against all risks usually insured against by Persons operating similar businesses or properties in the localities where such businesses or properties are located; and (iii) are sufficient for compliance with all requirements of Law and Contracts of the Buyer Group. The Buyer Group is current in all premiums or other payments due under each Freedom Insurance Policy and has otherwise performed in all material respects all of their respective obligations thereunder. The Buyer Group has given timely notice to the insurer under each Freedom Insurance Policy of all pending material claims known to the Buyer Group that may be insured thereby.

          (b) The Buyer Group has not received since formation of Freedom from any insurance carrier with which it has carried any insurance (i) any refusal of coverage or notice of material limitation of coverage or any notice that a defense will be afforded with reservation of rights in respect of claims that are or would reasonably be expected to be material to the Buyer Group; (ii) any notice of cancellation; or (iii) any notice that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any Freedom Insurance Policy is not willing or able to perform its obligations thereunder.
          Section 5.19 Freedom SEC Reports.
          (a) Freedom has filed and made available to Sellers’ Representative all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Freedom with the SEC since Freedom’s formation (collectively, the “Freedom SEC Reports”). The Freedom SEC Reports, including all forms, reports and documents filed by Freedom with the SEC after the date hereof and prior to the Closing Date (i) were and, in the case of the Freedom SEC Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by Freedom with the SEC after the date of this Agreement (other than information with respect to the Companies or the Sellers contained therein), will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Freedom SEC Reports or necessary in order to make the statements in such Freedom SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of Freedom is required to file any forms, reports, schedules, statements or other documents with the SEC.
          (b) Each of the financial statements (including, in each case, any related notes and schedules) contained in the Freedom SEC Reports, including any Freedom SEC Reports filed after the date of this Agreement (other than information with respect to the Companies or the Sellers contained therein), complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects, or will fairly present in all material respects, the financial position of Freedom as of the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.
          (c) The sole executive officer of Freedom has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and Freedom is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the American Stock Exchange.
          (d) The information in the Proxy Statement (other than information relating to the Companies or the Sellers supplied by the Sellers’ Representative for inclusion in the Proxy Statement) will not as of date of its distribution to the Freedom Stockholders (or any amendment or supplement thereto) or at the time of the Freedom Stockholders’ Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.
          Section 5.20 Investment Representations. Each of the Buyers is purchasing the Purchased Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.
          Section 5.21 Financial Resources. Freedom has obtained commitment letters attached hereto as Exhibit D (the “Commitment Letters”) from reputable financial institutions to provide all funds necessary to consummate the Transaction contemplated by this Agreement (the “Financing”).
ARTICLE VI
COVENANTS
          Section 6.1 Conduct of Business. Except (i) as permitted by this Agreement and the Transaction Documents; (ii) as required by Law; (iii) as set forth in Schedule 6.1; (iv) as contemplated by the Reorganization; or (v) as approved in advance in writing by Freedom and Sellers’ Representative (which approval shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement and the Closing Date and subject to the terms of Section 9.18(b):
          (a) Sellers shall cause each of the Companies to, and Freedom shall and shall cause each of its Subsidiaries to:

          (i) carry on its business in the Ordinary Course of Business;
          (ii) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes;
          (iii) pay or perform in all material respects all Material Contracts and other material obligations when due; and
          (iv) use reasonable efforts, consistent with past practices and policies, to (A) preserve intact its present business, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, and others with which it has significant business dealings.
          (b) Sellers will not cause or permit any of the Companies to do any of the following (except, in any case, for any of the transactions contemplated by the Reorganization), and Freedom will not, and will not cause or permit any of its Subsidiaries to, do any of the following:
          (i) propose to adopt any amendments to or amend its Organizational Documents (other than as provided in Section 6.2);
          (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) any of its securities or any securities of any of its Subsidiaries; provided, however, that nothing in this paragraph (ii) shall prohibit any of the Companies from providing equity-based or performance-based compensation and bonus payments to any present or future officers, employees or consultants in the Ordinary Course of Business; provided that any Person that receives Equity Securities of any of the Companies and that is not otherwise a Party to this Agreement must (as a condition to receipt of such Equity Securities) become a Party to this Agreement (by joinder agreement, counterpart signature or otherwise) and agree that such Equity Securities shall be Purchased Shares subject to this Agreement; and provided further that nothing in this paragraph shall result in a change in the Aggregate Purchase Price, including increasing the cash portion thereof or the number of shares of any class of Equity Securities to be issued by any member of the Buyer Group hereunder;
          (iii) acquire or redeem, directly or indirectly, or amend any of its securities (other than the redemption or repurchase of non-voting shares of

GHL, GPSL, GPCL and GPAM at a purchase price equal to the par values thereof) or any securities of any of its Subsidiaries;
          (iv) split, combine or reclassify any shares of capital stock or other Equity Securities;
          (v) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its Subsidiaries;
          (vi) (i) incur or assume any long-term or short-term Indebtedness or issue any debt securities, except for (A) letters of credit issued in the Ordinary Course of Business, (B) short-term debt incurred to fund operations of the business or for cash management purposes, in each case in the Ordinary Course of Business, (C) loans or advances to direct or indirect wholly-owned Subsidiaries in the Ordinary Course of Business, (D) the Credit Agreement, and (E) with respect only to existing Indebtedness having a maturity date occurring after the date of this Agreement but prior to the Closing Date, to refinance, extend or renew the maturity of any existing Indebtedness in an amount not to exceed such existing Indebtedness, provided that such refinancing or extension is at prevailing market interest rates and otherwise on terms not materially less favorable in the aggregate than the existing Indebtedness being so refinanced, renewed or extended, (ii) other than in the Ordinary Course of Business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person except obligations of any of their respective direct or indirect wholly-owned Subsidiaries, (iii) make any material loans, advances or capital contributions to or Investments in any other Person; or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens), except (A) pursuant to, or as permitted under the Indebtedness described in (i), or (B) as incurred in the Ordinary Course of Business;
          (vii) except as may be required by applicable Law, or to satisfy contractual obligations existing on the date hereof; (i) enter into, adopt, amend (including to provide for the acceleration of vesting), modify in any material respect or terminate any Plan, increase in any material manner the compensation or fringe benefits of any consultant, director, officer or employee, or (ii) pay any special bonus, remuneration or benefit to any director, officer or employee not required by any Plan as in effect as of the date hereof; provided, however, that this paragraph (vii) shall not prevent any of the Companies (A) from entering into employment agreements, offer letters or retention agreements with employees and consultants in the Ordinary Course of Business, and paying compensation or fringe benefits pursuant to any such agreements, offer letters or retention agreements or (B) from increasing annual compensation of employees and consultants and/or from providing for or amending bonus arrangements for employees and consultants in the ordinary course of compensation reviews (to the extent that such compensation increases and new or amended bonus arrangements are consistent with past practice);
          (viii) forgive any loans to any of its employees, officers or directors or any employees, officers or directors of any of its Subsidiaries, or any of its Affiliates;
          (ix) make any deposits or contributions of cash or other property to, or take any other action to fund or in any other way secure the payment of compensation or benefits under, any Plans, other than deposits and contributions that are required pursuant to the terms of any such Plan or any Contracts subject to any such Plan in effect as of the date hereof or as required by applicable Law;
          (x) enter into, amend, or extend any collective bargaining agreement;
          (xi) acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to existing Contracts, (ii) transactions in the Ordinary Course of Business (including purchases and sales of cash equivalents and other investments in the ordinary course of treasury and cash management operations), or (iii) transactions not in excess of $1,000,000 individually, or $10,000,000 in the aggregate;
          (xii) except as may be required to remain in compliance with applicable Laws or GAAP, make any change in any of the accounting principles or practices used by it;
          (xiii) change any material Tax election, change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;
          (xiv) enter into any Contract that would be a GLG Material Contract or a Freedom Material Contract, as the case may be, or amend in any material respect any GLG Material Contract or any Freedom Material Contract, as

the case may be, or grant any release or relinquishment of any material rights under any GLG Material Contract or Freedom Material Contract, as the case may be, except that any of the Companies may enter into or amend any GLG Material Contract in connection with the organization, promotion or operation of any existing or new GLG Fund, management account or other investment product or service in the Ordinary Course of Business;
          (xv) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity or ownership interest therein;
          (xvi) settle or compromise any pending or threatened Action or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, other than the settlement, compromise, payment, discharge or satisfaction of Actions and Liabilities (i) reflected or reserved against in full in the balance sheet included in the GLG Financial Statements or the Freedom Financial Statements, as the case may be; (ii) covered by existing insurance policies; (iii) settled since the respective dates thereof in the Ordinary Course of Business; (iv) is any of the settlements or related matters set forth in the Disclosure Statement; or (v) otherwise less than $5,000,000 individually and $25,000,000 in the aggregate;
          (xvii) except as required by applicable Law or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the Ordinary Course of Business; or
          (xviii) enter into a Contract to do any of the foregoing or knowingly take any action which is reasonably expected to result in any of the conditions to the consummation of the Transaction not being satisfied, or knowingly take any action which would materially impair its ability to consummate the Transaction in accordance with the terms hereof or materially delay such consummation.
          (c) Nothing in this Agreement shall restrict in any way the declaration or payment of any dividend or distribution by any of the Companies in respect of earnings or surplus or retained capital for any period ending on or prior to the Closing Date, other than liquidating distributions (following dissolution and winding up). If any such dividend or distribution is declared, but not fully paid, prior to the Closing Date, it may be paid, in whole or in part, from time to time after the Closing, out of any cash or other working capital of the Companies available at Closing, or any cash generated from operations of the Companies after the Closing (but not from borrowings under the Credit Agreement or the incurrence of other Indebtedness) to the shareholders of record, partners, members or other Persons identified in the resolutions or other record declaring the dividend or other distribution. No other person shall have any right, title or interest in or to such amounts payable as dividends or distributions. No board of directors, manager, partner, trustee or other management of any of the Companies shall have any right, power or authority to rescind or modify in any respect any such dividend or distribution without the consent of Sellers’ Representative.
          (d) Nothing in this Agreement shall restrict in any way the acquisition of GLG, Inc. following the Closing by one or more of the Companies, on such terms and conditions as any such Companies may determine, in their reasonable discretion. Any of the Companies may negotiate, execute and deliver one or more Contracts to acquire GLG, Inc. (before or after the Closing), and consummate that acquisition after the Closing, as such Companies and GLG, Inc. may agree.
          Section 6.2 Proxy Statement; Freedom Stockholders’ Meeting.
          (a) As promptly as practicable after the execution of this Agreement, Freedom will prepare and file the Proxy Statement with the SEC. Freedom will respond to any comments of the SEC and Freedom will use its commercially reasonable efforts to mail the Proxy Statement to its stockholders at the earliest practicable time. As promptly as practicable after the execution of this Agreement, Freedom will prepare and file any other filings required under the Securities Act or the Exchange Act or any other Federal, foreign or Blue Sky laws relating to the Transaction, (collectively, the “Other Filings”). Freedom will notify the Sellers’ Representative promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement or any Other Filing or for additional information and will supply the Sellers’ Representative with copies of all correspondence between Freedom or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. The Proxy Statement and the Other Filings will comply in all material respects with all applicable Law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, the Sellers’ Representative or Freedom, as the case may be, will promptly inform the other Party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to Freedom Stockholders, such amendment or supplement. The proxy materials will be sent to the Freedom Stockholders for the purpose of soliciting proxies from Freedom Stockholders to vote in favor of (i) the adoption of this Agreement and the approval of the Transaction; (ii) the issuance and sale of the Freedom Common Stock, the Freedom Class A Stock and the Freedom Exchange Shares to the extent that such issuance requires shareholder approval under the rules of the American Stock Exchange; (iii) the adoption of the Freedom Plan; and (iv) approving amendments to the Certificate of Incorporation of Freedom as required so that the Certification of Incorporation of Freedom can be amended and restated in the form attached hereto as Exhibit F to (x) authorize the Freedom Class A Stock and reclassify the Freedom Common Stock; and (y) change Freedom’s name to “GLG Partners, Inc.” or such similar available name as recommended by management of Freedom following the Closing.
          (b) As soon as practicable following its approval by the SEC, Freedom shall distribute the Proxy Statement to the Freedom Stockholders and, pursuant thereto, shall call a meeting of the Freedom Stockholders (the “Freedom Stockholders’ Meeting”) in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Transaction and the other matters presented to the Freedom Stockholders for approval or adoption at the Freedom Stockholders’ Meeting.
          (c) Freedom shall comply, and the Sellers’ Representative shall provide Freedom with such information concerning the Companies as may be necessary for the information concerning the Companies or Sellers in the Proxy Statement to comply, with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Freedom Stockholders’ Meeting. Without limiting the foregoing, Freedom shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the Freedom Stockholders, and as of the date of the Freedom Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Freedom shall not be responsible for the accuracy or completeness of any information relating to the Companies or the Sellers or any other information furnished by the Companies for inclusion in the Proxy Statement).
          (d) Freedom, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the Freedom Stockholders vote in favor of the adoption of this Agreement and the approval of the Transaction, and shall otherwise use reasonable best efforts to obtain the Requisite Shareholder Approval.
          (e) The Sellers (other than any Designated Seller) or Sellers’ Representative shall review the Proxy Statement and shall confirm in writing to Freedom, as of the date of mailing the Proxy Statement to Freedom Stockholders, that the information relating to the Sellers and the Companies contained in the Proxy Statement does not, to the knowledge of Sellers, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (the “Proxy Confirmation”). From and after the date on which the Proxy Statement is mailed to the

Freedom Stockholders, Sellers’ Representative will give Freedom written notice of any action taken or not taken by Sellers or the Companies which is known by Sellers’ Representative to cause the Proxy Confirmation to be incorrect or inaccurate in any material respect provided that, if any such action shall be taken or fail to be taken, the Sellers (other than any Designated Seller) and Freedom shall cooperate fully to cause an amendment to be made to the Proxy Statement such that the Proxy Confirmation is no longer incorrect or inaccurate in any material respect with respect to any information concerning the Companies or Sellers required to be included in the Proxy Statement. The obligations of each Designated Seller in respect of the Proxy Statement are set forth in Section 9.18(c).
          Section 6.3 Directors and Officers of Freedom After Closing. Freedom and the Sellers shall take all necessary action so that the persons listed on Schedule 6.3, and such other persons as may be nominated by the Sellers’ Representative are appointed or elected, as applicable, to the positions of officers and directors of Freedom and its Subsidiaries, as set forth therein, to serve in such positions effective immediately after the Closing.
          Section 6.4 HSR Act. If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Freedom and Sellers’ Representative shall each prepare and file the notification required of it thereunder in connection with the Transaction and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Freedom and Sellers’ Representative shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Transaction; (b) give the other prompt notice of the commencement of any Action by or before any Governmental Entity with respect to the Transaction; and (c) keep the other reasonably informed as to the status of any such Action. Filing fees with respect to the notifications required under the HSR Act shall be paid by the Sellers.
          Section 6.5 Required Information.
          (a) Sellers’ Representative and Freedom each shall, upon request by the other, furnish the other with all information concerning themselves, their Subsidiaries, the Companies, the respective directors, officers, stockholders and partners of the Companies and the Buyer Group (including the directors of Freedom and its Subsidiaries to be elected effective as of the Closing) and such other matters as may be reasonably necessary or advisable in connection with the Transaction, or any other statement, filing, notice or application made by or on behalf of the Companies and the Buyer Group to any third party and/or any Governmental Entity in connection with the Transaction.

          (b) From the date hereof through the Closing Date, each of the Parties will provide to the other Parties and their respective Representatives full access during normal business hours to the properties, books, records, employees of the Companies and the Buyer Group to make or cause to be made such review of the business, the assets, properties and Liabilities and financial and legal condition of the Companies and the Buyer Group as any Party deems necessary or advisable, provided that any such review shall not interfere unnecessarily with normal operations of the Companies and the Buyer Group.
          Section 6.6 Confidentiality. Any confidentiality agreement with respect to the Transaction previously executed by the Parties (or any of them) shall be superseded in its entirety by the provisions of this Agreement. Each Party agrees to maintain in confidence any non-public information received from the other Party, and to use such non-public information only for purposes of consummating the Transaction. Such confidentiality obligations will not apply to (i) information which was known to the one Party or its Representatives prior to receipt from the other Party; (ii) information which is or becomes generally known; (iii) information acquired by a Party or its Representative from a third party who was not known by such Party to be bound to an obligation of confidentiality; and (iv) disclosure required by Law or the rules and regulations of or pursuant to any agreement with a stock exchange or trading system. In the event this Agreement is terminated, each Party (A) will at the request of the relevant party return or cause to be returned to the relevant party all documents and other material obtained from the relevant party in connection with the Transaction, and (B) will at the request of the relevant party use its reasonable efforts to delete from its computer systems all documents and other material obtained from the relevant party in connection with the Transaction.
          Section 6.7 Public Disclosure. From the date of this Agreement until Closing or termination, the Parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transaction, and no Party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Transaction without the prior consent of Freedom (in the case of the Sellers or the Companies) or the Sellers’ Representative (in the case of Freedom or the Buyer Group), except as required by any Laws or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the Transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other Party regarding such disclosure, allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, seek such confidential treatment for such terms or portions of this Agreement or the Transaction as may be reasonably requested by the other Party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by (x) any Party to its counsel, accountants and other professional advisors or (y) in the case of Lehman, in connection with any disclosures it is required to make in connection with legal, regulatory or financial reporting obligations (so long as Freedom is provided a reasonable opportunity, if practicable, to review and comment on such communication to the extent that it involves any public disclosure of information not previously the subject of a public disclosure and, if necessary, to make a simultaneous public disclosure of such information). Notwithstanding the foregoing, the Parties hereto agree that promptly as practicable after the execution of this Agreement, Freedom will file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, with respect to which Freedom shall consult with the Sellers’ Representative. Freedom shall provide to Sellers’ Representative for review and comment a draft of the Current Report on Form 8-K prior to filing with the SEC; provided that unless objected to by the Sellers’ Representative by written notice given to Freedom within two (2) days after delivery to the Sellers’ Representative specifying the language to which reasonable objection is taken, any language included in such Current Report shall be deemed to have been approved by the Sellers’ Representative and may be filed with the SEC and used in other filings made by Freedom with the SEC.
          Section 6.8 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Section 2.4 or 2.5, as applicable, to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any Action by any Governmental Entity; (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transaction; (iv) the defending of any Actions challenging this Agreement or the consummation of the Transaction, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the Transaction, and to fully carry out the purposes of this Agreement. Anything contained in this Agreement to the contrary notwithstanding, none of the Parties or their Affiliates will be required to commence litigation or divest or hold separate any business or assets or limit or restrict its rights or ability to engage in any business in connection with the consummation of the Transaction.
          Section 6.9 Notices of Certain Events. From the date hereof through the earlier of the Closing Date or termination of this Agreement, Sellers’ Representative will notify Freedom, and Freedom will notify Sellers’ Representative, of: (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transaction; (ii) any notice or other communication from any Governmental Entity in connection with the Transaction; and (iii) any Action commenced or threatened, relating to or involving or otherwise affecting the Companies, the Buyer Group, the assets, Liabilities or employees of the Companies or the Buyer Group or the consummation of the Transaction. No notice pursuant to this Section will affect any representations or warranties, covenants, obligations, agreements or conditions set forth herein or otherwise affect any available remedies.
          Section 6.10 Directors’ and Officers’ Insurance. From and after the Closing Date and until the six year anniversary of the Closing Date, Freedom shall maintain in effect directors’ and officers’ liability insurance covering those Persons covered by the directors’ and officers’ liability insurance maintained by Freedom as of the date hereof for any actions taken by them or omissions by them on or before the Closing Date with the same directors’ and officers’ liability insurance coverage as may be provided from time to time by Freedom to its then existing directors and officers; provided that, in no event will Freedom be required to expend in the aggregate amounts in any year in excess of $150,000 over the amount it would otherwise have expended for such insurance to cover its then existing directors and officers (in which event, Freedom shall purchase the greatest coverage available for such amount). Nothing in this Section shall affect the right of any directors or officers that continue their employment with Freedom to participate in any directors’ and officers’ liability insurance policy in effect after the Closing for actions taken after Closing.
          Section 6.11 Advice of Changes. The Sellers’ Representative, on the one hand, and Freedom, on the other hand, will give prompt notice to the other upon becoming aware of (i) the occurrence, or failure to occur, of any event which would be likely to cause any representation or warranty of such Party contained in any Transaction Document to be untrue or inaccurate in any material respect; and (ii) any failure on its part to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Document on or prior to the Closing Date. The notifying Party will use its reasonable best efforts to prevent or promptly remedy any matter which is or would be the subject of any such notice. No notice pursuant to this Section will affect any representations or warranties, covenants, agreements, obligations or conditions set forth herein or limit or otherwise affect any available remedies.
          Section 6.12 Consents. Promptly after the date of this Agreement, the Parties will (a) make all filings required by Law to be made by Sellers, the Companies or the Buyer Group, as applicable, in connection with the Transaction Documents or the consummation of the Transaction; (b) cooperate with the other Parties with respect to all filings that each such Party reasonably elects to make or is required by Law to make in connection with the Transaction Documents or the consummation of the Transaction; and (c) obtain all Consents and Orders of all Persons required to be obtained in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the Transaction.
          Section 6.13 Financing at Closing.
          (a) Freedom and the Sellers’ Representative shall use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in the Commitment Letters, including using reasonable efforts to (i) satisfy on a timely basis all terms, covenants and conditions set forth in the Commitment Letters, (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letters, (iii) enforce its rights under the Commitment Letters that are within its control, and (iv) consummate the Financing at or prior to Closing. Freedom will provide Sellers’ Representative reasonable opportunities to review and comment on such definitive agreements prior to their execution and will furnish correct and complete copies of all such definitive agreements to the Sellers’ Representative promptly upon their execution.
          (b) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters or any Commitment Letter shall be terminated for any reason, (i) Freedom and the Sellers shall use their reasonable efforts to arrange alternative equity or debt financing from alternative sources in an amount sufficient to consummate the Transaction on terms mutually agreeable to Freedom and the Sellers, and (ii) the Termination Date shall be extended for a period of twelve (12) months, and the Parties will use their commercially reasonable efforts to consummate the Transaction in accordance with this Agreement as soon as practicable after such alternative Financing is available.
          Section 6.14 Acquisition Sub 1 Exchangeable Shares. Prior to the Closing Date, Acquisition Sub 1 shall amend its Memorandum and Articles of Association to include terms and conditions for the Acquisition Sub 1 Exchangeable Shares, substantially as set forth in Exhibit D, with such changes therein as may be approved by Freedom, Noam Gottesman and the Sellers’ Representative. Freedom, as sole stockholder of Acquisition Sub 1, shall (x) vote all of its shares to authorize any such amendment of the Acquisition Sub 1 Memorandum and Articles of Association, and to elect, or to remove and elect, directors of Acquisition Sub 1 that will authorize any such amendment of the Acquisition Sub 1 Memorandum and Articles of Association and (y) take such other actions and execute and deliver such documents as may be required to cause such amendment of the Acquisition Sub 1 Memorandum and Articles of Association.
          Section 6.15 Acquisition Sub 2 Exchangeable Securities. Prior to the Closing Date, Acquisition Sub 2 shall amend its Memorandum and Articles of Association to include terms and conditions for the Exchangeable Securities, substantially as set forth in Exhibit E, with such changes therein as may be approved by Freedom, Noam Gottesman and the Sellers’ Representative. Acquisition Sub 1, as sole stockholder of Acquisition Sub 2, and Freedom as sole stockholder of Acquisition Sub 1, each shall (x) vote all of its shares to authorize any such amendment of the Acquisition Sub 2 Memorandum and Articles of Association, and to elect, or to remove and elect, directors of Acquisition Sub 2 that will authorize any such amendment of the Acquisition Sub 2 Memorandum and Articles of Association and (y) take such other actions and execute and deliver such documents as may be required to cause such amendment of the Acquisition Sub 2 Memorandum and Articles of Association.
          Section 6.16 Amended and Restated Freedom Organizational Documents. Promptly following the Freedom Stockholders’ Meeting, and in any event prior to the Closing Date, Freedom shall (x) amend its certificate of incorporation, substantially as set forth in Exhibit F, with such changes therein as may be approved by Freedom and the Sellers’ Representative and (y) adopt the certificate of designation for the Freedom Class A Stock, substantially as set forth in Exhibit G, with such changes therein as may be approved by Freedom and the Sellers’ Representative.
          Section 6.17 Non-Voting Shares. Prior to the Closing Date, Lehman, Leslie J. Schreyer, in his capacity as trustee of the Gottesman GLG Trust, G&S Trustees Limited, in its capacity as trustee of the Lagrange GLG Trust, and Jeffrey A. Robins, in his capacity as trustee of the Roman GLG Trust, shall use all reasonable efforts to cause GHL, GPSL, GPCL and GPAM to redeem or repurchase all of the shares of each class of non-voting stock in each such entity at a purchase price equal to the par value thereof.

ARTICLE VII
TERMINATION
          Section 7.1 Termination. This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing Date:
          (a) by the mutual written agreement of Freedom and Sellers’ Representative;
          (b) by written notice by Freedom to Sellers’ Representative or by Sellers’ Representative to Freedom, if the Closing Date shall not have occurred on or before the Termination Date;
          (c) by written notice by Freedom to Sellers’ Representative or by Sellers’ Representative to Freedom, if there shall be any Law that makes consummation of the Transaction illegal or otherwise prohibited or if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and unappealable;
          (d) by written notice by Freedom to Sellers’ Representative, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of any Seller set forth in this Agreement, or if any representation or warranty of any Seller set forth in this Agreement shall have become untrue, in any such case such that the conditions set forth in Section 2.4(a) or Section 2.4(b), as the case may be, would not be satisfied as of such time, provided that if such breach is curable by any such Seller prior to the Termination Date through the exercise of such Seller’s reasonable best efforts, then for so long as such Seller continues to exercise such reasonable best efforts to cure the same, Buyer may not terminate this Agreement pursuant to this Section 7.1(d);
          (e) by written notice by Sellers’ Representative to Freedom, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Buyer Group set forth in this Agreement, or if any representation or warranty of the Buyer Group set forth in this Agreement shall have become untrue, in any such case such that the conditions set forth in Section 2.5(a) or Section 2.5(b), as the case may be, would not be satisfied as of such time, provided that if such breach is curable by Buyer prior to the Termination Date through the exercise of its reasonable best efforts, then for so long as the Buyer Group continues to exercise such reasonable best efforts to cure the same, Seller may not terminate this Agreement pursuant to this Section 7.1(e); or

          (f) by written notice by Sellers’ Representative to Freedom or by written notice by Freedom to Sellers’ Representative if the Requisite Shareholder Approval is not obtained at the Freedom Stockholders’ Meeting (as the same may be adjourned from time to time but not later than the Termination Date).
          Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than those provisions which expressly survive termination of this Agreement) shall thereafter become void and have no effect, without any liability on the part of any Party or its Affiliates or Representatives in respect thereof, except that nothing herein will relieve any Party from liability for any breach of this Agreement.
ARTICLE VIII
SURVIVAL AND INDEMNIFICATION
          Section 8.1 Survival. All representations, warranties, covenants and obligations in this Agreement or the Transaction Documents will survive the Closing; provided that no Claim for indemnification based on a breach of any representation or warranty or in relation to the indemnity in Section 8.2(d) may be made after the date that is (a) in the case of Freedom Designated Representations, 30 days after the expiration of the longest applicable statute of limitations; (b) in the case of GLG Designated Representations, 30 days after the expiration of the longest applicable statute of limitations; (c) in the case of (x) any breach of Section 4.9(p) or (y) the indemnity in Section 8.2(d), the applicable statute of limitations for tax claims made by Tax authorities in the relevant jurisdiction; and (d) in any other case, one year after the Closing Date.
          Section 8.2 Indemnification by Sellers. Subject to Sections 8.1 and 8.4, after the Closing, (x) the Sellers, other than any Designated Seller, shall (severally, and not jointly, with respect to Article III, and otherwise jointly and severally) and (y) the Designated Sellers shall, severally and not jointly (and notwithstanding that any such Designated Seller shall not make or give any of the representations or warranties in Article IV, as provided in Section 9.18), protect, defend, indemnify and hold harmless each of the Freedom Indemnified Parties, from and against all Damages arising, directly or indirectly, from or in connection with:
          (a) any breach of any representation or warranty made in Article III or Article IV of this Agreement (excluding any breach of any representation or warranty made in Article III or Article IV of this Agreement with respect to income Taxes (as to which see Section 8.2(d) below)); provided that any indemnification obligation hereunder for any breach of any representation or warranty made in Article III shall be solely and exclusively the obligation of a Seller that breaches any such representation or warranty and no other Seller shall have any liability (joint, several or otherwise) with respect thereto;
          (b) any breach of any covenant, agreement or other obligation of the Sellers contained in this Agreement or in any other Transaction Document (excluding any breach of any covenant, agreement or other obligation of the Sellers contained in this Agreement or in any other Transaction Document with respect to income Taxes (as to which see Section 8.2(d) below));
          (c) the investigation referred to in the Proxy Statement under the heading “Legal and Regulatory Proceedings—Vivendi”; provided, that for purposes of this Section 8.2(c), Damages shall mean solely judgments, fines, penalties, and amounts paid in settlement and shall not include costs of investigation and defense, fees and expenses of legal counsel, accountants and other professional advisors or other Damages of any kind;
          (d) all income Taxes of the Companies for all taxable periods (or portions thereof) ending on or before the Closing Date in excess of the amount of income Taxes included on the Closing Net Cash Statement; provided, however, that the Sellers shall not be liable under this Section 8.2(d) unless and until the aggregate amount of claims for which the Sellers would otherwise be liable under this Section 8.2(d) exceeds $15,000,000 (for the avoidance of doubt, once the aggregate amount of claims exceeds $15,000,000, the Sellers shall be liable for the entire amount of such claims (subject to Section 8.4), including all of the first $15,000,000). In the case of a taxable period that includes (but does not end on) the Closing Date, the amount of income Taxes for the portion of the taxable period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date;
          (e) any breach of any Laws relating to financial services in consequence of the issue or transfer of partnership interests of GLG Partners LP to Albacrest or Laurel Heights; provided, however, that the Sellers shall not be liable under this Section 8.2(e) unless and until the aggregate amount of claims for which the Sellers would otherwise be liable under this Section 8.2(e) exceeds $15,000,000 (for the avoidance of doubt, once the aggregate amount of claims exceeds $15,000,000, the Sellers shall be liable for the entire amount of such claims, including all of the first $15,000,000);
          (f) (i) the continuing existence after the Closing Date of any agreement or arrangement existing at any time prior to the date hereof between and among the shareholders of any of GLG Partners Limited, GLG Holdings Limited, GLG Partners Services Limited, GLG Partners (Cayman) Limited or GLG Partners Asset Management Limited and relating to such companies or any of their Subsidiaries to which such agreements apply or (ii) the termination after the Closing Date of any such agreement or arrangement with any of the Companies; provided, however, that the Sellers shall not be liable under this Section 8.2(f) unless and until the aggregate amount of claims for which the Sellers would otherwise be liable under this Section 8.2(f) exceeds $15,000,000 (for the avoidance of doubt, once the aggregate amount of claims exceeds $15,000,000, the Sellers shall be liable for the entire amount of such claims, including all of the first $15,000,000); provided further, that a Seller shall not be liable under this Section 8.2(f) with respect to any such agreement or arrangement to which it was not a party; or
          (g) the existence on or after the Closing Date of any of the shares referred to in Section 6.17.
          Section 8.3 Indemnification by Freedom. Subject to Sections 8.1 and 8.4, after the Closing, the Buyer Group, jointly and severally, shall protect, defend, indemnify and hold harmless each of the GLG Indemnified Parties, from and against all Damages arising, directly or indirectly, from or in connection with:
          (a) any breach of any representation or warranty made in Article V of this Agreement; and
          (b) any breach of any covenant, agreement or other obligation of the Buyer Group contained in this Agreement or in any other Transaction Document.
          Section 8.4 Limitations on Liability.
          (a) Certain Limitations. Notwithstanding any contrary provision in this Article VIII:
               (i) Time Bar on Claims. No Indemnitee will be entitled to any recovery from any Indemnitor with respect to any Claim for indemnification under Section 8.2(a), 8.2(d) or 8.3(a) unless a Notice of Claim has been given on or before the expiration of time period for survival set forth in Section 8.1.
               (ii) Insurance Recoveries. Damages to any Person indemnified hereunder will be decreased by insurance proceeds or payments from any other responsible parties actually received by such Person (after deducting costs and expenses incurred in connection with recovery of such proceeds).
               (iii) Claim Threshold. An Indemnitee shall not be entitled to make any Claim for indemnification under Section 8.2(a) or 8.3(a):
     (A) for any such Claim that involves Damages of less than $1,000,000; or

     (B) for any such Claim (other than (i) a Claim related to GLG Designated Representations or (ii) a Claim related to Freedom Designated Representations (the “No Threshold Claims”) ) until the aggregate amount of all such Claims for indemnification (other than (i) any Claims excluded by clause (A) above, and (ii) the No Threshold Claims) by such Indemnitee exceeds the Claim Threshold. After the Claim Threshold is exceeded, the Indemnitee shall be entitled to recover the full amount of Damages in excess of the Claim Threshold (subject to this Section 8.4).
               (iv) Maximum Liability. The maximum liability under this Agreement in the aggregate for any and all Claims, shall in no event exceed:
     (A) for any Seller, in the case of any Claim or Claims for breach of the representations and warranties in Article III, an amount equal to the product of (x) that portion of the Aggregate Purchase Price that was actually paid to such Seller, multiplied by (1) in the case of any GLG Designated Representation, 1.0 and (2) in any other case, 0.1;
     (B) for any Seller, other than any Designated Seller, in the case of any Claim or Claims for breach of the representations and warranties in Article IV and any Claim or Claims for indemnity pursuant to Section 8.2(d), an amount equal to $300,000,000 (in the aggregate for all Sellers), except that in the case of any Claim or Claims for breach of a Designated Representation, such amount shall be equal to the Aggregate Purchase Price (as determined as of the Closing Date) actually paid to such Seller;
     (C) for any Designated Seller, in the case of any Claim or Claims for breach of the representations and warranties made in Article IV and any Claim or Claims for indemnity pursuant to Section 8.2(d), an amount equal to the lesser of (x) the product of (i) $300,000,000 multiplied by (ii) the Indemnity Sharing Percentage of such Designated Seller, and (y) the product of (i) the Indemnity Amount Payable by all Sellers multiplied by (ii) the Indemnity Sharing Percentage of such Designated Seller;
     (D) in the case of any Claim or Claims for breach of the representations and warranties in Article V, an amount equal to $300,000,000 (in the aggregate for all Buyers), except that in the case of any Claim or Claims for breach of a Designated Representation, such amount shall be equal to the Aggregate Purchase Price (as determined as of the Closing Date);

     (E) for any Seller, other than any Designated Seller, in the case of any Claim or Claims for indemnity pursuant to Section 8.2(c) or Section 8.2(d) (but only in respect of a matter that would give rise to a breach of the representation in Section 4.9(p)), an amount equal to the Aggregate Purchase Price (as determined as of the Closing Date) actually paid to such Seller; and
     (F) for any Designated Seller, in the case of any Claim or Claims for indemnity pursuant to Section 8.2(c) or Section 8.2(d) (but only in respect of a matter that would give rise to a breach of the representation in Section 4.9(p)), an amount equal to the lesser of (x) the Aggregate Purchase Price (as determined as of the Closing Date) actually paid to such Designated Seller, and (y) the product of (i) the Indemnity Amount Payable by all Sellers multiplied by (ii) the Indemnity Sharing Percentage of such Designated Seller.
Notwithstanding any other provision of this Agreement (but without prejudice to the limitations in this Section 8.4), the aggregate liability of each Seller in respect of all Claims under this Agreement and other Transaction Documents shall not exceed the Aggregate Purchase Price (as determined as of the Closing Date) actually paid to such Seller.
               (v) Tax Adjustment. The amount of Damages for which indemnification is provided under this Agreement, including under Section 8.2(d), will be (i) increased (but in no event above any maximum liability set forth in Section 8.4(iv)) to take account of any Tax cost incurred (grossed up for such increase) by the Indemnitee arising from the receipt of the indemnity payments hereunder (unless such indemnity payment is treated as an adjustment to the Purchase Price for tax purposes) and (ii) reduced to take account of any Tax Savings (as defined below) currently realizable by the Indemnitee arising from the incurrence or payment of any such Damages. Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the Purchase Price for Tax purposes unless a determination as defined in Section 1313 of the Code or a similar event under foreign Tax law with respect to the Indemnitee causes any such payment not to constitute an adjustment to the Purchase Price for United States federal income tax purposes or foreign Tax purposes, as the case may be. “Tax Savings” means an amount by which the tax liability of the Indemnitee (or group of entities including the Indemnitee) is reduced (including without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest (tax-effected) received from the relevant taxing authority. Where an Indemnitee has other losses, deductions, credits or items available to it, the Tax Savings from any losses, deductions, credits or items relating to the Damages shall be deemed to be realized only after all other losses, deductions, credits or items are realized.

For purposes of this Section 8.4, unless the parties agree to an alternative method for determining the present value of any anticipated Tax Savings, a Tax Savings is “currently realizable” to the extent that it can be reasonably anticipated that such Tax Savings will be realized in the current taxable period or year or in any Tax Return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Claim. In the event that any Tax Savings is currently realized in a year subsequent to the time when Damages are paid (and no present value adjustment has been made), the Indemnitee will pay the amount of the Tax Savings to the Indemnitor at that time. In the event that there should be a determination disallowing the Tax Savings, the Indemnitor shall be liable to refund to the Indemnitee the amount of any related reduction previously allowed or payments previously made to the Indemnitor pursuant to this Section 8.4(v).
               (vi) Limit on Consequential Damages. Neither any Seller nor the Buyer Group shall have any obligation to indemnify any Person pursuant to this Agreement against such Person’s own consequential or incidental damages arising out of a breach by Sellers or by the Buyer Group of its representations and warranties in this Agreement. Nothing in this Section shall prevent any Person from being indemnified for all components of Third-Party Claims against such Person, including consequential or incidental damages of such third parties.
               (vii) Sole Remedy. The provisions of this Article VIII will be the sole and exclusive remedy of the parties hereto for any falsity, breach or inaccuracy of any representation or warranty made by another Party hereto in this Agreement, provided that nothing in this Agreement shall limit any rights or remedies of any Party (i) for claims of fraud; or (ii) which, as a matter of applicable Law or public policy, cannot be limited or waived.
               (viii) Designated Seller. No Designated Seller shall be required to pay any Indemnity Amount Payable or otherwise have any liability with respect to any breach of the representations and warranties in Section 4.10. Except for Claims relating to a breach of the representations and warranties made by such Designated Seller in Article III, no Designated Seller shall be required to pay, with respect to any one Claim or for any and all Claims in the aggregate, any amount in excess of the product of (x) the Indemnity Amount Payable by all Sellers for such Claim or Claims multiplied by (y) the Indemnity Sharing Percentage of such Designated Seller. No Designated Seller shall be required to pay any Indemnity Amount Payable or otherwise have any liability with respect to any Claim, other than for breach of any representation or warranty made in Article III by such Designated Seller, unless the Claim for which such Indemnity Amount Payable exists was asserted against other Sellers that might have any liability therefor under this Agreement at the same time and to the same degree (taking into account the financial caps and the other limitations of liability set out of this Agreement). If the Buyer withdraws a Claim against any of the Sellers, the Buyers shall also withdraw that Claim against each Designated Seller to the extent the Claim relates to substantially the same facts, circumstances, events or conditions. If the Buyer settles a Claim against a Seller, to the extent the same Claim was made against a Designated Seller, the Buyer shall offer to such Designated Seller settlement terms which are the same (taking into account the financial caps and the other limitations of liability set out in this Agreement) as those agreed with that Seller with whom the Buyer has settled. Notwithstanding any other provision of this Agreement or any other Transaction Document, the liability of each Designated Seller under any Transaction Document shall be several only and in no circumstances shall any Designated Seller have any joint liability with any other Seller under any Transaction Document.
               (ix) Exclusive Claim Provisions. The representations and warranties made in Section 4.9 are the sole and exclusive representations made with respect to Tax matters and the representations and warranties made in Section 4.21 are the sole and exclusive representations made with respect to the GLG Funds. No Claim may be made under Section 8.2(a) for breach of any other representation or warranty made in this Agreement, or otherwise, for any Liability, event, circumstance, condition or state of facts relating to Tax matters or the GLG Funds, except for a breach of the representations and warranties made in Section 4.9 or Section 4.21, as applicable, notwithstanding that any Liability, event, circumstance, condition or state of facts does or might result in a breach of any other representation or warranty made in this Agreement, including Section 4.7 and Section 4.10.
               (x) Provisions in GLG Financial Statements. No Seller shall be liable under this Agreement in respect of any Claim if and to the extent that proper allowance, provision or reserve is made in the GLG Financial Statements for the matter giving rise to the Claim.
               (xi) Matters Arising After the Closing Date. No Seller shall be liable under this Agreement in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance and any Losses arising therefrom, to the extent that the same would not have occurred but for:
(i) the passing of, or any change in, after Closing, of any Law including any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at Closing; or
(ii) any change after Closing of any generally accepted interpretation or application of any Law.
          Section 8.5 Procedure for Third-Party Claims.
          (a) Promptly after receipt by an Indemnitee of notice of the commencement of any Action by a third party (a “Third-Party Claim”) with respect to any matter for which indemnification is or may be owing pursuant to Section 8.2 or 8.3 hereof, the Indemnitee will give notice thereof to the Indemnitor; provided, however, that the failure of the Indemnitee to notify the Indemnitor will not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor demonstrates that the defense of such Third-Party Claim has been actually prejudiced by the Indemnitee’s failure to give such notice.
          (b) If any Action referred to in Section 8.5(a) is brought against an Indemnitee and it gives notice to the Indemnitor of the commencement of such Action, the Indemnitor will be entitled to participate in such Action, and (unless the Indemnitor is also a party to such Action and the Indemnitee determines in good faith that joint representation would be inappropriate upon the advice of outside counsel that a conflict of interest exists between the Indemnitee and the Indemnitor with respect to such Action) may assume the defense of such Action with counsel reasonably satisfactory to the Indemnitee and, after notice from the Indemnitor to the Indemnitee of its election to assume the defense of such Action, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this Article VIII for any fees of other counsel with respect to the defense of such Action, in each case subsequently incurred by the Indemnitee in connection with the defense of such Action.
          (c) If the Indemnitor assumes the defense of an Action, (x) no compromise or settlement of such claims or Action may be effected by the Indemnitor without the Indemnitee’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on, or provides no grounds for the basis of, any other claims that may be made against the Indemnitee, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (y) the Indemnitee will have no Liability with respect to any compromise or settlement of such claims or Action effected without Indemnitee’s consent. Notwithstanding the assumption by the Indemnitor of the defense of any Claim or Action, the Indemnitee will be permitted to join in such defense and to employ counsel at its own expense. If notice pursuant to Section 8.5(a) is given to an Indemnitee of the commencement of any Action and the Indemnitor does not, within ten days after such

Indemnitee’s notice is given, give notice to the Indemnitee of its election to assume the defense of such Action, the Indemnitor will be bound by any determination made in such Action or any compromise or settlement effected by the Indemnitee.
          (d) Notwithstanding the foregoing, if the Indemnitee determines in good faith that there is a reasonable probability that an Action may adversely affect it or its Affiliates other than as a result of monetary Damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnitor, assume the exclusive right to defend, compromise or settle such Action, but the Indemnitor will not be bound by any determination of an Action so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld, delayed or conditioned).
          (e) Indemnitor and Indemnitee agree to provide each other with reasonable access during regular business hours to the properties, Books and Records and Representatives of the other, as reasonably necessary in connection with the preparation for an existing or anticipated Action involving a Third-Party Claim and its obligations with respect thereto pursuant to this Article VIII.
          (f) For purposes of this Section 8.5, any reference to a “Indemnitee” and “Indemnitor” shall mean (x) in the case of any Claim for indemnification by or against Freedom, Buyers’ Representative and (y) in the case of any Claim for indemnification by or against Sellers, Sellers’ Representative.
          Section 8.6 Indemnification Procedures. The following procedures shall apply to any Claim for indemnification by the Freedom Indemnified Parties or the GLG Indemnified Parties to the extent that it is not a Third-Party Claim:
          (a) Notice of Claim. A Notice of Claim shall be given as soon as reasonably practicable after the Indemnitee determines that it is or may be entitled to indemnification pursuant to this Agreement as follows:
          (i) in the case of any Indemnity Claim by any Freedom Indemnified Parties, to the Sellers’ Representative at the address and in the manner provided in Section 9.6. The Sellers’ Representative shall be the Indemnitor solely for purposes of the procedures in this Section, and no liability in respect of any Indemnity Claim shall be contested, settled, admitted, litigated or otherwise dealt with by or on behalf of any GLG Indemnified Parties by any Person other than the Sellers’ Representative, but any Indemnity Amount Payable hereunder shall be handled as provided in the other Sections of this Agreement.
          (ii) in the case of any claim by any GLG Indemnified Parties against the Buyer Group, by the Sellers’ Representative to Buyers’ Representative at the address and in the manner provided in Section 9.6. The Buyer Group shall be the Indemnitor for purposes of the procedures in this Section and any Indemnity Amount Payable hereunder as to each Indemnity Claim by any GLG Indemnified Parties.
              (b) Dispute Notice. If the Indemnitor disputes (x) its obligation to indemnify the Indemnitee in respect of any Claim set forth in a Notice of Claim, or (y) the Indemnity Claim Amount set forth in a Notice of Claim, a Dispute Notice shall be given as soon as practicable, but in no event later than 30 days, after the Notice of Claim is given, as follows:
               (i) in the case of any Indemnity Claim by any Freedom Indemnified Party, a Dispute Notice may be given only by Buyers’ Representative, and if given, shall be sent by Buyers’ Representative to Sellers’ Representative at the address and in the manner provided in Section 9.6.
               (ii) in the case of any claim by GLG Indemnified Parties against the Buyer Group, a Dispute Notice may be given only by Sellers’ Representative, and if given, shall be sent by Sellers’ Representative to Buyers’ Representative at the address and in the manner provided in Section 9.6.
     (A) If no Dispute Notice is given within such 30 day period, the validity of the claim for indemnification and the Indemnity Claim Amount, each as set forth in the Notice of Claim, shall be deemed to be agreed, effective on the first day following such 30 day period, and the Indemnity Claim Amount set forth in the Notice of Claim shall immediately be an Indemnity Amount Payable of the relevant Indemnitor.
     (B) If a Dispute Notice is given within such 30 day period, then:
               (1) The portion, if any, of the Indemnity Claim Amount which is not disputed in the Dispute Notice shall immediately be an Indemnity Amount Payable of the relevant Indemnitor.
               (2) The Indemnitor and the Indemnitee shall negotiate in good faith to settle the dispute, and the portion, if any, of the Indemnity Claim Amount which the Indemnitor and the Indemnitee agree in writing is payable shall immediately be an Indemnity Amount Payable of the relevant Indemnifying Party.
               (3) If the Indemnitor and the Indemnitee are unable to resolve any portion of the Indemnity Claim Amount within four months following the date the Dispute Notice is given, either the Indemnitor or the Indemnitee may initiate legal proceedings in the courts specified in of this Agreement to obtain judicial resolution of the dispute.
               (4) If neither the Indemnitor nor the Indemnitee initiates legal proceedings in respect of the dispute within twelve months following the date the Dispute Notice is given, the portion of the Indemnity Claim Amount which is disputed shall not be an Indemnity Amount Payable, and the Indemnitee shall have no further right, under this Agreement, to seek to recover such amount from the Indemnitor or to withhold such amount from any payment otherwise required pursuant to this Agreement.
               (5) If the Indemnitor or the Indemnitee initiates legal proceedings within the twelve month period specified in Section 8.6(b)(ii)(B)(4), the amount, if any, determined in a Final Order as payable by the Indemnitor shall be an Indemnity Amount Payable of the relevant Indemnitor as of the date of such Final Order.
          (c) Payments of Indemnity Amounts Payable by the Buyer Group. Subject to the limitations in Section 8.4, the Buyer Group shall pay to each relevant GLG Indemnified Party any Indemnity Amount Payable by the Buyer Group, by wire transfer of immediately available dollars (or as otherwise directed pursuant to any Final Order or as otherwise agreed by the Indemnitee and the Indemnitor), promptly and in no event later than ten Business Days after such Indemnity Amount Payable is established in accordance with this Agreement.
          (d) Payments of Indemnity Amounts Payable by any Seller. Subject to the limitations in Section 8.4 (and in the proviso of Section 8.2(a) and Section 9.18), each Seller shall pay to each relevant Freedom Indemnified Party any Indemnity Amount Payable by such Seller, promptly and in no event later than ten Business Days after such Indemnity Amount Payable is established in accordance with this Agreement, at the option of such Seller, either (i) by wire transfer of immediately available dollars (or as otherwise directed pursuant to any Final Order or as otherwise agreed by the Indemnitee and the Indemnitor); or (ii) by issuing book entry transfer instructions to transfer to Freedom that number of shares of Freedom Common Stock that is equal to (x) that portion of the Indemnity Amount Payable that such Seller elects to pay in securities rather than money divided by (y) the Applicable Share Price, as defined below (or in the case of Noam Gottesman, by delivering certificates for that number of Exchangeable Securities and Freedom Class A Stock, duly endorsed (or accompanied by stock powers duly signed), for transfer to Freedom, for that number of shares of Freedom Common Stock for which the Exchangeable Securities may be exchanged, which Exchangeable

Securities and Freedom Class A Stock will be deemed to have the same value as the number of shares of Freedom Common Stock for which the Exchangeable Securities may be exchanged, as provided herein). For purposes of this Section 8.6(d), the Applicable Share Price will be (x) except as provided in clause (y), an amount equal to the per share daily weighted average trading price of Freedom Common Stock for the ten trading day period ended on the last full trading day that is two Business Days immediately preceding the date of payment, or (y) in any case where the event giving rise to an Indemnity Amount Payable would be required to be publicly reported by Freedom or is publicly reported by Freedom, an amount equal to the higher of (A) the per share daily weighted average trading price of Freedom Common Stock for the ten trading day period ending on the last full trading day that is two Business Days immediately preceding the date of payment or (B) the per share daily weighted average trading price of Freedom Common Stock for the ten trading period commencing on the first trading date after such public report is filed or made.
          Section 8.7 Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification, payment of Damages or other remedy based upon breach of representations, warranties, covenants, agreements or obligations will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.
          Section 8.8 No Other Representations or Warranties.
          (a) Except for the representations and warranties contained in Articles III and IV of this Agreement, neither the Sellers, nor any other Person acting on behalf of the Sellers, has made or is making any representation or warranty, express or implied, concerning the Transaction, the Purchased Shares or the business, operations, assets, liabilities, condition (financial or otherwise), prospects or any other aspect of the Companies.
          (b) Except for the representations and warranties contained in Article V of this Agreement, neither the Buyer Group, nor any other Person acting on behalf of the Buyer Group, has made or is making any representation or warranty, express or implied, concerning the Transaction, the Aggregate Purchase Price, or the business, operations, assets, liabilities, condition (financial or otherwise), prospects or any other aspect of the Buyer Group.
          Section 8.9 Contribution. Nothing in this Agreement shall affect in any way the rights of contribution and indemnification among the Sellers and the Sellers’ Representative in the Sellers’ Agreements.

ARTICLE IX
GENERAL PROVISIONS
          Section 9.1 Assignment. No Party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of Sellers’ Representative (in the case of an assignment by any Person in the Buyer Group) or of Freedom (in the case of an assignment by any Seller) except that Lehman may assign to any Affiliate any of its rights (but may not assign any of its obligations) under this Agreement. Any conveyance, assignment or transfer requiring the prior written consent of Sellers’ Representative or Freedom which is made without such consent will be void ab initio. No assignment will relieve the assigning Party of its obligations hereunder or thereunder. Notwithstanding the foregoing, Freedom may assign its rights (but not its obligations) under this Agreement to the lenders (or any agent for the lenders) under the Credit Agreement, if and to the extent that is required by the Credit Agreement.
          Section 9.2 Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a Party hereto, and no Person other than the Parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that the Freedom Indemnified Parties and the GLG Indemnified Parties will be entitled to the rights to indemnification provided hereunder.
          Section 9.3 Amendment. This Agreement may not be amended, modified or supplemented except by a written agreement executed by Freedom (for itself and on behalf of all other Persons in the Buyer Group) and Sellers’ Representative (for itself or on behalf of any Seller), except that no agreement by Freedom shall be required for any amendment, modification or supplement of Section 9.17. Following the Closing, any amendment, modification or supplement shall require the consent of the Buyers’ Representative.
          Section 9.4 Waiver; Remedies. No failure or delay on the part of the Buyer Group or Buyers’ Representative, on the one hand, and any Seller or Sellers’ Representative, on the other hand, in exercising any right, power or privilege under this Agreement or any other Transaction Document will operate as a waiver thereof, nor will any waiver on the part of the Buyer Group, Buyers’ Representative, any Seller or Sellers’ Representative of any right, power or privilege under this Agreement or any other Transaction Document operate as a waiver of any other right, power or privilege under this Agreement or any other Transaction Document, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement or any other Transaction Document. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.
          Section 9.5 Fees and Expenses. Each of the Sellers, on the one hand, and the Buyer Group, on the other hand, will pay without right of reimbursement from the other all of their respective Transaction Expenses if a Closing does not occur, except that the Companies shall pay any filing fee required for any report required under the HSR Act. Freedom will pay all Transactions Expenses of the Sellers, the Buyer Group and the Companies if a Closing occurs.
          Section 9.6 Notices. All notices, requests, claims, demands and other communications required or permitted to be given under any Transaction Document shall be in writing and shall be deemed effectively given (a) upon personal delivery to the Party to be notified; (b) when received when sent by e-mail or fax by the Party to be notified; provided, however, that notices given by e-mail or fax shall not be effective unless either (i) a duplicate copy of such e-mail or fax notice is promptly given by one of the other methods described in this Section 9.6, or (ii) the receiving Party delivers a written confirmation of receipt for such notice either by e-mail, fax or any other method described in this Section 9.6; (c) one Business Day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in (d), provided that the sending Party receives a confirmation of delivery from the overnight courier service; or (d) three Business Days after deposit with the U.S. Post Office, Royal Mail or other governmental postal service, postage prepaid, registered or certified with return receipt requested and addressed to the Party to be notified at the address indicated for such Party below, or at such other address as such Party may designate by 10 days’ advance written notice to the other parties given in the foregoing manner:
            (a) If to any Person in the Buyer Group:
Freedom Acquisition Holdings, Inc.
1114 Avenue of the Americas
41st Floor
New York, New York
10036
Attention: Nicholas Berggruen
Telecopy: (212) 382 0120
E-mail: nb@berggruenholdings.com
with a copy to:

Greenberg Traurig, LLP
401 East Las Olas Blvd.
Suite 2000
Fort Lauderdale
FL 33301
Attention: Bruce March
Telecopy: (954) 759 5527
E-mail: marchb@gtlaw.com
         (b) If to any Seller or Sellers’ Representative:
Noam Gottesman
c/o GLG Partners LP
One Curzon Street
London
W1J 5HB
England
Attention: Noam Gottesman
Telecopy: +44 (0) 20 7408 4201
E-mail: noam.gottesman@glgpartners.com
with a copy to:
Chadbourne & Parke LLP
30 Rockefeller Center
New York, New York
10112
Attention: Leslie J. Schreyer
Telecopy: (212) 541 5369
E-Mail: lschreyer@chadbourne.com
         (c) If to Buyers’ Representative prior to Closing:
Jared Bluestein
c/o Berggruen Holdings
1114 Avenue of the Americas
41st Floor
New York, New York
10036

Attention: Jared Bluestein
Telecopy: (212) 382 0120
E-mail: jb@berggruenholdings.com
         (d) If to Buyers’ Representative after Closing:
Jared Bluestein
c/o Berggruen Holdings
1114 Avenue of the Americas
41st Floor
New York, New York
10036
Attention: Jared Bluestein
Telecopy: (212) 382 0120
E-mail: jb@berggruenholdings.com
          Section 9.7 Entire Agreement. This Agreement and the other Transaction Documents collectively constitute the entire agreement between the Parties with respect to the subject matter hereof. This Agreement and the other Transaction Documents supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, relating thereto.
          Section 9.8 Severability. If any provision of this Agreement or any other Transaction Document or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions thereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.
          Section 9.9 Consent to Jurisdiction.
          (a) Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of (i) the courts of the State of New York sitting in New York City and (ii) the United States District Court for the Southern District of New York for the purposes of any Action (except for any disputes relating to purchase price adjustments covered by Section 2.3) arising out of or relating to the Transaction, this Agreement or any other Transaction Document, any provision hereof or thereof or the breach, performance, validity or invalidity hereof or thereof. Each Party hereby designates and appoints CT Corporation Systems, a Delaware corporation, or any successor corporation (the “Authorized Agent”), as such person’s authorized agent upon whom process may be served in any such Action. Each Party represents and warrants that the Authorized Agent has agreed to act as such agent for services of process and agrees to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. Each Party agrees that service of any process, summons, notice or document upon the Authorized Agent, and written notice of said service to the Party at the address for notices specified in Section 9.6 hereof, mailed by first class mail, be effective service of process upon such Party for any Action brought against it in such court with respect to any matters to which it has submitted to jurisdiction as set forth above. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of or relating to the Transaction, this Agreement or any other Transaction Document, any provision hereof or thereof or the breach, performance, validity or invalidity hereof or thereof in the courts referred to in this section, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, the Parties agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in Law or in equity.
          (b) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION DOCUMENTS, THE TRANSACTION OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
          Section 9.10 Exhibits and Schedules; Disclosure.
          (a) All Exhibits and Schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
          (b) Sellers’ Representative shall have the right to deliver to Buyers at the Closing a supplement to the Disclosure Statement and/or any Schedule hereto (the “Closing Date Schedule Supplement”) (x) to amend the representations and warranties in Section 4.6 to reflect the capitalization of the Companies as of the Closing Date as set forth in Section 4.6, and (y) otherwise, containing any matters occurring after the date hereof which, if occurring prior to the date hereof, would have been required to be set forth or described in the Disclosure Statement and/or such Schedules. For purposes of determining whether the condition set forth in Section 2.4(a) or any other condition to

Closing has been satisfied, any Closing Date Schedule Supplement related to the representations and warranties set forth in Section 4.6 will be taken into account; otherwise, the Closing Date Schedule Supplement will not be considered when determining whether the condition set forth in Section 2.4(a) or any other condition to Closing has been satisfied. The Closing Date Schedule Supplement will, however, for purposes of determining whether any Person is entitled to indemnification pursuant to Section 8.2(a), be deemed to amend the Disclosure Statement and/or Schedules hereto to reflect the matters set forth in the Closing Date Schedule Supplement.
          Section 9.11 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York (including Section 5-1401 of the New York General Obligations Law).
          Section 9.12 Counterparts. This Agreement may be executed by facsimile or portable document format (pdf) transmission and in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.
          Section 9.13 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Document, the Party or Parties who are or are to be thereby aggrieved will have the right of specific performance and injunctive relief giving effect to its or their rights under such Transaction Document, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative. The Parties agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.
          Section 9.14 Sellers’ Representative.
          (a) Each of the Sellers hereby irrevocably makes, constitutes, and appoints Noam Gottesman as the representative, agent and true and lawful attorney in fact of and for each of the Sellers in connection with the Transaction Documents and the Transaction (“Sellers’ Representative”). Each of the Sellers hereby authorizes and empowers Sellers’ Representative to make or give any approval, waiver, amendment, request, consent, instruction or other communication on behalf of each of the Sellers as each such Seller could do for himself or herself, including with respect to the amendment of any provision of any Transaction Document (or any schedule thereto). Each of the Sellers authorizes and empowers Sellers’ Representative to receive all demands, notices or other communications directed to such Seller under any Transaction Document. Each of the Sellers authorizes and empowers Sellers’ Representative to (i) take any action (or to determine to refrain from taking any action) with respect thereto as the Sellers’ Representative may deem appropriate as effectively as if such Seller could act for himself or herself (including the settlement or compromise of any dispute or controversy), which action will be binding on all the Sellers and (ii) execute and deliver all instruments and documents of every kind incident to the foregoing with the same effect as if such Seller had executed and delivered such instruments and documents personally. Accordingly, any demands, notices or other communications directed to any Seller hereunder shall be deemed effective if given to Sellers’ Representative. Each of the Sellers agrees to be bound by all actions and failures to act of the Sellers’ Representative in accordance with the provisions of any Transaction Document, including in connection with any settlement or compromise entered into by the Sellers’ Representative on behalf of one or more of the Sellers. Notwithstanding the foregoing, the Sellers’ Representative, acting in that capacity, (i) shall give any Designated Seller copies of any demands, notices or other communications received by him and notice or any proposed or actual approvals, waivers, amendments, requests, consents and instructions, in all cases insofar as relevant to such Designated Seller and such further information as any Designated Seller may reasonably request relating to the exercise of his functions hereunder, and (ii) shall not take any action for or on behalf of any Designated Seller that would, directly or indirectly, in any way (A) reduce the portion of the Aggregate Purchase Price payable to such Designated Seller, (B) alter the amount of cash consideration or the amount or type of equity consideration payable to such Designated Seller (whether as a result of dilution of such Designated Seller or otherwise), (C) alter the amount or the type of Equity Securities being sold by such Designated Seller (whether as a result of dilution of such Designated Seller or otherwise), (D) result in any amount owed to such Designated Seller (cash, securities or otherwise and whether pursuant to Sections 2.1, 2.2 or otherwise) being paid or transferred to any bank account, depository for securities or otherwise other than in accordance with the instructions of such Designated Seller, (E) delay beyond the Termination Date or the Closing Date (subject to clause (F) below) the time when the portion of the Aggregate Purchase Price payable to such Designated Seller is required to be paid to such Designated Seller, (F) waive any of the conditions precedent set out in Sections 2.5(a), (b), (c), (d) or (i), (G) delay or extend by more than 20 Business Days either the Closing Date or the Termination Date, (H) terminate this Agreement or any other Transaction Document to which such Designated Seller is a party, (I) amend any of the provisions of Article VIII in a manner that would adversely affect such Designated Seller or amend any of the provisions of Section 9.18, (J) adversely affect the rights, obligations or financial position of such Designated Seller under this Agreement, any other Transaction Document or the reputation of such Designated Seller, (K) disproportionately and adversely affect such Designated Seller or affect such Designated Seller differently and adversely from the majority of other Sellers (based on their respective economic interests in the Companies, taken as a whole) or (L) take any regulatory decisions which would affect such Designated Seller, other than in the Ordinary Course of Business of the Companies.
          (b) Upon the death, resignation or incapacity of the Sellers’ Representative, or at any other time, a successor may be appointed by Sellers holding (or who held prior to the Closing) a majority in voting power of the Purchased Shares, but such appointment will not be effective until such successor shall agree in writing to accept such appointment and notice of the selection of such successor Sellers’ Representative is provided to the Buyer Group. If a successor Sellers’ Representative is not appointed within thirty (30) days after the death, resignation or incapacity of the Sellers’ Representative or because notice of the selection of a successor Sellers’ Representative has not been provided to the Buyer Group, each of the Parties will have a right to petition any court of competent jurisdiction for the appointment of a successor Sellers’ Representative.
          (c) Sellers’ Representative shall have no liability to any Seller, the Companies or the Buyer Group for any action taken or omitted to be taken hereunder, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Sellers’ Representative. Each of the Sellers shall defend, indemnify and hold harmless Sellers’ Representative as provided in the GLG Indemnification, Contribution and Security Agreement.
          (d) From and after the Closing, Freedom shall protect, defend, indemnify and hold harmless Sellers’ Representative (acting in such capacity after the Closing) from and against any and all Damages directly or indirectly arising out of or in connection with the performance by Sellers’ Representative of his duties and obligations pursuant to this Agreement unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Sellers’ Representative (acting in such capacity after the Closing). Sellers’ Representative shall be entitled to indemnification by Freedom notwithstanding that any action taken or not taken by Sellers’ Representative may conflict with, or may be opposed to, the best interests of Freedom or its stockholders, it being understood that Sellers’ Representative is acting on behalf of Sellers in his capacity as Seller Representative, and not on behalf of Freedom or in his capacity as a director, officer, employee, stockholder or Affiliate of Freedom or any of the Companies after the Closing.
          Section 9.15 Buyers’ Representative.
          (a) Each of the Buyers and Freedom hereby irrevocably makes, constitutes, and appoints Jared Bluestein as the representative, agent and true and lawful attorney in fact of and for each of the Buyers and Freedom in connection with the Transaction Documents and the Transaction (“Buyers’ Representative”), effective from and after the Closing Date. Each of the Buyers and Freedom hereby authorizes and empowers Buyers’ Representative, from and after the Closing Date, to make or give any approval, waiver, amendment, request, consent, instruction or other communication on behalf of each of the Buyers or Freedom as each such Buyer or Freedom could do for itself, including with respect to the amendment of any provision of any Transaction Document (or any schedule thereto). Each of the Buyers and Freedom authorizes and empowers Buyers’ Representative, from and after the Closing Date, to receive all demands, notices or other communications directed to such Buyer or Freedom under any Transaction Document. Each of the Buyers and Freedom authorizes and empowers Buyers’ Representative, from and after the Closing Date, to (i) take any action (or to determine to refrain from taking any action) with respect thereto as the Buyers’ Representative may deem appropriate as effectively as if such Buyer or Freedom could do for itself (including the settlement or compromise of any dispute or controversy), which action will be binding on all the Buyers and Freedom and (ii) execute and deliver all instruments and documents of every kind incident to the foregoing with the same effect as if such Buyer or Freedom had executed and delivered such instruments and documents personally. Accordingly, any demands, notices or other communications directed to any Buyer or Freedom hereunder shall be deemed effective if given to Buyers’ Representative. Each of the Buyers and Freedom agrees to be bound by all actions and failures to act of the Buyers’ Representative in accordance with the provisions of any Transaction Document, including in connection with any settlement or compromise entered into by the Buyers’ Representative on behalf of one or more of the Buyers or Freedom.
          (b) Upon the death, resignation or incapacity of the Buyers’ Representative, or at any other time, a successor may be appointed by the individual who was President of Freedom immediately prior to the Closing, but such appointment will not be effective until such successor shall agree in writing to accept such appointment and notice of the selection of such successor Buyers’ Representative is provided to Sellers’ Representative. If a successor Buyers’ Representative is not appointed within thirty (30) days after the death, resignation or incapacity of the Buyers’ Representative or because notice of the selection of a successor Buyers’ Representative has not been provided to Sellers’ Representative, each of the Parties will have a right to petition any court of competent jurisdiction for the appointment of a successor Buyers’ Representative. Notwithstanding the foregoing, the President of Freedom may, at any time prior to the Closing Date, designate a successor Buyers’ Representative, reasonably satisfactory to Sellers’ Representative.
          (c) Buyers’ Representative shall have no liability to the Buyer Group for any action taken or omitted to be taken hereunder, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Buyers’ Representative. Notwithstanding anything else herein to the contrary, Freedom shall defend, indemnify and hold harmless Buyers’ Representative from and against, and shall reimburse Buyers’ Representative for any and all Damages arising out of or in connection with, the performance by Buyers’ Representative of his duties and obligations pursuant to this Agreement unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Buyers’ Representative.
          Section 9.16 Trustee Liability. The following provisions shall apply to each of the Parties to this Agreement that are acting as trustees of a trust (a “Trustee Party”):
          (a) No Trustee Party shall have any personal liability or obligations of any kind under this Agreement or any other Transaction Document. Any and all personal liability of any Trustee Party for breaches by any Seller of any obligations, covenants or agreements, either at common law or at equity, under any Law or otherwise, is hereby expressly waived by the Buyer Group as a condition of and consideration for the execution of this Agreement.
          (b) By executing and delivering this Agreement or any other Transaction Document, such Trustee Party is solely acting on behalf of, and this Agreement and any other Transaction Document is solely an obligation of, and solely a claim against, the trust estate and assets of the trust administered by such Trustee Party.
          (c) Any claim or right to proceed against any Trustee Party individually, or the individual property or assets of any Trustee Party, is hereby irrevocably waived and released. No recourse under this Agreement or any other Transaction Document shall be had against any Trustee Party or any of its assets, except to the extent of the trust estate and assets of the trust administered by such Trustee Party, by the enforcement of any assessment or by any legal or equitable proceedings seeking to assert such recourse against the Trustee Party by virtue of any Law or otherwise.
          (d) Nothing in this Agreement or any other Transaction Document shall prevent any Trustee Party from making any distribution from, investment, reinvestment, purchase, sale or other disposition of, other transactions of any kind involving, the trust estate and assets of the trust administered by such Trustee Party.
          (e) The Buyer Group hereby irrevocably agrees that, in furtherance of the provisions of this Section, (i) it shall not institute against, or join any other Person in instituting against, any Trustee Party any bankruptcy, reorganization, insolvency or liquidation proceeding, or other proceeding under any international, national, federal or state bankruptcy or similar law, in connection with any claim relating to the Transaction; (ii) in the event of any reorganization under the Bankruptcy Reform Act of 1978, as amended, of any Trustee Party, it will make the election under Section 1111(b)(2) of such Act and (iii) if for any reason, whether or not related to the Bankruptcy Reform Act of 1978, as amended, it shall recover from any Trustee Party any assets or amounts other than the trust estate and assets of the trust administered by such Trustee Party, it promptly shall return such asset or amount recovered to such Trustee Party.
          Section 9.17 Certain Sellers’ Agreements. The Sellers hereby agree that:
          (a) Reinvestment of Proceeds. Each of the Sellers shall:
               (i) invest in one or more GLG Funds selected by such Seller, in its sole discretion, an amount equal to not less than fifty percent of the excess of (x) the cash portion of the Aggregate Purchase Price to be received by such Seller, over (y) the aggregate incremental amount of income, gain or other Taxes such Seller is required to pay as a result of the receipt of the Aggregate Purchase Price, and not just the cash portion thereof, and for purposes of this Section any Seller which receives Loan Notes shall make such investments as and when each Loan Note held by such Seller is paid;
               (ii) maintain such investments in one or more GLG Funds until the third anniversary of the Closing Date; provided that nothing in this Section shall prevent any such Seller from moving investments between and among GLG Funds or changing allocations of AUM between and among GLG Funds; and
               (iii) make such investments on the same terms and conditions which are generally applicable at such time to other investors in the class in which they invest in the applicable GLG Fund, including with respect to the payment of fees and taking into account any rebates customarily paid in respect of management or distribution fees.
          (b) Other Seller Agreements. Each of the Sellers shall negotiate, reasonably and in good faith, the terms and conditions of the definitive Seller Agreements (other than the GLG Shareholders’ Agreement), consistent in all material respects with the terms and conditions in the drafts or term sheets for such Seller Agreement annexed to this Agreement, and shall execute and deliver those Seller Agreements promptly after each such agreement is in definitive form, and in any event on or prior to the Closing Date.
          Section 9.18 Designated Seller. The following provisions shall apply to any Designated Seller, notwithstanding any contrary provisions of this Agreement:

          (a) No Designated Seller shall be required to affirmatively make any representation or warranty in Article IV. Notwithstanding the prior sentence, each Designated Seller shall be required to indemnify the Freedom Indemnified Parties on the terms and subject to the conditions of Article VIII, in each case as fully as if such Designated Seller affirmatively made the representations and warranties in Article IV.
          (b) For purposes of Article VI of this Agreement, any requirement that a Seller “cause” any Company to take or not to take any action will, in its application to a Designated Seller, be a requirement only that a Designated Seller (i) exercise any voting, consent or similar rights such Designated Seller may have for any Company, (ii) instruct any Person nominated, elected, designated or appointed by such Designated Seller to act as a director, officer, partner, manager, attorney-in-fact, trustee or other authorized party for any Company, and (iii) otherwise exercise such authority as such Designated Seller may have for any Company, in each case to the fullest extent lawful, so that such action will be taken or not taken by the Company required to take or not take such action in accordance with this Agreement or any other Transaction Document.
          (c) Except with respect to any information concerning such Designated Seller required to be included in the Proxy Statement and which any such Designated Seller has either supplied to Freedom or otherwise reviewed and approved, no Designated Seller shall have any liability or obligation under Section 6.2, Section 9.18(a) or otherwise with respect to the Proxy Statement or the information contained therein.
          Section 9.19 Interim Sales of Purchased Shares. Notwithstanding other provisions in this Agreement or any other Transaction Document, Jonathan Green and Abacus (C.I.) Limited shall have the right to sell any or all of the Purchased Shares owned by Jonathan Green or Abacus (C.I.) Limited, pursuant to a Share Purchase Agreement to be entered into by and among Jonathan Green and Abacus (C.I.) Limited, as sellers, and IFS V Limited or FARAMIR Beteiligungs und Verwaltungs GmbH, as buyers; provided that as a precondition to making any such sale, each buyer of the Purchased Shares owned by Jonathan Green or Abacus (C.I.) Limited, as applicable, must become party to (by joinder agreement, executed counterpart, amendment or otherwise) and agree to be bound by and to comply with, the terms of this Agreement, the Sellers’ Agreements and each of the other Transaction Documents to which Jonathan Green or Abacus (C.I.) Limited are parties, with respect to all such Purchased Shares. Each of the representations and warranties made with respect to any Purchased Shares owned by Jonathan Green or Abacus (C.I.) Limited, including those related to title, absence of liens, and no conflicts with other contracts, shall be deemed to be qualified in all respects appropriate to reflect the existence of such Share Purchase Agreements. If any such sale is consummated, the Sellers’ Representative and the Sellers shall have the right to amend this Agreement, the Disclosure Statement, the Schedules to this

Agreement, the Sellers’ Agreements and each other Transaction Document affected by such sale, to reflect and give effect to such sale.
          Section 9.20 Ogier. Notwithstanding any other provision of this Agreement, Ogier Fiduciary Services (Cayman) Limited, in its capacity as trustee for Green Hill Trust and Blue Hill Trust shall be a “Seller” solely for purposes of Articles II, III, VIII and IX of this Agreement. Without limiting the generality of the foregoing such Person shall not be a Seller making representations and warranties in Article IV, and shall not be a Seller making covenants in Article VI of this Agreement and Section 8.2 shall not apply to such Person except to the extent that such Person may be liable in respect of any representation or warranty given by it in Article III.
          Section 9.21 Certain Transaction Documents. Each of the Buyers, Freedom, Sellers’ Representative and Sellers shall, on or prior to the Closing Date, execute and deliver each of the following Transaction Documents (to the extent such Person is shown as a party to any such Transaction Document) substantially in the form attached as Exhibit H with such changes therein, if any, as may be approved by Freedom, acting for itself and for the Buyers, and the Sellers’ Representative, acting for itself and each Seller:
(i)	the Support Agreement;

(ii)	the Exchangeable Securities Holder Agreement; and

(iii)	the Shares Exchange Agreement.
[remainder of this page intentionally left blank]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

FREEDOM ACQUISITION HOLDINGS, INC.

By:	/s/ Jared Bluestein

Name: Jared Bluestein
Title: Attorney-in-fact

FA SUB 1 LIMITED

By:	/s/ Jared Bluestein

Name: Jared Bluestein
Title: Attorney-in-fact

FA SUB 2 LIMITED

By:	/s/ Jared Bluestein

Name: Jared Bluestein
Title: Attorney-in-fact

FA SUB 3 LIMITED

By:	/s/ Ashley Victor Silverton

Name: Ashley Victor Silverton
Title: Director

/s/ Jared Bluestein

Jared Bluestein,
as Buyers’ Representative on behalf of Buyers

LEHMAN (CAYMAN ISLANDS) LIMITED

By:	/s/ Barrett Di Paolo

Name: Barrett Di Paolo
Title: Vice President

/s/ Noam Gottesman

Noam Gottesman,
individually and as Sellers’ Representative
on behalf of Sellers

/s/ Pierre Lagrange

Pierre Lagrange

/s/ Emmanuel Roman

Emmanuel Roman

/s/ Jonathan Green

Jonathan Green

/s/ Leslie J. Schreyer

Leslie J. Schreyer, in his capacity as trustee
of the Gottesman GLG Trust

/s/ Jeffrey A. Robins

Jeffrey A. Robins, in his capacity as trustee
of the Roman GLG Trust

G&S TRUSTEES LIMITED, IN ITS
CAPACITY AS TRUSTEE OF THE
LAGRANGE GLG TRUST

By:	/s/ Nigel Bentley

Name: Nigel Bentley
Title: Director

ABACUS (C.I.) LIMITED, IN ITS
CAPACITY AS TRUSTEE OF THE
GREEN GLG TRUST

By:	/s/ Phil Le Vesconte

Name: Phil Le Vesconte
Title: Director

LAVENDER HEIGHTS CAPITAL LP

By:	/s/ Leslie J. Schreyer

Name: Leslie J. Schreyer
Title: Director

OGIER FIDUCIARY SERVICES
(CAYMAN) LIMITED, IN ITS CAPACITY
AS TRUSTEE OF THE GREEN HILL TRUST

By:	/s/ Anne-Marie Adlam

Name: Anne-Marie Adlam
Title: Attorney-in-fact

SAGE SUMMIT LP

By:	/s/ Leslie J. Schreyer

Name: Leslie J. Schreyer
Title: Director

OGIER FIDUCIARY SERVICES
(CAYMAN) LIMITED, IN ITS CAPACITY
AS TRUSTEE OF THE BLUE HILL TRUST

By:	/s/ Anne-Marie Adlam

Name: Anne-Marie Adlam
Title: Attorney-in-fact

Exhibit A
Definitions
          1.1 Defined Terms. The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):
          “Acquired Companies” means GPAM, GPCL, the GPS Holding Companies and the GPLP Holding Companies, individually and collectively.
          “Acquisition Sub 1 Exchangeable Shares” means the Ordinary Shares of Acquisition Sub 1 which are exchangeable for Freedom Common Stock pursuant to the Shares Exchange Agreement.
          “Action” means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity.
          “Adjustment Date” has the meaning set forth in Section 2.2(e).
          “Affiliate” means (a) with respect to a particular individual: (i) each member of such individual’s Family (as defined below in this definition); (ii) any Person (as defined below in this definition) that is directly or indirectly controlled (as defined below in this definition) by such individual or one or more members of such individual’s Family; and (iii) any Person with respect to which such individual or one or more members of such individual’s Family currently serves or has previously served as a director, officer, employee, partner, member, manager, executor, or trustee (or in a similar capacity).
          (b) with respect to a specified Person other than an individual, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.
          For purposes of this definition, (a) “control” of a Person will mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by Contract or otherwise; and (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is a child, sibling or parent of the individual or the individual’s spouse, and (iv) any other natural person who resides with such individual.
          “Aggregate Purchase Price” has the meaning set forth in Section 2.1(b).

          “Agreement” means this Purchase Agreement, as the same may be amended, modified or supplemented from time to time in accordance with its terms.
          “Albacrest” means Albacrest Corporation, a British Virgin Islands company.
          “Applicable Percentage” has the meaning set forth in Section 2.2(f).
          “AUM” means assets under management.
          “Authorized Agent” has the meaning set forth in Section 9.9(a).
          “Baseline Amount” has the meaning set forth in Section 2.2(d).
          “Betapoint” means Betapoint Corporation, a British Virgin Islands company.
          “Business” means the business and operations of the Companies as conducted on the date hereof.
          “Business Day” means a day on which banks and stock exchanges are open for business in London and New York (excluding Saturdays, Sundays and public holidays).
          “Business Intellectual Property” means intellectual property, trademarks, service marks, trade names, know-how, trade secrets, copyrights and similar intellectual property rights used or required to conduct the Business in the Ordinary Course of Business.
          “Buyer Group” means Freedom, Acquisition Sub 1, Acquisition Sub 2 and Acquisition Sub 3, individually and collectively.
          “Buyer Representative” has the meaning set forth in the preamble of this Agreement.
          “Buyers” has the meaning set forth in the preliminary statements of this Agreement.
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
          “Claim” means a written notice, asserting a breach of representation or warranty, covenant, agreement or other obligation contained in this Agreement or in any other Transaction Document, or any claim for indemnification or tax gross up pursuant to this Agreement.

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          “Claim Threshold” means the greater of (x) $60,000,000 and (y) 2% of the fair market value of Freedom immediately after the Closing based on its market capitalization using the closing price of the Freedom Common Stock on the Closing Date (not to exceed $100,000,000).
          “Closing” has the meaning set forth in Section 2.6(a).
          “Closing Date” means the date and time when the Closing occurs.
          “Closing Date Schedule Supplement” has the meaning set forth in Section 9.10(b).
          “Closing Net Cash Statement” has the meaning set forth in Section 2.3(a).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Collateral Agent” means the financial institution selected by Sellers’ Representative to act as custodian of funds deposited to secure payments of Loan Notes.
          “Commitment Letters” has the meaning set forth in Section 5.21.
          “Companies” means the Acquired Companies, GPLP, GPS, Laurel Heights , GLG Partners International (Cayman) Limited, a Cayman Islands company, GLG Partners Corp., a Cayman Islands company and Lavender Heights, individually and collectively.
          “Confidentiality Agreement” means the Confidentiality Agreement [March 9, 2007] by and between the Companies and Freedom.
          “Consents” means all consents, waivers, approvals, requirements, allowances, novations, authorizations, declarations, filings, registrations and notifications.
          “Contract” means, with respect to any Person, all agreements, contracts, obligations, commitments and arrangements (whether written or oral) (a) to which such Person is a party; (b) under which such Person has any rights; (c) under which such Person has any Liability; or (d) by which such Person, or any of the assets or properties owned or used by such Person, is bound, including, in each case, all amendments, modifications and supplements thereto.
          “Credit Agreement” means the credit agreement (or similar agreement) to be entered into by Freedom pursuant to the Commitment Letters, or such other debt or equity financing facility as may be approved prior to the Closing Date by Freedom and Sellers’ Representative (such approval not to be unreasonably withheld, conditioned or delayed).

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          “Damages” means all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments (including incidental and consequential damages), expenses (including reasonable costs of investigation and defense and reasonable fees and expenses of legal counsel, accountants and other professional advisors), actions, causes of action, assessments, judgments, amounts paid in settlement or diminutions in value, whether or not involving a Third-Party Claim. For the avoidance of doubt, “Damages” shall include income Taxes for the purposes of Section 8.2(d).
          “Deficit Net Cash Amount” has the meaning set forth in Section 2.2(b).
          “Delivery Date” means the date on which the Closing Net Cash Statement is delivered to Sellers’ Representative as provided in Section 2.3.
          “Designated Representations” means the GLG Designated Representations and the Freedom Designated Representations, individually or collectively.
          “Designated Seller” means Lehman, Jonathan Green, Abacus (C.I.) Limited, IFS V Limited, if it buys Purchased Shares in accordance with Section 9.19 and FARAMIR Beteiligungs und Verwaltungs GmbH, if it buys Purchased Shares in accordance with Section 9.19, individually and collectively.
          “Designated Shares” means the Purchased Shares issued by Knox Pines and Liberty Peak.
          “DGCL” means the General Corporation Law of the State of Delaware.
          “Disclosure Statement” means the Disclosure Statement dated as of the date hereof as it may be amended or supplemented pursuant to Section 9.10.
          “Environmental Laws” means any and all applicable Laws and Permits issued, promulgated or entered into by any Governmental Entity relating to the environment, the protection or preservation of human health or safety, including the health and safety of employees, the preservation or reclamation of natural resources, or the treatment, storage, disposal, management, Release or threatened Release of Hazardous Materials, in each case as in effect on the date hereof and as may be issued, promulgated or amended from time to time.
          “Equity Securities” means, with respect to any Person, any of its capital stock, partnership interests (general or limited), limited liability company interests, trust interests or other securities which entitle the holder thereof to participate in the earnings of such Person or to receive dividends or distributions on liquidation, winding up or

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dissolution of such Person, or to vote for the election of directors or other management of such Person, or to exercise other rights generally afforded to stockholders of a corporation.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any Person, trade or business that, together with any Seller, is or was treated as a single-employer within the meaning of Section 414(b) or (c) of the Code or Section 4001(b) of ERISA.
          “Excess Net Cash Amount” has the meaning set forth in Section 2.2(a).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Exchangeable Securities” means the Class B Non-Voting Ordinary Shares of Acquisition Sub 2 which are exchangeable for common stock of Freedom.
          “Exchangeable Securities Holder Agreement” means the agreement by and among Freedom, Acquisition Sub 2, Noam Gottesman and other holders of Exchangeable Securities that become parties thereto.
          “Freedom Capital Stock” means the Equity Securities of Freedom described in the Disclosure Statement.
          “Freedom Class A Stock” means the Series A Voting Preferred Stock, $0.0001 par value per share, of Freedom.
          “Freedom Common Stock” means the common stock, $0.0001 par value per share, of Freedom after giving effect to the amendment of Freedom’s Certificate of Incorporation as provided in the Proxy Statement.
          “Freedom Designated Representations” means each of the following representations and warranties: (i) the first four sentences of Section 5.1(a); (ii) Section 5.2; (iii) Section 5.3 and (v) Section 5.7.
          “Freedom Exchange Shares” means the Freedom Common Stock to be issued in exchange for the Exchangeable Securities.
          “Freedom Founders’ Agreement” means the Founders Agreement dated June 22, 2007 among the Sellers’ Representative, Noam Gottesman, Pierre Lagrange, Emmanuel Roman, Leslie J. Schreyer, in his capacity as trustee of the Gottesman GLG Trust, Jeffrey A. Robins, in his capacity as trustee of the Roman GLG Trust, G&S

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Trustees Limited, in its capacity as trustee of the Lagrange GLG Trust, and Berggruen Freedom Holdings Ltd. and Marlin Equities II, LLC.
     “Freedom Indemnified Parties” means Freedom, Buyers, Buyers’ Representative and the Affiliates and Representatives of Freedom, Buyers and Buyers Representative.
     “Freedom Insurance Policies” has the meaning set forth in Section 5.18(a).
     “Freedom Material Adverse Effect” means any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Freedom Material Adverse Effect, has or is reasonably likely to have a material adverse effect on (x) the ability of the Buyer Group to perform any material obligations under any of the Transaction Documents or (y) the ability of the Buyer Group to consummate the Transaction in accordance with the Transaction Documents or (z) the business, operations, financial condition or results of operations of Freedom and its Subsidiaries, taken as a whole; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating, to or arising out of the following shall be deemed to be or constitute a Freedom Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Freedom Material Adverse Effect has occurred or may, would or could occur: (i) economic, financial or political conditions in any jurisdiction in which Freedom has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on Freedom and its Subsidiaries; (ii) conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on Freedom and its Subsidiaries; (iii) the announcement or pendency of this Agreement and the Transaction; (iv) changes in Law or GAAP (or any interpretations of GAAP) applicable to Freedom or any of its Subsidiaries; or (v) compliance by Freedom and its Subsidiaries with the express terms of this Agreement or the failure by Freedom or any of its Subsidiaries to take any action that is prohibited by this Agreement.
     “Freedom Material Contracts” has the meaning set forth in Section 5.12(a).
     “Freedom Permits” has the meaning set forth in Section 5.16.

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     “Freedom Plan” means the LTIP.
     “Freedom SEC Reports” has the meaning set forth in Section 5.19.
     “Freedom Stockholders” means holders of Freedom Common Stock.
     “Freedom Stockholders’ Meeting” has the meaning set forth in Section 6.2(b).
     “Freedom Units” means the Units of Freedom Common Stock and Freedom Warrants referred to in Freedom’s Securities Act Registration Statement 333-136248 and 333-139593.
     “Freedom Warrants” means warrants to purchase shares of Freedom Common Stock issued by Freedom as set forth in Schedule 1.1.
     “Final Closing Net Cash Statement” has the meaning set forth in Section 2.3(b).
     “Final Order” means a final order of a court of competent jurisdiction, (i) from which there is no right of appeal to a higher court; or (ii) with respect to which either (A) all applicable time periods during which an appeal may be made have expired; or (B) a period of six months has elapsed from the date on which the order which would otherwise be the subject of the appeal was issued and no appeal has been taken, whichever is the earliest to occur.
     “Financing” has the meaning set forth in Section 5.21.
     “FSA” means the Financial Services Authority.
     “FSMA” means the Financial Services and Markets Act 2000.
     “Fund” means any investment fund or other vehicle for collective investment (whether open ended or close ended) including, without limitation, an investment company, a general and limited partnership, a trust, a commingled fund and any such fund or vehicle dedicated to only one investor.
     “GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement.
     “GLG Designated Representations” means each of the following representations and warranties: (i) Section 3.1; (ii) the first sentence of Section 3.2; (iii) Section 3.3; (iv) the first two sentences of Section 4.1; (v) Section 4.3; and (vi) Section 4.6(d).

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     “GLG Financial Statements” has the meaning set forth in Section 4.7(a).
     “GLG Founders’ Agreement” means the Agreement Among Principals and Trustees among Noam Gottesman, Pierre Lagrange, Emmanuel Roman, Leslie J. Schreyer, in his capacity as trustee of the Gottesman GLG Trust, G&S Trustees Limited, in its capacity as trustee of the Lagrange GLG Trust, and Jeffrey A. Robins, in his capacity as trustee of the Roman GLG Trust dated June 22, 2007.
     “GLG Funds” means the Funds listed in Schedule 1.2 and any new Fund for which any of the Companies provides management, investment management, sub management or sub investment management services or acts as operator, manager, investment manager, sub operator, sub manager or sub investment manager.
     “GLG Indemnified Parties” means Sellers’ Representative, each of the Sellers, each of the Companies and the Affiliates and Representatives of Sellers’ Representative, each of the Sellers and each of the Companies.
     “GLG Insurance Policies” has the meaning set forth in Section 4.18(a).
     “GLG Material Adverse Effect” means any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the GLG Material Adverse Effect, has or is reasonably likely to have a material adverse effect on (x) the ability of the Sellers to perform any material obligations under any of the Transaction Documents or (y) the ability of the Sellers to consummate the Transaction in accordance with the Transaction Documents or (z) the business, operations, financial condition or results of operations of the Companies, taken as a whole; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute a GLG Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a GLG Material Adverse Effect has occurred or may, would or could occur: (i) economic, financial or political conditions in any jurisdiction in which the Companies has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Companies; (ii) conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, weather conditions or other force majeure events), to the

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extent that such conditions do not have a disproportionate impact on the Companies; (iii) the announcement or pendency of this Agreement and the Transaction; (iv) changes in Law or GAAP (or any interpretations of GAAP) applicable to the Companies; (v) compliance by the Sellers with the express terms of this Agreement or the failure by the Sellers to take any action that is prohibited by this Agreement.
     “GLG Material Contracts” has the meaning set forth in Section 4.12(a).
     “GLG Permits” has the meaning set forth in Section 4.16.
     “GLG Plans” has the meaning set forth in Section 4.17(b).
     “GLG Shareholders’ Agreement” means the Shareholders’ Agreement among Freedom, the Sellers and the Sellers’ Representative dated June 22, 2007.
     “GLGPL” means GLG Partners Limited, an English Company.
     “GHL” means GLG Holdings Limited, a British Virgin Islands company.
     “Governmental Entity” means, in any jurisdiction, any (i) federal, state, local, foreign or international government; (ii) court, arbitral or other tribunal; (iii) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity); or (iv) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
     “GPAM” means GLG Partners Asset Management Limited, an Irish Company.
     “GPCL” means GLG Partners (Cayman) Limited, a Cayman Islands exempted company.
     “GPLP” means GLG Partners LP, an English limited partnership.
     “GPLP Holding Companies” means GHL, Mount Granite, Liberty Peak, GLGPL and Albacrest, individually and collectively.
     “GPS” means GLG Partners Services LP, a Cayman Islands exempted limited partnership.
     “GPS Holdings Companies” means GPSL, Mount Garnet, Knox Pines and Betapoint individually and collectively.

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     “GPSL” means GLG Partners Services Limited, a Cayman Islands exempted company.
     “Hazardous Materials” means those materials, substances, biogenic materials or wastes that are regulated by, or form the basis of liability under, any Environmental Law, including PCBs, pollutants, solid wastes, explosive, radioactive or regulated materials or substances, hazardous or toxic materials, substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of CERCLA.
     “Hedging Obligations” means, with respect to any Person, (i) any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary; and (ii) any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness” means, with respect to any Person on any date of determination (without duplication):
          (a) the principal of, interest on and premium (if any) in respect of indebtedness of such Person for borrowed money;
          (b) the principal of, interest on and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
          (c) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 90 days of incurrence);
          (d) capitalized lease obligations of such Person;
          (e) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables);

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          (f) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any preferred stock;
          (g) the principal component of all Indebtedness of other Persons secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination; and (b) the amount of such Indebtedness of such other Persons;
          (h) the principal component of Indebtedness of other Persons to the extent guaranteed by such Person;
          (i) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and
          (j) The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.
In addition, “Indebtedness” of any Person includes Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:
(i)	such Indebtedness is the obligation of a partnership or joint venture (a “Joint Venture”) for which such Person is a general partner of the Joint Venture (a “General Partner”); and

(ii)	there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person; and then such Indebtedness shall be included in an amount not to exceed:
(x)	the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person; or

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(y)	if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.
Notwithstanding the foregoing, “Indebtedness” does not include:
          (A) contingent obligations incurred in the ordinary course of business and not in respect of borrowed money;
          (B) deferred or prepaid revenues;
          (C) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller;
          (D) any obligations to make progress or incentive payments or risk money payments under any contract to the extent not overdue by more than 90 days;
          (E) the effects of SFAS No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indebtedness as a result of accounting for any embedded derivatives created by the terms of such Indebtedness;
          (F) advance payments by customers in the ordinary course of business for services or products to be provided or delivered in the future;
          (G) deferred taxes; or
          (H) fixed draws payable to partners associated with Laurel Heights and Lavender Heights.
     “Indemnitee” means any Person seeking indemnification under this Agreement.
     “Indemnitor” means any Person from whom indemnification is sought under this Agreement.
     “Indemnity Amount Payable” means any amount of an Indemnity Claim Amount which has become an Indemnity Amount Payable in accordance with Article VIII, having regard to the limitations on liability set out in Article VIII.
     “Indemnity Claim” means any Claim made for indemnification in accordance

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with Article VIII.
     “Indemnity Claim Amount” means the amount of Damages claimed in any Notice of Claim, which amount, if not finally determined, may be a good faith estimate of the Damages that may be subject to indemnification pursuant to this Agreement.
     “Indemnity Sharing Percentage” means (i) in the case of Lehman, 15.3%; (ii) in the case of Jonathan Green, prior to any sale referred to in Section 9.19, an amount equal to the product of (x) 7.65% multiplied by the percentage of the proceeds of such sale to be received by Jonathan Green, and on and after any sale referred to in Section 9.19, 1.65%; (iii) in the case of Abacus (C.I.) Limited, prior to any sale referred to in Section 9.19, an amount equal to the product of (x) 7.65% multiplied by the percentage of the proceeds of such sale to be received by Abacus (C.I.) Limited, and on and after any sale referred to in Section 9.19, 1.65%; (iv) in the case of IFS V Limited, if it becomes a Designated Seller, 3%; and (v) in the case of FARAMIR Beteiligungs und Verwaltungs GmbH, if it becomes a Designated Seller, 3%.
     “Investment” of a Person means (i) any loan, advance (other than commission, travel and similar advances to officers and employees made in the Ordinary Course of Business), extension of credit (other than accounts receivable arising in the Ordinary Course of Business on terms customary in the trade and loans to employees in the ordinary course of business) or contribution of capital by such Person; (ii) equity securities owned by such Person; (iii) any deposit accounts and certificates of deposit owned by such Person; and (iv) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.
     “Investment Professional” has the meaning set forth in Section 4.17.
     “IRS” means the United States Internal Revenue Service or any other successor agency, and, to the extent relevant, the United States Department of the Treasury.
     “knowledge” means (a) with respect to the Sellers, the knowledge of each of the Persons set forth on Schedule 1.3(a) (i) if any of them is actually aware of such fact or other matter; or (ii) if any of them could be expected to discover or otherwise become aware of such fact or other matter through the diligent exercise of their duties as officers, directors and employees of the Companies; and (b) with respect to the Buyer Group, the knowledge of each of the Persons set forth on Schedule 1.3(b) (i) if any of them is actually aware of such fact or other matter; or (ii) if any of them could be expected to discover or otherwise become aware of such fact or other matter through the diligent exercise of their duties as officers, directors and employees of the Buyer Group.

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     “Knox Pines” means Knox Pines Ltd., a British Virgin Islands company.
     “Laurel Heights” means Laurel Heights LLP, an English limited liability partnership.
     “Lavender Heights” means Lavender Heights LLP, a Delaware limited liability partnership.
     “Laws” means all laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, Orders, Licenses and determinations of all Governmental Entities.
     “Leased Premises” has the meaning set forth in Section 4.11(c).
     “Leases” means all leases, subleases, licenses, rights to occupy or use and other Contracts with respect to real property, including, in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder.
     “Liability” means any and all claims, debts, liabilities, obligations and commitments of whatever nature, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.
     “Liberty Peak” means Liberty Peak Ltd., a British Virgin Islands company.
     “Licenses” means all Consents, licenses, permits, certificates, variances, exemptions, franchises and other approvals or authorizations issued, granted, given, required or otherwise made available by any Governmental Entity.
     “Lien” means any charge, “adverse claim” (as defined in Section 8-102(a)(1) of the Uniform Commercial Code) or other claim, community property interest, condition, equitable interest, lien, encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, defect of title or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
     "LP Interests” means the additional 0.1 fractional limited partnership interests issued to Laurel Heights LLP by GLG Partners LP.
     LP Interest Option Agreement” means the agreement among Laurel Heights

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LLP and Subsidiaries of Freedom relating to the purchase and sale of the LP Interests.
     “Loan Notes” means promissory notes issued by Acquisition Sub 1, each dated the Closing Date, substantially in the form annexed as Exhibit C, approximately completed in accordance with Section 2.1(g).
     “Loan Note Collateral Account” means the account established and maintained by the Collateral Agent to hold, invest and pay the money deposited to secure the payment of the Loan Notes as and when due.
     “LTIP” means the long term incentive program for GLG officers, directors, employees and consultants, having terms and conditions approved by Sellers’ Representative.
     “Managed Accounts” means each of the following:
(i)	CASAM GLG European Equity Market Neutral Fund Limited

(ii)	CASAM GLG European Long-Short Fund Limited

(iii)	The Century Fund SICAV

(iv)	Consumer MAC 92 Limited

(v)	GLG US MAP Fund Limited

(vi)	Lxyor/GLG Japan Alternative Equity Fund Limited

(vii)	Lxyor/GLG Esprit Fund Limited

(viii)	Lxyor/GLG North American Alternative Equity Fund Limited

(ix)	Lxyor/GLG Pan-European Equity Fund Limited

(x)	MAC Pilsudski Fund

(xi)	Merrill Lynch Global Selects Portfolios Plc – the European Large Cap Core Portfolio II

(xii)	Norges Bank

(xiii)	Orchestra Sub-Funds SPC – the GLG European Shares I Segregated Portfolio (also known as the Class B Segregated Portfolio)

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(xiv)	Pléaide SICAV – Pléaide Actions Amérique du Nord

(xv)	Lxyor GLG Long-Short Diversified Fund

(xvi)	Xanthos (SPC) – the GLG Segregated Portfolio I
     “Material Contract” means:
     (a) with respect to any of the Companies:
          (i) all Contracts for the lease (whether as lessor or lessee) of personal property to or from the Companies which provide for lease payments in excess of $500,000 during any year;
          (ii) all Contracts for the purchase or sale of property, or for the furnishing or receipt of services, including customer, supply or consulting Contracts, which provide for payments to or from the Companies of $500,000 during any year or more, excluding (x) distribution or other agreements relating to fee rebates for investors in GLG Funds and (y) employment and consulting agreements with Persons (including Persons that are members, partners or holders of other interests in Laurel Heights, Sage Summit LP, Albacrest, Lavender Heights, Green Hill Summit Ltd., Betapoint and Saffron Woods Corporation) regularly employed (either as employees or consultants) by any of the Companies in the Ordinary Course of Business and (z) investment management, management and distribution agreements in the Ordinary Course of Business;
          (iii) all Contracts concerning a partnership, joint venture, joint development or other cooperation arrangement, other than Contracts solely between or among the Companies;
          (iv) all Contracts with any Governmental Entity;
          (v) all Contracts relating to or evidencing Indebtedness of the Companies (or the creation, incurrence, assumption, securing or guarantee thereof);
          (vi) all Contracts that create, establish or define the terms and conditions of, govern the transfer, voting, economic or other rights of holders of, or otherwise relate to Equity Securities issued by any of the Companies, including the Organizational Documents of the Companies;
          (vii) all Contracts under which (A) any Person has directly or indirectly guaranteed any Liabilities of the Companies or (B) the Companies have

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directly or indirectly guaranteed any Liabilities of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);
          (viii) all Contracts under which the Companies have directly or indirectly made any advance, loan, extension of credit or capital contribution to, or other Investment in, any Person (other than (x) another of the Companies and (y) investment in GLG Funds of less than $100,000), including employees, or which involve a sharing of profits, losses, costs or Liabilities by the Companies with any other Person (other than another of the Companies);
          (ix) all Contracts providing for or granting a Lien upon any assets or properties of the Companies;
          (x) all Contracts providing for indemnification of any Person with respect to Liabilities relating to any current or former business of the Companies or any predecessor Person (other than customary indemnification provisions contained in Contracts with (x) customers or suppliers in the Ordinary Course of Business) and (y) Persons (including Persons that are members, partners or holders of other interests in Laurel Heights, Sage Summit LP, Albacrest, Lavender Heights, Green Hill Summit Ltd., Betapoint and Saffron Woods Corporation) regularly employed (either as employees or consultants by any of the Companies in the Ordinary Course of Business);
          (xi) all Contracts (a) which (i) provide for the payment of performance, management or transaction fees to any of the Companies for investment management services provided to investment funds and managed accounts managed by any of the Companies and (ii) resulted in payments of such fees to the Companies, in respect of any such Contract, in excess of $1,000,000 in the aggregate during the 12 month period ended December 31, 2006 and (b) are with any GLG Funds or are Fund management agreements;
          (xii) all Contracts providing for or containing confidentiality and non-disclosure obligations (other than (A) standard non-disclosure forms signed by employees generally, copies of which have been provided to Buyers, (B) customary confidentiality or non-disclosure provisions contained in Contracts with customers or suppliers in the Ordinary Course of Business, (C) customary confidentiality agreements with trading counterparties, clients of GLG and GLG Funds, and (D) with respect to any sale, recapitalization, initial public offer of securities, financing or similar transaction of, by or with respect to any of the Companies, including the Transaction);

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          (xiii) all Contracts for the purchase or sale of any business, corporation, partnership, joint venture, association or other business organization or any division, material assets, operating unit or product line thereof;
          (xiv) all Contracts which limit or purport to limit the ability of any of the Companies to compete in any line of business or with any Person or in any geographic area or which limit or purport to limit or restrict the ability of any of the Companies with respect to the development, marketing, sale or distribution of, or other rights with respect to, any products or services;
          (xv) all Contracts containing any restrictions with respect to payment of dividends or any other distributions in respect of the capital stock or Equity Securities of the Companies;
          (xvi) the lease for the Seller Leased Premises referred to in item 4.11(c) of the Disclosure Statement; and
          (xvii) all Contracts which are otherwise material to the Companies which are not described in any of the categories specified above.
     (b) with respect to Freedom or any of its Subsidiaries:
          (i) any “material contact” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC;
          (ii) all Contracts for the lease (whether as lessor or lessee) of personal property to or from the Buyer Group which provide for lease payments in excess of $50,000 during any year;
          (iii) all Contracts for the purchase or sale of property, or for the furnishing or receipt of services, including customer, supply or consulting Contracts, which provide for payments to or from the Buyer Group of $50,000 during any year or more;
          (iv) all Contracts concerning a partnership, joint venture, joint development or other cooperation arrangement, other than Contracts solely between or among the Buyer Group;
          (v) all Contracts with any Governmental Entity;
          (vi) all Contracts relating to or evidencing Indebtedness of the Buyer Group (or the creation, incurrence, assumption, securing or guarantee thereof);

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          (vii) all Contracts that create, establish or define the terms and conditions of, govern the transfer, voting, economic or other rights of holders of, or otherwise relate to Equity Securities issued by any of the Buyer Group, including the Organizational Documents of the Buyer Group;
          (viii) all Contracts under which (A) any Person has directly or indirectly guaranteed any Liabilities of the Buyer Group or (B) the Buyer Group have directly or indirectly guaranteed any Liabilities of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);
          (ix) all Contracts under which the Buyer Group has directly or indirectly made any advance, loan, extension of credit or capital contribution to, or other Investment in, any Person (other than another of the Buyer Group), including employees, or which involve a sharing of profits, losses, costs or Liabilities by the Buyer Group with any other Person (other than another of the Buyer Group);
          (x) all Contracts providing for or granting a Lien upon any assets or properties of the Buyer Group;
          (xi) all Contracts providing for indemnification of any Person with respect to Liabilities relating to any current or former business of the Buyer Group or any predecessor Person (other than customary indemnification provisions contained in Contracts with customers or suppliers that are disclosed under clause (ii) above);
          (xii) all Contracts providing for or containing confidentiality and non-disclosure obligations (other than (A) standard non-disclosure forms signed by employees generally, copies of which have been provided to Buyers and (B) customary confidentiality or non-disclosure provisions contained in Contracts with customers or suppliers that are disclosed under clause (ii) above);
          (xiii) all Contracts for the purchase or sale of any business, corporation, partnership, joint venture, association or other business organization or any division, material assets, operating unit or product line thereof;
          (xiv) all Contracts which limit or purport to limit the ability of any of the Buyer Group to compete in any line of business or with any Person or in any geographic area or which limit or purport to limit or restrict the ability of any of the Buyer Group with respect to the development, marketing, sale or distribution of, or other rights with respect to, any products or services;

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          (xv) all Contracts containing any restrictions with respect to payment of dividends or any other distributions in respect of the capital stock or Equity Securities of the Buyer Group; and
          (xvi) all Contracts which are otherwise material to the Buyer Group which are not described in any of the categories specified above.
     “Mount Garnet” means Mount Garnet Limited, a British Virgin Islands company.
     “Mount Granite” means Mount Granite Limited, a British Virgin Islands company.
     “Net Cash Amount” means an amount, in dollars, computed in accordance with Schedule 2.2(c).
     “Notice of Claim” means a written notice of a claim for indemnification pursuant to this Agreement that (1) sets forth in reasonable detail (to the extent reasonably practicable) the basis for such claim; (2) sets forth the Indemnity Claim Amount; and (3) sets forth the name of any Person against whom the claim is being made.
     “Notice of Disagreement” has the meaning set forth in Section 2.2(b).
     “Order” means any award, decision, stipulation, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made, or rendered by any Governmental Entity.
     “Ordinary Course of Business” means any action taken by a Person that is: (a) consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and (c) similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority) in the ordinary course of the normal day-to-day operations of the other Persons that are in the same line of business as such Person.
     “Organizational Documents” means, with respect to any Person, its certificate or articles of incorporation, its by-laws, its memorandum and articles of association, its limited liability company agreement or operating agreement, its certificate of formation, its partnership or limited partnership agreement, its trust indenture or agreement or other documentation governing the organization or formation of such

20

Person, but not any shareholder, registration rights, subscription or other Contract to which such Person may become a party after its formation or organization.
     “Other Filings” has the meaning set forth in Section 6.2(a).
     “Parties” has the meaning set forth in the Preliminary Statements.
     “Permits” means all Consents, licenses, permits, certificates, variances, exemptions, franchises and other approvals issued, granted, given, required or otherwise made available by any Governmental Entity.
     “Permitted Liens” means, with respect to any Person, Liens for (a) Taxes, assessments and other governmental charges, if such Taxes, assessments or charges shall not be due and payable or which the Person is contesting in good faith and for which adequate reserves have been established; and (b) inchoate workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business consistent with past practices in respect of obligations which are not overdue, minor title defects and recorded easements, which workmen’s, repairmen’s or other similar Liens, minor title defects and recorded easements do not, individually or in the aggregate, impair the continued use, occupancy, value or marketability of title of the property to which they relate or the Business, assuming that the property is used on substantially the same basis as such property is currently being used by the Companies.
     “Permitted Transfer Restrictions” means restrictions on transfer of Equity Securities or other securities under (i) the Securities Act of 1933, FSMA and any other Law that may apply to a transfer of securities contemplated by this Agreement and (ii) the Organizational Documents of the Companies, Freedom, Acquisition Sub 1, Acquisition Sub 2 and Acquisition Sub 3.
     “Person” means any individual, sole proprietorship, firm, corporation (including any non-profit corporation and public benefit corporation), general or limited partnership, limited liability partnership, joint venture, limited liability company, estate, trust, association, organization, labor union, institution, entity or Governmental Entity, including any successor (by merger or otherwise) of such entity.
     “Plan” means, with respect to any Person, each pension, retirement, savings, money purchase, profit sharing, deferred compensation, medical, vision, dental, hospitalization, prescription drug and other health plan, cafeteria, flexible benefits, short-term and long-term disability, accident and life insurance plan, bonus, stock option, stock purchase, stock appreciation, phantom stock, incentive and special compensation and other plan and each other employee or fringe benefit plan, program or Contract to which such Person contributes or is required to contribute or has any Liability, or which such

21

Person sponsors, maintains or administers or which is otherwise applicable to employees or categories of employees of such Person, whether written or oral and whether direct or indirect.
     “Proxy Confirmation” has the meaning set forth in Section 6.2(e).
     “Proxy Statement” means the proxy statement Freedom sends to the Freedom Stockholders for purposes of soliciting proxies for the Freedom Stockholders’ Meeting, as provided in Section 6.2.
     “Purchased Shares” means the Equity Securities set forth in Schedule 1.4.
     “Release” has the meaning set forth in Section 101(22) of CERCLA.
     “Reorganization” means the reorganization of the Companies as set forth in Schedule 1.5.
     “Representatives” means, with respect to any Person, such Person’s Affiliates, directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.
     “Requisite Stockholder Approval” means the approval of the Transaction and all other matters submitted to the Freedom Stockholders in the Proxy Statement by the Freedom Stockholders holding the number of shares of Freedom Common Stock required under the DGCL and Freedom’s Organizational Documents to authorize and approve such matters; provided that 19.99% or less of the shares of Freedom common stock that were issued in Freedom’s initial public offering vote against the Transaction and elect redemption of their shares.
     “Saffron Woods” means Saffron Woods Corporation, a British Virgin Islands company.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Sellers” has the meaning set forth in the preamble to this Agreement, subject to the qualification set forth in 9.20.
     “Sellers’ Agreements” means (i) the GLG Founders’ Agreement; (ii) the GLG

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Shareholders’ Agreement, (iii) the GLG Indemnification, Contribution and Security Agreement and (iv) the GLG Voting Agreement individually and collectively.
     “Shares Exchange Agreement” means the agreement by and among Freedom and the holders of Exchangeable Shares.
     “Sellers’ Representative” has the meaning set forth in the preamble to this Agreement.
     “Subsidiary” means any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of the Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member or general partner of such limited liability company, partnership, association or other business entity.
     “Support Agreement” means the support agreement between Freedom, and Acquisition Sub 2, dated as of the Closing Date, in form and substance satisfactory to Sellers’ Representative.
     “Taxes” or “Tax” means all federal, national, state, province, local and foreign taxes, charges, duties, fees, levies or other assessments, including without limitation income, excise, property, sales, use, gross receipts, recording, insurance, value added, profits, license, withholding, payroll, employment, capital stock, customs duties, net worth, windfall profits, capital gains, transfer, registration, estimated, stamp, social security, environmental, occupation, franchise or other taxes of any kind whatsoever, imposed by any Governmental Entity, and all interest, additions to tax penalties and other similar amounts imposed thereon.
     “Tax Return” means, with respect to any Person, all federal, national, state, province, local and foreign Tax returns, reports, declarations, statements and other documentation, including any schedule or attachment thereto, required to be filed by or on behalf of such Person (or any predecessor) or any consolidated, combined, affiliated

23

or unitary group of which such Person is or has been a member (but only with respect to taxable periods during which such Person is a member thereof).
     “Termination Date” means December 31, 2007, as such date may be extended pursuant to Section 6.13(b).
     “Third-Party Claim” has the meaning set forth in Section 8.4(a).
     “Transaction” means the transactions contemplated by the Transaction Documents.
     “Transaction Documents” means this Agreement, the Support Agreement, the Freedom Founders’ Agreement, the Freedom Common Stock, the Freedom Exchange Shares, the Exchangeable Securities, the certificate of designation of the Freedom Class A Stock, the Acquisition Sub 1 Exchangeable Shares, the Loan Notes, the Exchangeable Securities Holder Agreement, the Shares Exchange Agreement, the Proxy Confirmation and all other instruments, certificates and documents expressly required to be delivered by Freedom, Buyers, Buyers’ Representative, any Seller or Sellers’ Representative pursuant to this Agreement or any other Transaction Document.
     “Transaction Expenses” means, with respect to any Person, (i) any and all fees and out-of-pocket costs and expenses of such Person and any counsel, accountants, investment bankers and other professional advisors engaged by such Person, in connection with the Transaction; (ii) any Liability of such Person for payments to any other Person to obtain any consent, release, approval, waiver or other authorization required in order to consummate the Transaction; (iii) any commitment, underwriting, arrangement or other fee payable pursuant to the Credit Agreement, the Commitment Letters or otherwise for financing to fund the cash portion of the Aggregate Purchase Price; and (iv) any filing fee payable under the HSR Act or other antitrust or competition law for any report or other filing required to be made in connection with the Transaction.
     “Trustee Party” has the meaning set forth in Section 9.16.
     “UK Shares” means the Purchased Shares issued by GPAM, GLGPL, GHL, Mount Granite and Albacrest.
     “Unaffiliated Firm” means such internationally recognized firm of accountants as Buyers Representative and the Sellers’ Representative may agree upon in writing.
     1.2 Rules of Construction. The following rules shall apply to the interpretation of this Agreement:

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     (a) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
     (b) Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall be deemed to refer to any such Law as amended and in effect at any time.
     (c) For the purposes of this Agreement and the Schedules and Exhibits to this Agreement, (i) words in the singular will include the plural and vice versa and words of one gender will include the other gender as the context requires, (ii) the terms “hereof”, “herein”, and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word “including” and words of similar import will mean “including, without limitation”, unless otherwise specified, (iv) the word “or” will not be exclusive, (v) the phrase “made available” will mean that the information referred to has been made available if requested by the Party to whom such information is to be made available, and (vi) any accounting term will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations will be made, unless otherwise specifically provided herein, in accordance with GAAP consistently applied, and all references to GAAP, unless otherwise specifically provided herein, will be to United States GAAP.
     (d) Capitalized terms used in the other Transaction Documents but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.
     (e) A “breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any Transaction Document will be deemed to have occurred if there is or has been any inaccuracy in or breach of or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.
     (f) The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered Articles and Sections are to Articles and Sections of this Agreement and all references herein to Exhibits are to Exhibits to this Agreement.

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     (g) Unless otherwise specified, all references contained in this Agreement or in any Transaction Document to dollars or “$” will mean United States Dollars.
     (h) Unless otherwise specified, all references to a Contract will include that Contract as it may be amended, modified, supplemented, waived or otherwise in effect from time to time.

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